UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

FORTIVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2025

Proxy

Statement

and Notice of Annual

Meeting of Shareholders

We compete for

shareholders.

We believe in prioritizing

trust, sustainability, and positive

impact to create long-term value

for all of our stakeholders, including

our shareholders, our employees, our

customers and our communities.

Customer success inspires our innovation.

We believe our most important breakthroughs are the ones that help our customers succeed, and we strive

to break down barriers and forge new

paths to world-changing innovations

to move our customers forward.

Kaizen is our way of life.

We know we can always

do and be better. Our

commitment to continuous

improvement, grounded in

our Fortive Business System

Inspires us to approach our

work with curiosity. We are

always growing and learning.

We build extraordinary teams for extraordinary results.

We believe we are more together, and we
all have something unique to offer as we
come together to solve problems no
one could solve alone, committed
to a strong and inclusive culture.

Our Values

Extraordinary Teams
Customer Success
Shareholders
Kaizen
Quality
Delivery
Cost
Innovation

FORTIVE CORPORATION

6920 Seaway Blvd

Everett, WA 98203

Notice of 2025 Annual Meeting of Shareholders

ITEMS OF BUSINESS	BOARD RECOMMENDATION	PAGE

When:

June 3, 2025 at

3:00 p.m., PDT.

Items of Business:

5 proposals as listed here

Date of Mailing:

The date of mailing of this

Proxy Statement is on or

about April 21, 2025.

Who Can Vote:

Shareholders of Fortive’s

common stock at the

close of business on

April 7, 2025.

Virtual-Only Meeting:

The 2025 Annual Meeting

of Shareholders will be

held in a virtual-only

meeting format.

Where:

www.virtualshareholder

meeting.com/FTV2025

1. To elect the nine director nominees named in the Proxy Statement, each for a one-year term expiring at the 2026 annual meeting and until his or her respective successor is duly elected and qualified.	FOR	9
2. To approve on an advisory basis Fortive’s named executive officer compensation.	FOR	42
3. To approve the amendment and restatement of the 2016 Stock Incentive Plan to extend the term of the plan.	FOR	85
4. To ratify the appointment of Ernst & Young LLP as Fortive’s independent registered public accounting firm for the year ending December 31, 2025.	FOR	93
5. To act upon a shareholder proposal regarding special shareholder meetings.	AGAINST	96

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Most shareholders have a choice of voting in advance over the Internet, by telephone or by using a traditional proxy card or voting instruction form. You may also vote during the annual meeting by following the instructions available on the meeting website during the meeting. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

The rules and procedures applicable to the 2025 Annual Meeting, together with a list of shareholders of record for inspection for any legally valid purpose, will be available at the 2025 Annual Meeting for shareholders of record at www.virtualshareholdermeeting.com/FTV2025. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit questions and receive technical support during the virtual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON June 3, 2025:

The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and the Annual Report are available at: http://www.proxyvote.com.

By Order of the Board of Directors,

Daniel B. Kim

Secretary

April 21, 2025

Table of Contents

Proxy Summary	2	Proposal 2: Advisory Vote on Executive Compensation	42
About Fortive	2
Fortive Business System	2	Compensation Discussion and Analysis	43
Financial Performance Highlights	2	What Guides Our Program	49
Separation	3	2024 Executive Compensation in Detail	55
Proxy Voting Roadmap	4	Other Practices, Policies & Guidelines	66
Proposal 1: Election of Directors	9	Compensation Committee Report	71
Directors	10	Executive Compensation Tables	72
Overview of Director Nominees	10	Pay Ratio Disclosure	80
Director Nominees	12	Pay vs. Performance	81
Corporate Governance	17	Equity Compensation Plan Information	84
Corporate Governance Overview	17	Proposal 3: approval of the amendment and restatement of the 2016 Stock Incentive Plan to extend the term of the plan	85
Corporate Governance Guidelines, Committee	18
Charters and Code of Conduct
Board Leadership Structure	18	Proposal 4: Ratification of Independent Registered Public Accounting Firm	93
Risk Oversight	19
Director Independence	22	Audit Committee Matters	94
Board of Directors and Committees of the Board	23	Audit Committee Report	95
Director Nomination Process	28	Proposal 5: shareholder proposal regarding special shareholder meetings	96
Shareholder Engagement	31
Sustainability	33	Additional Information	99
Our Commitment to Sustainability	33	Annual Meeting Participation	99
Innovate for Impact	33	Outstanding Stock and Voting Rights	100
Empower Inclusive Teams	34	Voting Requirements with Respect to Each of the	101
Protect the Planet	34	Proposals Described in this Proxy Statement
Work & Source Responsibly	35	Ownership of Our Stock	104
Operate with Principle	35	Other Matters	106
Data Privacy	36	Shareholder Proposals for Next Year’s	106
ESG Governance	36	Annual Meeting
Human Capital Management	37	Appendix A Non-GAAP Financial Measures	A-1
Inclusive Growth Culture	37	Appendix B Amended and Restated Fortive Corporation Stock Incentive Plan	B-1
Business, Career Development, and Reward Systems	37

Employee Experience and Communication	38
Certain Relationships and Related Transactions	39
Director Compensation	40

About Fortive

Our Company

Fortive Corporation (“Fortive”) is a provider of essential technologies for connected workflow solutions across a range of attractive end markets. Our strategic segments—Intelligent Operating Solutions, Precision Technologies, and Advanced Healthcare Solutions—include well-known brands with leading positions in their markets. Our businesses design, develop, manufacture, and service professional and engineered products, software, and services, building upon leading brand names, innovative technologies, and significant market positions. We are headquartered in Everett, Washington and have a workforce of more than 18,000 research and development, manufacturing, sales, distribution, service, and administrative professionals in more than 50 countries around the world.

Fortive Business System

Our teams across our operating companies are united by our culture of continuous improvement – characterized by the high expectations, inclusion, humility, and transparency embodied in the Fortive Business System (“FBS”). This cultural foundation is reinforced by the rigor of our disciplined operating cadence. FBS enables us to operate our businesses with a focus on relentless execution, powered by our mindset and a set of tools consistently applied across our portfolio. We are committed to delivering on our financial commitments and engaging our leaders and teams to accelerate and sustain progress in every aspect of the business, including new product development and commercialization, sales and marketing, finance, human capital management, and sustainability. We are continually evolving FBS to meet the changing needs of our portfolio and incorporating new technology enablers, like artificial intelligence and machine learning, to drive faster growth, more productivity, and greater impact. The execution of our disciplined acquisition strategy is strengthened by the value FBS creates and is a critical component of how we achieve sustained results over time.

Financial Performance Highlights*

* Adjusted EPS and Free Cash Flow are non-GAAP financial measures. For the definition of these non-GAAP financial measures and the reconciliation of such measures to the corresponding GAAP measures, please refer to “Non-GAAP Financial Measures” in Appendix A.

2 FORTIVE CORPORATION 2025 PROXY STATEMENT

Separation

On September 4, 2024, we announced our intention to separate the Precision Technologies segment business into a publicly traded company (the “Separation”). The Separation will create (i) a technology solutions company, retaining the Fortive name, with a portfolio of the brands currently operating under Fortive’s Intelligent Operating Solutions and Advanced Healthcare Solutions business segments, focused on resilient, high-quality recurring growth by delivering productivity and safety to customers, and (ii) a global technology company, named Ralliant, consisting of our brands currently operating under the Precision Technologies segment with a focus on precision instruments and highly engineered products essential for breakthrough innovation and aligned to powerful secular trends.

Sustainability Strategic Pillars

FORTIVE CORPORATION 2025 PROXY STATEMENT 3

Proxy Voting Roadmap

PROPOSAL 1: Election of Directors (page 9) >

Overview of Director Nominees

Our nine director nominees are comprised of current directors with a broad range of skills, background, and experience, which the Board of Directors (“Board”) believes contributes to the effective oversight of the Company. Additional details on board membership criteria are set forth on page 28 under “Corporate Governance – Director Nomination Process.”

	Eric Branderiz	Daniel Comas	Sharmistha Dubey	Rejji Hayes	Wright Lassiter	James Lico	Kate Mitchell	Gregory Moore	Jeannine Sargent

Skills and Attributes
Global Experience
Senior Executive Leadership Experience
Relevant Industry Experience
Sustainability Experience
Technology Management Experience
Cybersecurity Experience
Financial Literacy or Public Accounting Experience
Human Capital Management Experience
Mergers and Acquisition Experience
Public Company Board Experience
Legal and Corporate Governance Experience
Capital Markets and Corporate Finance Experience
Operational and Risk Management Experience
Indicates Experienced Indicates Expertise

4 FORTIVE CORPORATION 2025 PROXY STATEMENT

PROPOSAL 2: Advisory Vote on Executive Compensation (page 42) >

2024 Compensation Mix (At Target)1

Our 2024 executive compensation program aligned compensation with the creation of long-term value for our shareholders. As shown below, the significant majority of our 2024 executive compensation was performance-based (including compensation that was dependent on performance of our stock price).

(1)
Compensation reflects target grant values and may differ from values disclosed in the Summary Compensation Table. Percentages are rounded to the nearest whole number.

FORTIVE CORPORATION 2025 PROXY STATEMENT 5

PROPOSAL 3: approval of the amendment and restatement of the 2016 Stock Incentive Plan to extend the term of the plan (page 85) >

The Board is seeking shareholder approval of the Amended and Restated Fortive Corporation 2016 Stock Incentive Plan (the “Restated Plan”) to extend the term of the plan.

Fortive currently maintains the Fortive Corporation 2016 Stock Incentive Plan, as amended and restated (the “2016 Plan”), which our shareholders approved at the 2018 Annual Meeting of Shareholders. The 2016 Plan allows Fortive to issue equity awards to individuals that it wishes to recruit or retain as employees, directors, or consultants. Pursuant to its terms, the 2016 Plan is set to expire on July 2, 2026. The 2016 Plan is Fortive’s only equity compensation plan.

In February 24, 2025, upon the recommendation of the Compensation Committee, the Board of Directors approved and adopted the Restated Plan, subject to shareholder approval at the Annual Meeting, to renew the term of the 2016 Plan for ten years until February 24, 2035. The Restated Plan does not change any material provision of the plan except the plan term, nor does it increase the aggregate number of shares of our common stock which may be issued or used for awards granted under the 2016 Plan. As of April 7, 2025, 10,345,515 shares of our common stock, par value $0.01 per share, were available to be issued or used for awards granted under the 2016 Plan, and the closing price of a share of our common stock on the NYSE was $64.65.

A summary of the material terms of the Restated Plan, which are substantially similar to the current 2016 Plan, is set forth below and is qualified in its entirety by the full text of the Restated Plan, a copy of which is attached to this proxy statement as Appendix B. The Restated Plan will become effective as of the date of the Annual Meeting if approved by the shareholders, and will not become effective if shareholder approval is not received.

The Board believes that it is in the best interest of Fortive and its shareholders to approve this proposal so that Fortive can continue to use the Restated Plan to grant equity compensation to attract, retain and reward employees, directors, and consultants and closely align their interests with those of Fortive’s shareholders. If the shareholders do not approve this proposal, the Restated Plan will not become effective, Fortive’s ability to grant equity awards will be limited in the coming years as the 2016 Plan is currently scheduled to expire in 2026, and the Board will have to re-evaluate whether to propose alternatives, or alternative amendments, to the 2016 Plan or consider alternative means of incentivizing and compensating employees, directors, and consultants, such as through significant increases in other forms of compensation.

6 FORTIVE CORPORATION 2025 PROXY STATEMENT

PROPOSAL 4: Ratification of Independent Registered Public Accounting Firm (page 93) >

After careful consideration of the independence and performance of the Company’s independent registered public accounting firm, the Audit Committee believes that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Consequently, the Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025.

FORTIVE CORPORATION 2025 PROXY STATEMENT 7

PROPOSAL 5: shareholder proposal regarding special shareholder meetings (page 96) >

The Board of Directors recommends that shareholders vote “AGAINST” the shareholder proposal for the following reasons:

•
Shareholders currently have a meaningful right to call a special meeting that balances the interests of our investors against potential abuse by shareholders with narrow, short-term interests;
•
The existing 25% special meeting ownership threshold is aligned with those of our peers and of S&P 500 companies;
•
The Company is committed to strong shareholder engagement, and provides several avenues for shareholders to meaningfully engage in Company affairs; and
•
The Company has robust corporate governance policies and practices in place that protect shareholder rights.

8 FORTIVE CORPORATION 2025 PROXY STATEMENT

PROPOSAL 1: Election of Directors

At the Annual Meeting, shareholders will be asked to elect Eric Branderiz, Daniel L. Comas, Sharmistha Dubey, Rejji P. Hayes, Wright L. Lassiter III, James A. Lico, Kate D. Mitchell, Gregory J. Moore, and Jeannine Sargent (each of whom has been recommended by the Nominating and Governance Committee, has been nominated by the Board and currently serves as a director of Fortive) to serve a one-year term until the 2026 Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Alan Spoon will not stand for re-election and will retire from our Board as of the 2025 Annual Meeting. Although as of the date of this Proxy Statement the number of directors is fixed at ten, the Board has adopted a resolution that, effective as of the retirement of Mr. Spoon at the 2025 Annual Meeting, the size of the Board will be reduced to nine directors.

In the event a nominee declines or is unable to serve, the proxies may be voted at the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this would occur.

FORTIVE CORPORATION 2025 PROXY STATEMENT 9

Directors

Overview of Director Nominees

Our nine director nominees are comprised of current directors with a broad range of skills, background, and experience, which the Board believes contributes to the effective oversight of the Company. Additional details on board membership criteria are set forth on page 28 under “Corporate Governance – Director Nomination Process.”

	Eric Branderiz	Daniel Comas	Sharmistha Dubey	Rejji Hayes	Wright Lassiter	James Lico	Kate Mitchell	Gregory Moore	Jeannine Sargent

Skills and Attributes
Global Experience
Senior Executive Leadership Experience
Relevant Industry Experience
Sustainability Experience
Technology Management Experience
Cybersecurity Experience
Financial Literacy or Public Accounting Experience
Human Capital Management Experience
Mergers and Acquisition Experience
Public Company Board Experience
Legal and Corporate Governance Experience
Capital Markets and Corporate Finance Experience
Operational and Risk Management Experience
Indicates Experienced Indicates Expertise

10 FORTIVE CORPORATION 2025 PROXY STATEMENT

Board Refreshment: Majority of the Board Appointed since 2020

FORTIVE CORPORATION 2025 PROXY STATEMENT 11

Director Nominees

We have included information as of the date of this Proxy Statement relating to each nominee for election as director, including his or her age, the year in which he or she became a director, his or her principal occupation, any board memberships at other public companies (to the extent required under Item 401(e)(2) of Regulation S-K) currently ("Other Current US Listed Public Company Directorships") and during the past five years, and the other experience, qualifications, attributes or skills that led the Board to conclude that he or she should continue to serve as a director of Fortive. Please see “Corporate Governance – Director Nomination Process” for a further discussion of the Board’s process for nominating Board candidates. In the event a nominee declines or is unable to serve, the proxies may be voted at the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

Background

•
Previously served as Executive Vice President and Chief Financial Officer of Enphase Energy, Inc., a publicly traded semiconductor and renewable energy technology company, from 2018 to 2022
•
Had also served as Vice President, Chief Accounting Officer and Corporate Controller of Tesla, Inc., an automotive and renewable energy company, from 2016 to 2018
•
Had also served in various senior roles, including as a Senior Vice President, Chief Accounting Officer and Corporate Controller of SunPower Corporation, from 2010 to 2016
•
Held various senior roles with Knowledge Learning Corporation, Spansion, Inc., and Advanced Micro Devices, in addition to the executive roles with Enphase Energy, Tesla, and SunPower Corporation, with oversight of global business operations and strategy, financial operations, business transformation, product development, commercial and service operations, logistics, supply chain, and procurement
•
Currently serves as a director of Cognizant Technology Solutions Corporation, an information technology services and consulting company, since 2023
•
Currently certified as a public accountant in California
•
Holds a bachelor’s degree from University of Alberta

Other Current US Listed Public Company Directorships

•
Cognizant Technology Solutions Corporation

Director Qualifications

•
Deep knowledge and experience with innovation and disruptive technology, hypergrowth, and the sustainable energy and semiconductor sectors
•
Extensive expertise in financial operations, accounting and financial reporting, mergers & acquisitions, capital markets, risk management, legal operations, and ESG
•
Extensive experience in business operations, innovative product development and strategy, business transformation, logistics, commercial operations, procurement, and supply chain

12 FORTIVE CORPORATION 2025 PROXY STATEMENT

Background

•
Previously served as Executive Vice President of Danaher Corporation, a global science and technology company, from April 2005 to December 2020, including as Chief Financial Officer through December 2018
•
Had served in various other roles at Danaher, including in roles with responsibilities over corporate development, treasury, finance and risk management after joining Danaher in 1991
•
Currently serves as an advisor to Danaher since 2019 and is an adjunct professor at Georgetown University
•
Currently serves as a director of Veralto Corporation, a water and product quality solutions company, since 2023
•
Holds a Bachelor’s degree in Economics from Georgetown University and a Master’s degree in Business Administration from Stanford University

Other Current US Listed Public Company Directorships

•
Veralto Corporation

Director Qualifications

•
Deep expertise in finance, strategy, corporate development, capital allocation, accounting, human capital management, and risk management
•
Through his extensive leadership experience at Danaher, direct understanding of the principles of the Fortive Business System and our culture of continuous improvement

Background

•
Currently serves as the Chair of the Board of Fortive
•
Currently serves as an operating partner of Advent International LP, a global private equity firm, since 2022
•
Previously served as the Chief Executive Officer of Match Group, Inc., a publicly-traded provider of global dating products, from March 2020 to May 2022, overseeing growth for the portfolio of brands, including Tinder, Match, Meetic, OkCupid, Hinge, Pairs, PlentyOfFish, and OurTime
•
Had served in various other senior leadership positions at Match Group, Inc., including as Match Group’s President, Chief Operating Officer of Tinder, President of Match Group Americas, Chief Product Officer of Match, and Chief Product Officer and EVP of The Princeton Review after joining Match Group in 2016
•
Currently serves as a director of Naspers Limited, a technology investment company, and Prosus N.V., a global consumer internet group that is majority-owned by Naspers, since 2022
•
Holds an undergraduate degree in Engineering from the Indian Institute of Technology and a master’s degree in Engineering from Ohio State University

Other Current US Listed Public Company Directorships

•
Match Group, Inc.

Director Qualifications

•
Extensive experience and leadership in operation, innovative product development, competitive strategy and marketing in the technology industry
•
Extensive significant experience in governance, data privacy, cybersecurity, human capital management, scaling of new technologies into new markets, financial reporting, and execution of portfolio and investment strategies

FORTIVE CORPORATION 2025 PROXY STATEMENT 13

Background

•
Currently serves as Executive Vice President and Chief Financial Officer of CMS Energy Corporation, a publicly-traded electric and natural gas company, since 2017, overseeing the treasury, tax, investor relations, accounting, financial planning and analysis, internal audit services, supply chain, facilities, fleet, corporate safety, real estate, and mergers & acquisitions functions
•
Previously served as Chairman of the Board of EnerBank USA®, a nationwide provider of home improvement loans and former CMS Energy subsidiary
•
Had served as the Chief Financial Officer of ITC Holdings Corp, a publicly-traded electric transmission company, from 2014 to 2016, and as its Vice President, Finance and Treasurer from 2012 to 2014
•
Held strategy and financial leadership roles for Exelon Corporation, Lazard Freres & Co., and Bank of America Securities prior to joining ITC Holdings Corp.
•
Holds a bachelor’s degree from Amherst College and a master’s degree in business from Harvard Business School

Other Current US Listed Public Company Directorships

•
None

Director Qualifications

•
Strong knowledge of the power and energy sector
•
Extensive experience in finance, capital markets, accounting and financial reporting, valuation, mergers & acquisitions, risk management, ESG and regulatory matters, cybersecurity, and corporate governance
•
Significant expertise in structuring capital financing and executing investment and acquisition strategies

Background

•
Currently serves as CEO of CommonSpirit Health, a private, integrated health system comprising more than 2,200 care sites in 24 states, since 2022
•
Serves as the chair of The American Hospital Association Board of Trustees, a national organization that represents America’s hospitals and health systems to advance health in America
•
Previously served as President and CEO of Henry Ford Health System, a $7 billion, private, not-for-profit health system comprised of six hospitals, a health plan and wide range of ambulatory and retail health services, from 2014 to 2022
•
Serves as a director of Quest Diagnostics, a publicly-traded diagnostic information services company, since 2020
•
Previously served as the lead independent director of DT Midstream, a publicly-traded energy company, from 2021 to 2023
•
Had also served as a Director of the Federal Reserve Bank of Chicago from 2018 to 2021

Other Current US Listed Public Company Directorships

•
Quest Diagnostics, Inc.

Director Qualifications

•
Extensive experience and leadership in healthcare services
•
Extensive experience in innovation, strategic planning, operation, and execution, corporate governance, ESG, human capital management, finance and community service

14 FORTIVE CORPORATION 2025 PROXY STATEMENT

Background

•
Currently serves as the Chief Executive Officer and President of Fortive since 2016
•
Serves as a director of DuPont de Nemours, Inc., a provider of technology-based materials and solutions, since 2024
•
Had served in various leadership positions at Danaher Corporation, a global science and technology company, including as Executive Vice President from 2005 to 2016

Other Current US Listed Public Company Directorships

•
DuPont de Nemours, Inc.

Director Qualifications

•
Over 25 years of extensive experience in senior leadership positions, including as an Executive Vice President of Danaher with oversight at various times of each of the businesses that was separated from Danaher into Fortive
•
Through his various senior leadership positions at Danaher and Fortive, broad operating and functional experience with, and deep knowledge of, Fortive’s businesses, the Fortive Business System, capital allocation strategies, acquisitions, marketing and branding, and leadership strategies

Background

•
Currently serves as a founding partner of Scale Venture Partners, a Silicon Valley-based firm that invests in early-stage technology companies, since 1997
•
Previously served with Bank of America from 1988 to 1996, most recently as Senior Vice President for Bank of America Online Banking
•
Had served as director of SVB Financial Group from 2010 to 2024
•
Serves as Chairman and Founder of Venture Forward, a non-profit affiliate of the National Venture Capital Association (NVCA) where she also served as Chair and board member from 2007 to 2016
•
Serves as a member of the investment committees of Silicon Valley Community Foundation and the San Francisco Museum of Modern Art
•
Holds a BA from Stanford University, an MBA from the Evening Program Golden Gate University, and has attended Executive programs at Harvard Business School (strategic marketing) and MIT CSAIL/Sloan (artificial intelligence)

Other Current US Listed Public Company Directorships

•
None

Director Qualifications

•
Over 40 years of extensive experience in the technology industry, with a focus on building and investing in high growth, innovative software companies solving business problems at scale
•
Expertise in digital transformation through technology cycles including the current wave driven by artificial intelligence
•
Deep experience as a director, investor and senior executive in the areas of governance, finance, product development, business management, investment and acquisition strategy, cybersecurity, and executive compensation

FORTIVE CORPORATION 2025 PROXY STATEMENT 15

Background

•
Serves as a senior advisor to Gates Ventures, a venture capital firm focused on health and global development
•
Previously served as the Corporate Vice President of Microsoft Health & Life Sciences at Microsoft Corporation, from 2019 to 2023
•
Had also served as the the Vice President and Founder of Google Cloud Healthcare & Life Sciences at Google Inc., a multinational technology company that specializes in Internet-related products and services, from 2016 to 2019
•
Had also served as served as the Chief Emerging Technology and Informatics Officer at Geisinger Health System, a regional healthcare provider
•
Serves as an Associate Fellow at Stanford University’s Center for Artificial Intelligence in Medicine and Imaging
•
Currently serves as a director of Davita, Inc., a health care provider, since 2021
•
Previously served as a director of Olink Holding AB and Hill-Rom Holdings, Inc.
•
Holds a PhD in Radiological Sciences from Massachusetts Institute of Technology, and MD from Wayne State University School of Medicine

Other Current US Listed Public Company Directorships

•
Davita, Inc.

Director Qualifications

•
Board certified in Diagnostic Radiology, Neuroradiology and Clinical informatics
•
Substantial experience both in the medical field as a practitioner and as a technology executive experienced in digital health and AI

* Dr. Moore, who was appointed by the Board effective February 26, 2025, was recommended by a third-party search firm engaged by the Nominating and Governance Committee.

Background

•
Previously served as president of Energy and as president of Innovation and New Ventures at Flex, a leader in global design and manufacturing, from 2012 to 2017
•
Had also served as the chief executive officer at Oerlikon Solar, a thin-film silicon solar photovoltaic module manufacturer and a wholly owned subsidiary of Oerlikon, a publicly-traded Swiss company, and Voyan Technology, an embedded systems software provider
•
Serves as a senior advisor at Generation Investment Management, LLP since 2017, a venture partner and senior advisor at Breakthrough Energy Ventures since 2019, a senior advisor and operating partner of Katalyst Ventures since 2018, and an operating partner at G2VP since 2024, each an investment firm focused on sustainable innovation
•
Serves as a director of Synopsys, Inc., an electronic design automation company, since 2020
•
Previously served as a director of Cypress Semiconductor Corp., Proterra, Inc. and Queens’ Gambit Growth Capital

Other Current US Listed Public Company Directorships

•
Synopsys, Inc.

Director Qualifications

•
Over 30 years of experience encompassing leadership, operations, marketing and engineering roles with a wide mix of high technology hardware and software companies across multiple industries
•
Significant experience with development and global launch of disruptive technology, execution of investment and acquisition strategies, corporate governance, cybersecurity, sustainable innovation and ESG, and executive compensation

16 FORTIVE CORPORATION 2025 PROXY STATEMENT

Corporate Governance

Corporate Governance Overview

Governance Highlights

Board Composition

We have engaged in rigorous refreshment of the Board, with a majority of the Board appointed on or after 2020
We have fully declassified the Board to provide for the election of all directors for one-year terms

We have adopted proxy access to permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of the outstanding shares continuously for at least 3 years, to nominate and include in our proxy materials director nominees constituting up to 20% of the board of directors, as further detailed in our Bylaws

We maintain a majority vote requirement for the election of directors in uncontested elections

Board Structure

We have separated our Chair and CEO positions, with an independent Chair

Board Risk Oversight and Shareholder Engagement

We conduct multi-layered oversight of our Sustainability disclosure by the Nominating and Governance Committee and the full Board

We have formalized and documented in the Compensation Committee Charter oversight of our human capital management by the Compensation Committee, including matters related to overall employee retention and inclusive and diverse company culture, with annual review by the full Board

We have formalized and documented in the Nominating and Governance Committee Charter oversight of our CEO succession planning by the Nominating and Governance Committee, with annual review by the full Board

We have formalized and documented in the Nominating and Governance Committee Charter oversight of climate-related risk management and strategies by the Nominating and Governance Committee, with annual review by the full Board

We have formalized and documented in the Audit Committee Charter oversight of our cybersecurity by the Audit Committee, with quarterly review by the Audit Committee of our cybersecurity planning, monitoring, risk management, remediation, and controls and annual review by the full Board

We have implemented a robust annual shareholder engagement program

Other Governance Policies and Practices

We have no shareholder rights plan
We have implemented the right of shareholders to call a special meeting
We have eliminated all supermajority voting requirements
We have adopted a Political Contribution Policy overseen by the Nominating and Governance Committee
We have an absolute prohibition against pledging of our stock by our director and executive officers
We have implemented stock ownership requirements for directors and executive officers

FORTIVE CORPORATION 2025 PROXY STATEMENT 17

Corporate Governance Guidelines, Committee Charters and Code of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and adopted written charters for each of its committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Finance Committee. The Board of Directors has also adopted our Code of Conduct that includes, among other things, a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, and Code of Conduct referenced above are each available in the “Investors – Corporate Governance” section of our website at http://www.fortive.com.

Board Leadership Structure

The Board has separated the positions of Chair and CEO because it believes that the separation of the positions best enables the Board to ensure that our businesses, risks, opportunities and affairs are managed effectively and in the best interests of our shareholders.

The entire Board selects its Chair, and our Board has selected Sharmistha Dubey, an independent director, as its Chair, in light of Ms. Dubey’s independence and her deep experience and knowledge with CEO leadership, strategy, corporate governance, public board management, risk management, and Fortive’s various businesses and industries.

As the independent Chair of the Board, Ms. Dubey leads the activities of the Board, including:

•
Calling, and presiding over, all meetings of the Board;
•
Together with the CEO and the Corporate Secretary, setting the agenda for the Board;
•
Calling, and presiding over, the executive sessions of the independent directors;
•
Advising the CEO on strategic aspects of the Company’s business, including developments and decisions that are to be discussed with, or would be of interest to, the Board;
•
Acting as a liaison, as necessary, between the non-management directors and the management of the Company; and
•
Acting as a liaison, as necessary, between the Board and the committees of the Board.

In the event that the Chair of the Board is not an independent director, the Corporate Governance Guidelines provide that the independent directors, upon recommendation from the Nominating and Governance Committee, will select by majority vote an independent director to serve as the Lead Independent Director with the authority to:

•
Preside over all meetings of the Board at which the Chair is not present, including the executive sessions;
•
Call meetings of the independent directors;
•
Act as a liaison, as necessary, between the independent directors and the CEO; and
•
Advise with respect to the Board’s agenda.

The Board’s non-management directors meet in executive session following the Board’s regularly scheduled meetings, with the executive sessions chaired by the independent Chair. In addition, the independent directors meet as a group in executive session at least once a year.

18 FORTIVE CORPORATION 2025 PROXY STATEMENT

Risk Oversight

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing the Company.

Risk category	board oversight responsibility	director expertise

Enterprise Risk	Board of Directors Audit Committee Compensation Committee Nominating and Governance Committee Finance Committee	Eric Branderiz Daniel Comas Sharmistha Dubey Rejji Hayes Kate Mitchell Alan Spoon*

Portfolio Strategy	Board of Directors Finance Committee	Eric Branderiz Daniel Comas Sharmistha Dubey Rejji Hayes Wright Lassiter James Lico Jeannine Sargent Alan Spoon*

Cybersecurity	Board of Directors Audit Committee	Sharmistha Dubey Rejji Hayes Kate Mitchell Jeannine Sargent Alan Spoon*

Sustainability	Board of Directors Nominating and Governance Committee	Eric Branderiz Rejji Hayes Jeannine Sargent

Human Capital Management	Board of Directors Compensation Committee	Eric Branderiz Daniel Comas Sharmistha Dubey Wright Lassiter James Lico Kate Mitchell Jeannine Sargent Alan Spoon*

Management Succession	Board of Directors Nominating and Governance Committee	All Directors

* Mr. Spoon will retire from the Board at the 2025 Annual Meeting.

FORTIVE CORPORATION 2025 PROXY STATEMENT 19

Risk Oversight Process

Enterprise Risk

The Board oversees the Company’s risk management processes directly and through each of its committees. In general, the Board oversees the management of risks inherent in the operation of the Company’s businesses on a consolidated basis, by each operating segment and by key corporate functions. In addition, the enterprise risk oversight includes review of the risks and opportunities related to the implementation by the Company of its strategic plan, its acquisition and capital allocation program, its capital structure and liquidity and its organizational structure. Furthermore, through the Audit Committee, the Board oversees the Company’s enterprise risk management process and policies. At least on an annual basis or more frequently as deemed appropriate by the Board, the Board reviews in depth with senior leaders of the Company the Company’s enterprise risk management, with particular focus on the enterprise risks and opportunities with the greatest impact and highest probability. In addition, the chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee review with each other and with the rest of the Board during executive sessions of Board meetings as appropriate updates to the Company’s enterprise risk management discussed during the corresponding committee meetings. Furthermore, at least on an annual basis or more frequently as deemed appropriate by the Board, the Board reviews with the SVP – Chief Legal Officer our insurance policies, including our D&O insurance policy, general liability policy, and our information security risk insurance policy.

Portfolio Strategy

At each Board meeting, the Board oversees the Company’s performance and execution against the strategic goals for the Company’s operating segments, overall portfolio, and innovation, including overseeing the corresponding management of risks and opportunities. In addition, on an annual basis, the Board conducts an informal meeting led by senior management and dedicated entirely to deeper review of the acquisition, product development, commercial, innovation, capital allocation, human capital and risk management strategies for each of the operating segments. Furthermore, the Finance Committee meets with management to assess acquisition and other corporate development strategies as appropriate

Cybersecurity and Product Security

The Board has delegated to the Audit Committee the responsibility of exercising oversight with respect to the Company’s cybersecurity risk management and risk controls. Our Chief Information Officer and our Chief Information Security Officer report to the Audit Committee and to the Board regarding cybersecurity threat, risks, and other cybersecurity related matters. Our Chief Information Officer and our Chief Information Security Officer are informed about and monitor the prevention, mitigation, detection, and remediation of cybersecurity incidents through their management of, and participation in, cybersecurity risk management and strategy processes, including the operation of our incident response plan and oversight of the IT function. In addition, our Chief Information Officer and our Chief Information Security Officer review with the Audit Committee the results of certain cybersecurity-related assessments including, the annual risk assessment and penetration test performed by an independent third party. The incident response and escalation procedures are tested through our annual tabletop exercises with senior management and our quarterly tabletop exercises with the IT operations teams. The Company’s security framework is based on the National Institute of Security and Technology (NIST) Frameworks, Generally Accepted Privacy Program (GAPP) guiding principles, and ISO 27001/2 standards.

Sustainability

The Board has delegated to the Nominating and Governance Committee the responsibility of exercising oversight with respect to the reporting of our Sustainability disclosure as well as oversight of our climate-related strategies, goals, risk management and performance. Consistent with such delegation, our SVP – Chief Legal Officer provides frequent reports and updates to the Nominating and Governance Committee, and a report to the Board on an annual basis, regarding the Company’s Sustainability program and strategies, including the corresponding risks and opportunities, climate-related goals and strategies, progress, shareholder engagement and disclosure. See “Sustainability” for further discussion on governance structure of our Sustainability program.

20 FORTIVE CORPORATION 2025 PROXY STATEMENT

Human Capital Management

The Board has delegated to the Compensation Committee the responsibility of exercising oversight of the Company’s human capital and compensation, including oversight of overall compensation, retention and inclusion strategies. Our SVP - Chief People Officer provides regular reports on compensation and other human capital management risks, trends, best practices, strategies and disclosure to the Compensation Committee. While the Board has delegated these responsibilities to the Compensation Committee, the Board remains actively involved and receives additional reports throughout the year on employee engagement, inclusion, talent development, company culture and alignment of human capital strategies with the Company’s overall portfolio and operational strategies.

Management Succession

The entire Board oversees the recruitment, development, retention, and succession planning of our executive officer positions, with the responsibilities of oversight of CEO succession planning delegated to the Nominating and Governance Committee, and the responsibilities of ensuring appropriate compensation strategies and programs to align with the retention and recruitment delegated to the Compensation Committee. Our SVP - Chief People Officer provides regular reports on the CEO succession planning process and strategies to the Nominating and Governance Committee and on compensation strategies and programs to assist in retention and recruitment of future leaders to the Compensation Committee. The SVP - Chief People Officer also provides additional reports throughout the year to the full Board on short-term and long-term readiness of potential successors, outside recruitment to populate the succession funnel as necessary, and development plans of future leaders. In addition to the formal activities noted below, the Board and its committee members engage and assess our executive officers and high-potential employees during management presentations, our annual multi-day leadership conference, our annual strategy sessions for the Board, regular visits to our operating companies, and periodic informal meetings and communications.

As a result of this rigorous, thoughtful, and well-designed approach to succession planning, on September 4, 2024, the Company announced that Olumide Soroye, current President and CEO of the Company's Advanced Healthcare Solutions and Intelligent Operation Solutions segments, will succeed James Lico as CEO upon the completion of the separation of the Precision Technologies segment into a new, publicly-traded company.

FORTIVE CORPORATION 2025 PROXY STATEMENT 21

Committees’ Role in Risk Oversight

Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities.

Internal Risk Committee

The Company’s Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts, and, on at least an annual basis, provides a report to the Board and provides a report of the process to the Audit Committee.

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the NYSE. The Board has affirmatively determined that nine out of our ten current directors, including Mss. Sharmistha Dubey, Kate D. Mitchell and Jeannine Sargent and Messrs. Eric Branderiz, Daniel L. Comas, Rejji P. Hayes, Wright Lassiter III, Gregory J. Moore, and Alan G. Spoon, are independent within the meaning of the listing standards of the NYSE.

22 FORTIVE CORPORATION 2025 PROXY STATEMENT

Board of Directors and

Committees of the Board

Director Attendance

In 2024, the Board met seven times and acted by unanimous written consent two times. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served during 2024. As a general matter, directors are expected to attend annual meetings of shareholders. Each of our current directors who were serving on the Board at the time attended our virtual 2024 Annual Meeting of Shareholders.

Committee Membership

The membership of each of the Audit, Compensation, Nominating and Governance, and Finance Committees as of the date of this Proxy Statement is set forth below.

Name of Director	Audit	Compensation	Nominating and Governance	Finance

Eric Branderiz	Member		Member

Daniel L. Comas		Member		Member

Sharmistha Dubey

Rejji P. Hayes	Chair			Member

Wright Lassiter III		Member

James A. Lico				Member

Kate D. Mitchell	Member	Chair		Member

Gregory J. Moore, M.D., Ph.D.		Member	Member

Jeannine Sargent	Member		Chair

Alan G. Spoon*			Member	Chair

* Mr. Spoon will retire from the Board at the 2025 Annual Meeting.

FORTIVE CORPORATION 2025 PROXY STATEMENT 23

The Audit Committee is responsible for:

•
Assessing the qualifications and independence of Fortive’s independent auditors;
•
Appointing, compensating, retaining, and evaluating Fortive’s independent auditors;
•
Overseeing the quality and integrity of Fortive’s financial statements and making a recommendation to the Board regarding the inclusion of the audited financial statements in Fortive’s Annual Report on Form 10-K;
•
Overseeing Fortive’s internal auditing processes;
•
Overseeing management’s assessment of the effectiveness of Fortive’s internal control over financial reporting;
•
Overseeing management’s assessment of the effectiveness of Fortive’s disclosure controls and procedures;
•
Overseeing risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks;
•
Overseeing Fortive’s risk assessment and risk management policies;
•
Overseeing Fortive’s compliance with legal and regulatory requirements;
•
Overseeing Fortive’s cybersecurity and product security risk management and risk controls;
•
Overseeing swap and derivative transactions and related policies and procedures; and
•
Preparing a report as required by the SEC to be included in this proxy statement.

The Board has determined that each member of the Audit Committee is:

•
Independent for purposes of Rule 10A-3(b)(1) under the Exchange Act and the NYSE listing standards;
•
Qualified as an audit committee financial expert as that term is defined in SEC rules; and
•
Financially literate within the meaning of the NYSE listing standards.

As of the date of this proxy statement, no Audit Committee member serves on the audit committee of more than three public companies.

The Audit Committee typically meets in executive session, without the presence of management, at regularly scheduled meetings, and reports to the Board on its actions and recommendations at regularly scheduled Board meetings.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of Fortive’s financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Fortive’s system of internal control over financial reporting. Fortive’s independent auditor, Ernst & Young LLP, is responsible for performing independent audits of Fortive’s financial statements and internal control over financial reporting and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

24 FORTIVE CORPORATION 2025 PROXY STATEMENT

The Compensation Committee is responsible for:

•
Determining and approving the form and amount of annual compensation of the CEO and our other executive officers, including evaluating the performance of, and approving the compensation paid to, our CEO and other executive officers;
•
Reviewing and making recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercising all authority with respect to the administration of such plans;
•
Reviewing and making recommendations to the Board with respect to the form and amounts of director compensation;
•
Overseeing and monitoring compliance with Fortive’s compensation clawback policy;
•
Overseeing and monitoring compliance by directors and executive officers with Fortive’s stock ownership requirements;
•
Overseeing risks associated with Fortive’s compensation policies and practices;
•
Overseeing our engagement with shareholders and proxy advisory firms regarding executive compensation matters;
•
Assisting the Board in oversight of our human capital management practices, including strategies, risk management, employee retention and inclusive culture;
•
Overseeing the Company’s reporting on the Company’s human capital management practices; and
•
Reviewing and discussing with management the Compensation Discussion & Analysis (“CD&A”) in the annual proxy statement and recommending to the Board the inclusion of the CD&A in the proxy statement.

Each member of the Compensation Committee is:

•
Independent under NYSE listing standards and under Rule 10C-1 under the Exchange Act.

The Chair of the Compensation Committee works with our Senior Vice President-Chief People Officer, Vice President-Total Rewards, and our Vice President-Corporate Secretary to schedule the Compensation Committee’s meetings and set the agenda for each meeting. Our Senior Vice President-Chief People Officer, Vice President-Total Rewards, Senior Vice President-Chief Legal Officer, and Vice President-Corporate Secretary generally attend, and from time-to-time our CEO and CFO attend, the Compensation Committee meetings and support the Compensation Committee in preparing meeting materials and taking meeting minutes. In particular, our CEO provides background regarding the interrelationship between our business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with our overall strategy; participates in the Compensation Committee’s discussions regarding the performance and compensation of the other executive officers; and provides recommendations to the Compensation Committee regarding all significant elements of compensation paid to such other executive officers, their annual strategic performance objectives and his evaluation of their performance. The Compensation Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendation at regularly scheduled Board meetings.

FORTIVE CORPORATION 2025 PROXY STATEMENT 25

Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. Following the assessment and determination of Pearl Meyer & Partners, LLC’s (“Pearl Meyer”) independence from Fortive’s management, the Compensation Committee engaged Pearl Meyer as the Compensation Committee’s independent compensation consultant for 2024. The Compensation Committee had the sole discretion and authority to select, retain and terminate Pearl Meyer as well as to approve any fees, terms and other conditions of its services. Pearl Meyer reported directly to the Compensation Committee and took its direction solely from the Compensation Committee. Pearl Meyer’s primary responsibilities in 2024 were to provide advice and data in connection with the selection of Fortive’s peer group for assessing executive compensation, the structuring of the executive compensation programs in 2024 and 2025, the compensation levels for our executive officers, including in connection with the planned separation of the Precision Technologies segment and CEO transition, and the compensation levels for our directors; assess our executive compensation program in the context of market practices and corporate governance best practices; and advise the Compensation Committee regarding our proposed executive compensation public disclosures. In the course of discharging its responsibilities, the Compensation Committee’s independent compensation consultant may, from time to time and with the Compensation Committee’s consent, request from management certain information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of our executive officer responsibilities and other business information. Pearl Meyer did not provide any services to Fortive or its management in 2024, and the Compensation Committee is not aware of any work performed by Pearl Meyer that raises any conflicts of interest.

Compensation Committee Interlocks and Insider Participation

During 2025, none of the members of the Compensation Committee was an officer or employee of Fortive. No executive officer of Fortive served on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any entity having an executive officer who served on the Compensation Committee.

26 FORTIVE CORPORATION 2025 PROXY STATEMENT

The Nominating and Governance Committee is responsible for:

•
Reviewing and making recommendations to the Board regarding the size, classification and composition of the Board;
•
Assisting the Board in identifying individuals qualified to become Board members;
•
Assisting the Board in identifying characteristics, skills, and experiences for the Board with the objective of having a Board with a broad range of backgrounds, experiences, skills, and perspectives;
•
Proposing to the Board the director nominees for election by our shareholders at each annual meeting;
•
Overseeing and reviewing the process for, and making recommendations to the Board relating to the management of, the Company’s CEO succession planning;
•
Assisting the Board in determining the independence and qualifications of the Board and Committee members and making recommendations to the Board regarding committee membership;
•
Developing and making recommendations to the Board regarding a set of corporate governance guidelines and reviewing such guidelines on an annual basis;
•
Overseeing compliance with the corporate governance guidelines;
•
Overseeing director education and director orientation process and programs;
•
Overseeing Fortive’s Sustainability reporting;
•
Overseeing climate-related risk management and strategies;
•
Reviewing and making recommendation to the Board relating to the governance matters set forth in the Company’s Certificate of Incorporation and Bylaws;
•
Administrating the Company’s Political Contribution Policy;
•
Assisting the Board and the Committees in engaging in annual self -assessment of their performance; and
•
Administering Fortive’s Related Person Transactions Policy.

The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the NYSE listing standards.

The Nominating and Governance Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting and reports to the Board on its actions and recommendations at regularly scheduled Board meetings.

FORTIVE CORPORATION 2025 PROXY STATEMENT 27

FINANCE COMMITTEE

Alan G. Spoon* (Chair)	Daniel L. Comas	Rejji P. Hayes	James A. Lico	Kate D. Mitchell

The Finance Committee is responsible for:

•
Assisting the Board in assessing potential acquisition, investment and divestiture opportunities; and
•
Approving business acquisitions, investments and divestitures up to the levels of authority delegated to it by the Board.

* Mr. Spoon will retire from the Board at the 2025 Annual Meeting.

Director Nomination Process

The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of shareholders and, in the event of vacancies between annual meetings of shareholders, for appointment to fill such vacancies.

Board Membership Criteria

In assessing the candidates for recommendation to the Board as director nominees, the Nominating and Governance Committee will evaluate such candidates against the standards and qualifications set out in our Corporate Governance Guidelines, including:

• Personal and professional integrity and character

• Skills, knowledge, broad range of background and experience, and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business

• The extent to which the interplay of the candidate’s skills, knowledge, expertise and broad range of background and experience with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of the shareholders

• Prominence and reputation in the candidate’s profession

• The capacity and desire to represent the interests of the shareholders as a whole

• Availability to devote sufficient time to the affairs of Fortive

28 FORTIVE CORPORATION 2025 PROXY STATEMENT

Skills and Attributes

The Nominating and Governance Committee annually reviews with the Board the skills, knowledge, experience, background and attributes required of Board nominees, considering current Board composition and the Company’s circumstances. In making its recommendations to our Board, the Nominating and Governance Committee considers the criteria noted above, as well as, among others, the following skills, knowledge, experience, background and attributes:

Independence	Sustainability Experience	Mergers and Acquisition Experience

Diversity	Technology Management Experience	Public Company Board Experience

Global Experience and International Exposure	Financial Literacy or Public Accounting Experience	Legal and Corporate Governance Experience

Senior Executive Leadership Experience	Cybersecurity Experience	Capital Markets and Corporate Finance Experience

Relevant Industry Experience	Human Capital Management and Organizational Development Experience	Operational and Risk Management Experience

The Nominating and Governance Committee takes into account a candidate’s ability to contribute to the variety of perspective and analysis of the Board and, as such, believes it is important to consider attributes such as professional experience in evaluating candidates who may be able to contribute to the perspective and practical insight of the Board as a whole.

Limits on Other Public Board Memberships

Under our Corporate Governance Guidelines, our directors are restricted from serving on more than three other boards of public companies; provided, however, that if a director serves as an executive officer of a public company, such director is further restricted from serving on more than one other board of a public company.

Board and Peer Assessment and Board Refreshment Process

On an annual basis, the Nominating and Governance Committee reviews and assesses, with input from the various other committees, the process for the annual self-assessment of the full Board and each of the committees of the Board. The process assessment takes into account the feedback from the directors on the effectiveness of the prior self-assessment process, incremental perspective and expertise a new director may bring, and input from the shareholder engagement process.

For 2024, the Nominating and Governance Committee engaged Boardspan, an independent board governance company with deep expertise in board performance assessment, to assist in conducting a facilitated interview of each director and key management members to conduct an assessment of the full Board (including each committee) and each individual director and to assist in Board succession planning.

FORTIVE CORPORATION 2025 PROXY STATEMENT 29

The following describes the self-assessment process implemented and conducted by the Board and the committees of the Board in 2024.

Shareholder Recommendations on Director Nomination

Shareholders may recommend a director nominee to the Nominating and Governance Committee. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “— Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation is based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described above under “— Board Membership Criteria” and any such other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee takes into account whatever information is provided to it with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee.

The Nominating and Governance Committee evaluates director nominees in the same manner whether a shareholder or the Board has recommended the candidate.

Proxy Access

Pursuant to the proxy access provisions in Section 2.12 of our Amended and Restated Bylaws, a shareholder, or group of up to 20 shareholders, owning 3% or more of Fortive’s outstanding shares of common stock continuously for at least three years may nominate and include in our proxy materials directors constituting up to 20% of the Board. With respect to the 2026 Annual Meeting of Shareholders, the nomination notice and other materials required by these provisions must be delivered or mailed to and received by Fortive’s Secretary in writing between November 22, 2025 and December 22, 2025 (or, if the 2026 Annual Meeting of Shareholders is called for a date that is not within 30 calendar days of the anniversary of the date of the Annual Meeting, by the later of the close of business on the date that is 120 days prior to the date of the 2026 Annual Meeting of Shareholders or within 10 days after the public announcement of the date of the 2026 Annual Meeting of Shareholders) at the following address: Fortive Corporation, Attn: Secretary, 6920 Seaway Blvd., Everett, WA 98203. When submitting nominees for inclusion in the proxy materials pursuant to the proxy access provisions, shareholders must follow the notice procedures and provide the information required by our Amended and Restated Bylaws. Our Amended and Restated Bylaws are available at “Investor – Corporate Governance” section of our corporate website, http://www.fortive.com.

30 FORTIVE CORPORATION 2025 PROXY STATEMENT

Majority Voting for Directors

Our Amended and Restated Bylaws provide for majority voting in uncontested director elections, and our Board has adopted a related director resignation policy. Under the policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

At any meeting of shareholders for which Fortive’s Secretary receives a notice that a shareholder has nominated a person for election to the Board in compliance with our Amended and Restated Bylaws and such nomination has not been withdrawn on or before the tenth day before we first mail our notice of meeting to our shareholders, the directors will be elected by a plurality of the votes cast (which means that the nominees who receive the most affirmative votes would be elected to serve as directors).

Shareholder Engagement

SPRING We publish our proxy statement and our annual report We continue our discussions with our largest shareholders, as warranted We publish our annual sustainability report	SUMMER We conduct our annual meeting We assess how our shareholders voted on our proposals at our annual meeting

Annual Shareholder Engagement Cycle
Spring
Summer
Fall
Winter

WINTER	FALL
We assess governance best practices We review policy updates from stakeholders We update our annual governance framework and policies

The Board and the committees approve the self-assessment process, which includes considerations from the shareholder engagement process

The Board conducts the annual self-assessment

We conduct our annual shareholder

outreach

In addition, throughout the year, senior members of management engage in extensive discussions with our investor community to discuss our strategy, our results, our operations, our product offerings, our end markets, our Sustainability efforts, and our outlook through numerous investor conferences, investor calls, investor meetings, investor events, and earnings calls.

FORTIVE CORPORATION 2025 PROXY STATEMENT 31

2024 Annual Shareholder Outreach

In 2024, as part of our annual shareholder outreach, we invited our top 25 shareholders, representing approximately 65 percent of our outstanding shares, and leading proxy advisory firms to discuss Corporate Governance, Board Composition, Risk Oversight, Executive Compensation, Human Capital Management, Sustainability, and upcoming Separation and CEO Transition. With a significant number of our investors accepting our invitation, our senior leaders met with investors holding approximately 37 percent of our shares outstanding in the third quarter of 2024.

Consistent with our prior practice, our management team shared the feedback from our shareholder outreach process with our Board for potential responsive actions. We have identified below feedback we have received from our shareholders in the past years during our annual shareholder outreach and the corresponding actions taken by the Board:

Shareholder Feedback	Responsive Actions
Increase shareholder rights and board accountability	• We declassified the Board
• We provided proxy access
• We provided right of shareholders to call a special meeting
• We eliminated the supermajority voting requirements
• We provided for majority vote requirement for director election
Increase the level of independence on the Board	• We refreshed our Board, with 9 out of our 10 current directors (and 8 out of our 9 director nominees) independent, with only our CEO representing a non-independent director on the Board
• We maintained an independent Chair of the Board, with the CEO and the Chair positions separated
Provide transparency in workforce demographics	• We publish our annual EEO-1 report on our website
Increase the percentage of long-term equity awards dependent on relative total shareholder return and include additional performance measures	• In 2022, we increased the allocation of PSUs that are dependent on relative TSR from 35% to 50% and added three-year average core revenue growth as an incremental performance measure
• We increased the emphasis on Company financial performance results for annual incentives starting in 2024 by adjusting the weighting from 60% to 80% of the overall award
• We adjusted the relative TSR structure to eliminate the ability to earn a payout of 25% of target PSUs if absolute TSR performance is positive, but relative performance is below threshold
Aligned with standardized disclosure for sustainability efforts	• We have aligned our ESG disclosures with GRI since 2020 and SASB since 2021; we continue our alignment with the Task Force on Climate-related Financial Disclosure (TCFD)
• We became a United Nations Global Compact (UNGC) signatory in 2021
• Our Sustainability Goals are aligned with the United Nations Sustainable Development Goals (UN SDGs)
Disclose climate change data through CDP	• We submit the CDP Corporate Questionnaire annually for scoring on climate change and water topics
Provide transparency in political contributions	• We maintained a political contribution policy resulting in 90 score on the CPA-Zicklin Index in 2024 and identification as a CPA-Zicklin Trendsetter every year since 2021

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board or with individual directors, the independent Chair of the Board or, if the Chair is not independent, the Lead Independent Director, or the non-management directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management directors, as applicable, c/o Secretary, Fortive Corporation, 6920 Seaway Blvd, Everett, WA 98203.

32 FORTIVE CORPORATION 2025 PROXY STATEMENT

Sustainability

At Fortive, our commitment to Sustainability is inextricably linked with our shared purpose: essential technology for the people who accelerate progress. The work we do, and how we do it, centers around IMPACT. Every day, Fortive’s products, services, and people are making an impact behind the scenes to:

•
ensure safe operating conditions for workers in high-risk environments;
•
provide software solutions that manage critical metrics for worker health and safety as well as sustainability performance;
•
advance automated, tailored perioperative care for the patient and their procedures;
•
enable quick and accurate results from medical testing; and
•
safeguard the operational capacity of critical infrastructure and physical assets.

Fortive continues to deliver on our commitments towards accelerating progress in workplace safety, engineering, and healthcare. Our portfolio of operating companies has strategic connections to Sustainability through their products and services, and we are uniquely positioned to address critical customer safety, quality, productivity, and efficiency challenges. By further integrating Sustainability into our business strategy and FBS, our engine for growth and innovation, we are able to scale our impact and capitalize on the Sustainability opportunities in our current markets and drive growth and long-term value in new markets.

Our Commitment to Sustainability

We are boldly pursuing our vision of accelerating a sustainable future for all by investing in our people, our operations, and breakthrough innovations that directly address environmental and societal challenges. Our Sustainability Pillars align our actions with our purpose and values. The Pillars serve as the blueprint for our Sustainability strategy, and we have goals to support and drive progress within each Pillar. Our sustainability pillars, and our alignment with the United Nations Sustainable Development Goals (UN SDGs), guide us in how we work and ensure we continue delivering on our sustainability commitments.

FORTIVE CORPORATION 2025 PROXY STATEMENT 33

Innovate for Impact

Our operating companies advance sustainability with products and services that:

•
Enable and enhance energy efficiency at scale;
•
Maximize the lifespan of assets and facilities;
•
Ensure patient safety;
•
Protect employee and frontline worker safety; and
•
Safeguard critical infrastructure.

In 2024, over 60% of revenue generated was attributed to sales of products and services that enable sustainability-related outcomes and are aligned with the United Nations Sustainable Development Goals (UN SDGs). These outcomes range from improved human health and safety to efficient use of necessary natural resources and operational productivity to data security, privacy, and the safety of critical infrastructure.

Empower Inclusive Teams

Organizational culture is all about people, and we believe we are more together. People are at the heart of who we are, what we do, and how we work. Our people strategy is defined by our inclusive growth culture, advanced through talent and reward systems, and measured by our employee experience processes. These key elements enable us to accelerate progress for our customers, our teams, and the world around us.

Our culture sets the tone for Fortive’s people strategy and drives Fortive’s success. FBS, continuous improvement, and inclusion are core to our strategy and culture. We are focused on cultivating an inclusive environment where everyone can contribute to their fullest potential, attracting and retaining top talent from a wide variety of candidate sources, and sustaining policies and practices that ensure no group is inadvertently disadvantaged.

Our teams are committed to being engaged, responsible neighbors and citizens. Across Fortive, we actively contribute to and have a positive impact in the communities around the world where we live and work:

•
The Fortive Foundation – In 2024, the Foundation donated more than $1.3 million to non-profits whose missions and purpose focus on advancing STEM education, community resilience, and environmental stewardship.
•
Day of Caring – Through our annual employee volunteer events, we dedicated more than 24,000 hours to support non-profit organizations in our local communities across the globe.
•
Fortive Scholarship Program – For the 2024-25 academic year, the Scholarship Program granted 20 new scholarships and 32 renewals to support students’ post-secondary education.

Protect the Planet

Fortive recognizes and embraces the responsibility of protecting the planet now, and for future generations. We harness our culture of innovation and continuous improvement to protect the environment and advance Sustainability across our value chain.

In 2024, we reduced our absolute Scope 1 and 2 greenhouse gas (GHG) emissions by 31.0% from 2019 levels, and saw our 2023-2024 Scope 3 emissions reduced by 17.4%. Fortive continued to enhance our calibrate our Scope 3 strategy through targeted supplier engagement and product use emissions profiling. With these added insights and understandings, we are formalizing our Scope 3 strategy.

34 FORTIVE CORPORATION 2025 PROXY STATEMENT

In 2023, we announced our commitment to reduce absolute water use 10% by 2029, from 2022 levels. Of primary focus are sites that are in high-risk areas for water scarcity, as defined by the World Resources Institute (WRI) Aqueduct 3.0 Water Risk Atlas, as water availability is both a business risk as well as a community resilience concern. Fortive saw a 0.3% reduction in water use from 2024 to 2025, largely due to root-cause analysis and corrective actions following 2023 performance. In 2025, we will be applying key learnings and successes to bring us closer to our 2029 target.

Work & Source Responsibly

We are committed to cultivating a culture of respect, integrity, and fairness. This applies to our employees as well as the suppliers, business partners, and other third parties we partner with to serve our customers on time, within budget, and at the highest standard of quality.

The health, safety, and well-being of our employees is of paramount importance, and to keep our employees safe, we prioritize identifying environmental, health and safety (EHS) risks and mitigating hazards to avoid injury or incidents. To drive accountability, we strive to have 100% of our operating companies in the top quartile for standard EHS metrics, namely total recordable incident rate (TRIR) and days away, restricted or transferred (DART).

We use our homegrown EHS Risk Score and site-level EHS risk profiles to inform areas of risk, priority of preventive actions, and drive proactive EHS and Sustainability-related programs and practices across our operations.

Our focus on safety, health, and well-being extends to our suppliers as well. The Fortive Supplier Code is available in 15 languages and provided to every supplier and articulates our expectations and standards for conduct and transparency, which includes but is not limited to, worker health and safety. The tenets of the Fortive Supplier Code are:

•
Clearly articulate our values, standards, and expectations
•
Ensure all partners operate in accordance with our priorities for safe and fair working conditions
•
Follow production practices that ensure quality and protect the safety and rights of all people, and the environment.

We uphold fair labor standards for all employees across our operating companies and value chain by cultivating a culture of respect, integrity, and fairness. We are committed to partnering with suppliers who treat their employees in an ethical and responsible manner. Annually, we conduct responsible sourcing reviews of our suppliers, reviewing policies and practices that range from fair competition and trade practices to EHS and sustainability to human and labor rights in-house and through materials sourced, as well as information security and data privacy.

Operate with Principle

We believe that ethical business conduct is foundational to our growth and success. We are committed to operating with integrity and set these same high expectations for those who do business on our behalf. The Fortive Code of Conduct, available in 23 languages and signed by every employee, is a clear guide to act with integrity in everything we do. Our industry leading compliance program includes SpeakUp!, a confidential channel for employees or partners to raise issues and concerns at any time.

Our Enterprise Risk Management (ERM) model provides continuity of core business operations, including better understanding of ESG risks and opportunities. Our integrated approach to risk management enables a swift and effective response to unexpected events, ensuring we continue providing for our customers and employees.

The Risk Assessment Process (RAP) is a core tool we use to identify and manage risks on an ongoing basis. Fortive requires all operating companies to participate in the RAP annually, to ensure that we are effectively identifying risk, mitigating where necessary, and driving to opportunity where applicable. The process requires that operating companies assess risks across a variety of categories that are updated annually to capture new and evolving areas.

FORTIVE CORPORATION 2025 PROXY STATEMENT 35

Data Privacy

Our commitment to being an employer and partner of choice makes digital privacy and security a top priority. We protect critical assets by establishing and enforcing clear boundaries. Transparency is needed surrounding the data we collect, how it’s used, and importantly, how it’s protected. We deeply value the trust we’ve built with our customers and employees and understand our responsibility to apply trusted technologies and best practices to our data safekeeping.

Cybersecurity

Information security is as critical to Fortive as to the world. Our operating companies provide and use digital and software capabilities and cloud-based services, which bring increased value for our customers; they can also introduce vulnerabilities that require careful management. Fortive’s team creates policies and standards that serve as a baseline across all operating companies.

Our Cybersecurity team’s strategy and annual performance targets align with the National Institute of Standards and Technology (NIST) Cyber Security Framework. NIST’s maturity rating is the best-in-class industry standard, the one against which our security programs are measured.

Disclosure and Transparency

At Fortive, we value transparency, accountability, and winning with integrity. That is why we joined the United Nations Global Compact (UNGC) as a signatory in 2021. In our 2022 Sustainability Report, we published our first Communication on Progress, to share our progress on the Ten Principles of the UNGC. In addition, we identified ten UN Sustainable Development Goals (SDGs) that we support through our Sustainability goals and operating company products and services.

We prepare our annual Sustainability Report in accordance with leading ESG frameworks, including the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), the Task Force for Climate-related Financial Disclosure (TCFD), and the UN Sustainable Development Goals (SDGs). Annually, we also submit and affirm our commitment to the UN Global Compact (UNGC) and disclose our GHG emissions inventory and performance as well as our water use data through CDP’s Climate Change and Water Security disclosures, respectively.

ESG Governance

Board

The Nominating and Governance Committee of the Board has responsibility for oversight of climate-related strategies and goals, and sustainability disclosure and reporting. Fortive’s SVP and Chief Legal Officer, Peter Underwood, provides updates at every meeting to the Board’s Nominating and Governance Committee as well as, at least annual, to the full Board of Directors on Fortive’s Sustainability strategy and goals, and disclosure plans and reports.

SVP, Chief Legal Officer

Fortive’s Sustainability strategy and execution are managed by Peter Underwood. Mr. Underwood reports directly to the CEO, and his responsibilities include among others, management of Compliance, Enterprise Risk Management, EHS, and Sustainability. Mr. Underwood provides regular updates to Fortive’s senior leadership team, segment CEOs, and operating company leaders on Sustainability-related targets, initiatives, and performance.

Fortive Sustainability Team

The Sustainability team works cross-functionally to guide implementation of the Sustainability strategy with other functions and the operating companies. The team is responsible for development and implementation of the company’s Sustainability strategy, focusing primarily on the Protect the Planet pillar and our Annual Day of Caring. The team reports to Mr. Underwood and briefs the senior leadership team each quarter on Sustainability targets and performance.

36 FORTIVE CORPORATION 2025 PROXY STATEMENT

Human Capital Management

Fortive is a global team, over 18,000 strong, energized by a powerful purpose. Our people strategy centers on empowering inclusive teams working together to solve problems no one could solve alone. We intentionally seek out different skills, backgrounds, and voices to deliver results for our customers and fulfill our employee promise – For you. For us. For growth. Our people strategy is defined by this inclusive growth culture and is advanced through FBS and our career development and rewards systems. We continually measure, review, and refine our people strategy through measured employee experience processes. These key elements enable us to accelerate progress for our customers, our teams, and the world.

Inclusive Growth Culture

We are more together. Our inclusive growth culture sets the tone for Fortive’s people strategy and drives Fortive’s success.

We know that a workforce empowered by inclusivity, continuous improvement, and FBS, creates extraordinary long-term value for our people and shareholders. We are focused on cultivating an inclusive environment where everyone can contribute to their fullest potential, attracting and retaining top talent from a wide variety of candidate sources, and sustaining policies and practices that ensure no group is inadvertently disadvantaged. Fortive is committed to adhering to EEO (equal employment opportunity) principles. All people are evaluated through a neutral merit-based process. We do not consider race, ethnicity, gender, or any other protected trait in our hiring, promotional, or other processes.

To oversee our inclusive growth culture as part of our people strategy, our FBS office and Inclusive Growth Culture Center of Excellence (CoE) work closely with senior management, other Human Resource CoE’s, our Operating Companies, and Employee and Friends Resource Groups (EFRGs). Our Board of Directors, along with the Compensation Committee, also oversee our inclusive growth culture efforts as part of our people strategy and measurement actions.

We are committed to continued transparency by publicly sharing our workforce representation and inclusion results through our website (where we provide our EEO-1 report), and our annual Sustainability Report.

Business, Career Development, and Reward Systems

Our culture of continuous improvement inspires us to keep experimenting, growing, and learning. Our robust career development and reward systems advance our people strategy by attracting, growing, and retaining the exceptional people we need now and in the future. These business and career development systems strengthen our ability to deliver our employee value proposition, build our employer brand, drive professional growth for our people and results for our customers.

Our Performance and Development processes drive results and career growth for our global teams. Performance for Growth rigorously deploys our strategies into cascaded goals throughout the organization, while Development for Growth translates our beliefs and values into desired leader competencies, at all levels of the organization. Together, these processes provide a roadmap for the way we work, deliver results, and build high-performing teams.

Additionally, we design our Total Rewards programs to attract and retain talented, curious people with a growth mindset and a passion for innovation, collaboration, and continuous improvement. We offer leading programs that inspire and reward superior performance, are equitable, and foster an inclusive, diverse, and healthy global workforce.

We also invest in our people at every level through our growth and development experiences. These experiences range from leadership learning and FBS immersion to hands-on skill building in each of our three FBS pillars – growth, lean, and leadership. Collectively, these experiences build skills, strengthen performance, and prepare our people for challenging opportunities.

With our strong and evolving portfolio, our people have the opportunity to accelerate their career across multiple industries, meaningfully contributing to customer success and impact in the world.

FORTIVE CORPORATION 2025 PROXY STATEMENT 37

The following is a summary of some of our key employee growth and development experiences:

Experience	Description
Fortive Leadership Summit	Development experience tailored toward senior vice presidents and presidents to accelerate growth, drive unrivaled performance with FBS, and advance our inclusive culture.
People Leader Experience

Deep, experiential learning for both new and experienced leaders, harnessing the best of interactive learning, and providing critical tools as our people take on greater people leadership responsibilities.

Accelerated Leadership Experience

Designed for high performing employees preparing to lead Fortive businesses or functions. We use immersive and experiential learning, where leaders develop personal skills and insight to fulfill their potential.

FBS Office and University

The FBS Office is dedicated to strategically embedding the mindset and toolset in everything we do. FBS University, our proprietary virtual and hands-on learning environment, develops and reinforces learning for hundreds of FBS Champions across our company each year to deliver value for our customers and shareholders.

FBS Ignite

Supported with intensive development in the FBS toolset, active mentoring from the FBS Office, and executive career coaching, participants advance and share their expertise across different businesses. Over the past two years, we have expanded FBS Ignite to include our senior operating company leaders, further enabling them to lead with FBS to drive impact.

Growth Accelerator

A key development experience that enables our team to solve challenges in new, inspiring ways through three key innovation tools: Deep Customer Insight, Solution Generation, and Experimentation – each designed to enable our people to develop critical, breakthrough solutions for customers.

Employee Experience and Feedback

Our promise to our people is – For you. For us. For growth. To achieve this promise, our leaders at all levels of the organization actively seek feedback with quarterly touchpoints to strengthen our inclusive growth culture.

In our last comprehensive census survey in Q4 2024, over 85% of our global team responded, delivering continued strength in overall engagement and inclusion and belonging at high ratings of 76% and 84%, respectively. Our results continue to inform both management and our Board of Directors on appropriate actions to enhance our culture and overall employee experience.

38 FORTIVE CORPORATION 2025 PROXY STATEMENT

Certain Relationships and Related Transactions

Policy

Under our Related Person Transactions Policy adopted by the Board, the Nominating and Governance Committee of the Board is required to review and, if appropriate, approve all related person transactions prior to consummation. If management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at its next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K.

Relationships and Transactions

Mr. Rejji P. Hayes, who is a director on our Board, is an Executive Vice President and Chief Financial Officer of CMS Energy Corporation, a publicly-traded power and energy company. Certain of our subsidiaries sell products to CMS Energy from time to time in the ordinary course of business and on an arm’s-length basis. In 2024, our subsidiaries sold approximately $300,000 of products to CMS Energy. Our subsidiaries intend to sell products to and purchase products and services from CMS Energy in the future in the ordinary course of their businesses and on an arms’-length basis.

Mr. Wright Lassiter III, who is a director on our Board, is the CEO of CommonSpirit Health, a private, not-for-profit health system. Certain of our subsidiaries sell products to CommonSpirit from time to time in the ordinary course of business and on an arm’s-length basis. In 2024, our subsidiaries sold approximately $9 million of products to CommonSpirit. Our subsidiaries intend to sell products to CommonSpirit in the future in the ordinary course of their businesses and on an arms’-length basis.

Mr. Abhijit Dubey, brother of Sharmistha Dubey, who is a director on our Board, is the Global CEO of NTT, a publicly-traded global technology company. Certain of our subsidiaries sell products to NTT from time to time in the ordinary course of business and on an arm’s-length basis. In 2024, our subsidiaries sold approximately $500,000 of products to NTT. Our subsidiaries intend to sell products to NTT in the future in the ordinary course of their businesses and on an arms’-length basis.

Our transactions with CMS, CommonSpirit, and NTT represented less than 0.2% of Fortive’s, CMS’s, CommonSpirit’s, and NTT's respective revenues in 2024.

FORTIVE CORPORATION 2025 PROXY STATEMENT 39

Director Compensation

Director Compensation Policy

The Compensation Committee reviews our non-employee director compensation policy annually and proposes changes to the Board, as appropriate. In reviewing the non-employee director compensation policy in 2024, the Compensation Committee worked with Pearl Meyer to assess the competitiveness of our non-employee director compensation policy based on benchmark information from peer companies and relevant compensation surveys. Based on its review, the Compensation Committee proposed the following non-employee director compensation policy, which recommendation the Board adopted.

Each of our non-management directors receives the following compensation:

•
An annual retainer of $105,000, payable in cash or in RSUs pursuant to an election made the prior year under the Non-Employee Director’s Deferred Compensation Plan described below (the “Election”).
•
An annual equity award with a target award value of $200,000, with 75% allocated to RSUs and 25% allocated to options. The options will be fully vested as of the grant date. The RSUs will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of our shareholders following the grant date.
•
Reimbursement for out-of-pocket expenses, including travel expenses, related to the director’s service on the Board, including up to $10,000 per year for out-of-pocket expenses incurred in connection with continuing director education under our director education policy.

In addition, the Board chair receives an annual retainer of $92,500, payable in cash or in RSUs pursuant to the Election, and an annual equity award with a target value of $92,500 (with 75% allocated to RSUs and 25% allocated to options ), the chair of the Audit Committee receives an annual retainer of $25,000, each of the non-chair members of the Audit Committee receives an annual retainer of $15,000, the chair of the Compensation Committee receives an annual retainer of $20,000, each of the non-chair members of the Compensation Committee receives an annual retainer of $10,000, the chair of the Nominating and Governance Committee receives an annual cash retainer of $20,000, each of the non-chair members of the Nominating and Governance Committee receives an annual retainer of $10,000, the chair of the Finance Committee receives an annual retainer of $10,000, and each of the non-chair members of the Finance Committee receives an annual retainer of $10,000, in each case, payable pursuant to the Election.

Pursuant to the Non-Employee Director’s Deferred Compensation Plan, each director may make an election during the prior year to receive the director’s annual retainer, including the base annual retainer payable to all directors, additional annual retainer payable to the Board chair, and the additional annual retainer payable to the committee chairs and members, in:

•
cash payable in four equal installments following each quarter of service;
•
RSUs with a target value equal to the annual retainer and granted concurrently with the annual equity award that will:
•
vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of our shareholders following the grant date;
•
not be settled in shares until the earlier of the director’s death or, based on the election made by the director, the first day of the seventh month, first year, third year, or fifth year following the director’s retirement from the Board; or
•
a combination of cash and RSUs as allocated in increments of 1% of the total annual retainer.

Stock Ownership Policy

Our Board has also adopted stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) is required to beneficially own shares of our common stock with a market value of at least five times his or her annual retainer. Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes time-based RSUs held by the director and shares in which the director or his or her spouse

40 FORTIVE CORPORATION 2025 PROXY STATEMENT

or child has a direct or indirect interest, but does not include shares subject to unexercised stock options. In addition, our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of our common stock that he or she directly or indirectly owns and controls. We have also adopted a policy that prohibits our directors and employees from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Director Compensation Table

The table below summarizes the compensation paid to the non-management directors for the year ended December 31, 2024. Mr. Lico is a member of the Board but does not receive any additional compensation for services provided as a director and, therefore, is not included in the table below.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	OPTION AWARDS(1)(2)	TOTAL

Eric Branderiz(3)	–	$268,456	$57,412	$325,868

Daniel L. Comas	$125,000	$143,712	$57,412	$326,123

Sharmistha Dubey(3)	–	$263,714	$57,412	$321,126

Rejji P. Hayes(3)	$5,000	$268,456	$57,412	$330,868

Wright Lassiter III(3)	–	$254,231	$57,412	$311,642

Kate D. Mitchell(3)	$75,000	$215,567	$57,412	$347,979

Jeannine Sargent	$140,000	$143,712	$57,412	$341,123

Alan G. Spoon(3)	$54,375	$419,098	$84,242	$557,715

(1)
The amounts reflected in these columns represent the aggregate grant date fair value of the applicable award computed in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). With respect to stock awards, the grant date fair value under ASC 718 is calculated based on the number of shares of our common stock underlying the award, multiplied by the closing price of a share of our common stock on the date of grant. With respect to stock options, the grant date fair value under ASC 718 is calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures) for the grants made in June 2024: an 8 year option life, a risk-free interest rate of 4.41%; a stock price volatility rate of 26.54%; and a dividend yield of 0.44% per share.
(2)
The table below sets forth as to each non-management director the aggregate number of unvested RSUs and aggregate number of stock options outstanding as of December 31, 2024. All of the stock options set forth in the table below are fully vested. The RSUs set forth in the table below vest in accordance with the terms described above.

NAME	AGGREGATE NUMBER OF FORTIVE STOCK OPTIONS HELD AS OF DECEMBER 31, 2024	AGGREGATE NUMBER OF UNVESTED FORTIVE RSUs HELD AS OF DECEMBER 31, 2024

Eric Branderiz	6,380	3,680

Daniel L. Comas	9,830	1,970

Sharmistha Dubey	17,210	3,615

Rejji P. Hayes	6,200	3,680

Wright Lassiter III	10,730	3,485

Kate D. Mitchell	36,681	2,955

Jeannine Sargent	13,729	1,970

Alan G. Spoon	56,344	5,745

(3)
Pursuant to the Non-Employee Director’s Deferred Compensation Plan, each of the directors was entitled to defer up to 100% of the annual retainer into RSUs with a target value equal to the amount of the annual retainer deferred. For compensation payable in 2024, each of Ms. Dubey and Messrs. Branderiz, Hayes, Lassiter, and Spoon elected to defer 100%, and Ms. Mitchell elected to defer 50%, of the annual retainer into RSUs with target value equal to the amount deferred and vesting on the anniversary of the grant date. Since RSUs granted in 2024 for the annual retainer deferred are accounted for under FASB ASC Topic 718, they are reported under the “Stock Awards” column in the table above.

FORTIVE CORPORATION 2025 PROXY STATEMENT 41

PROPOSAL 2: Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement (the “say-on-pay vote”).

As discussed in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain talented, high-performing leaders by delivering a total pay opportunity that is competitive in the market; place a strong emphasis on long-term, equity-based compensation to align interests of our executive officers and our shareholders; incentivize performance that leads to achievement of our business objectives in both the short-term and long-term; and reward both short-term and long-term performance aligned with our culture of high expectations.

Our executive compensation program is structured within a strong framework of compensation governance with a bias toward compensation that is dependent on long-term company performance and with compensation that is balanced to mitigate risks appropriately.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we are asking our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to the Company’s named executive officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s executive officers.

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Compensation Discussion and Analysis

FORTIVE CORPORATION 2025 PROXY STATEMENT 43

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our Named Executive Officers (“NEOs”) and the Compensation Committee’s process and rationale for making pay decisions for 2024.

Executive Summary

The Compensation Committee uses a rigorous, ongoing process to align executive pay with long-term value creation for shareholders and all stakeholders. This ensures our executive compensation programs are intentionally designed to align compensation outcomes with company performance.

Changes Made in 2024 Reinforces our Focus on Pay-for-Performance

We continue to listen to our shareholders and thoughtfully refine our programs. We believe these changes align our executive compensation programs with shareholder returns while continuing to reward performance and retain talent. In 2024, we:

•
Increased the weighting of company financial goals in our annual incentive plan (“ICP”) to 80% (from 60%), and
•
Aligned our relative Total Shareholder Return (“rTSR”) metric to market best practices, and
•
Removed two of our largest peers from our Compensation Peer Group to ensure our peer group continue to remain appropriate

Sustained Long-term Value Creation

Since our inception, we have evolved our portfolio and leveraged the Fortive Business System (“FBS”) to accelerate growth and innovation and expand market share and profitability to unlock exceptional value for customers and shareholders as demonstrated by our financial results over the last five years:

•
An acceleration to mid-single-digit CAGR on Core Revenue Growth*
•
Delivered 14% CAGR on Adjusted Earnings per Share*
•
Achieved 18% CAGR on Free Cash Flow* underpinned by industry-leading net working capital performance
•
Achieved ~600 basis points of Adjusted Operating Profit Margin* expansion and ~350 basis points of adjusted gross margin expansion amidst unprecedented inflation

2024 Company Performance	In 2024, our operational discipline led to our portfolio performing at or above initial guidance[1] to the investment community on most financial metrics:
•
Adjusted Earnings Per Share of $3.89 (13% growth)
•
Free Cash Flow of $1.4B (13% growth)
•
Adjusted Operating Profit Margin of ~27% (+100 bps)
•
In light of the mixed macroeconomic environment for Precision Technologies segment, however, Core Revenue Growth across the Fortive portfolio was 1% which is reflected in the lower Company Performance Factor applied to our annual ICP as well as in our performance stock units
•
In addition, we executed on our plan to prioritize the return of capital to shareholders by utilizing our record free cash flow to return ~$1B to shareholders through the repurchase of ~12M shares and grew dividends ~10% year-over-year

Our culture of continuous improvement and commitment to FBS – the foundation for our executive officer’s individual Strategic Performance Factors – led to another year of productive Kaizen activity. The ongoing integration of AI and automation into our evolving FBS toolset resulted in a faster, more efficient pipeline of exciting new products, significant productivity improvements, enhanced customer experiences, and increased win rates with reduced customer costs.

Our accelerated pace of innovation in 2024 helped sustain top-line momentum. The separation of our Precision Technologies segment positions Fortive to drive improved core sales growth, and our commitment to leverage FCF through the separation to return capital to shareholders with share repurchases provides greater clarity on our near-term focus and future long-term value creation strategy.

1 We set our incentive plan goals at mid to high range of guidance.

* Core Revenue Growth (“Core Growth”), Adjusted Operating Profit Margin, Adjusted Earnings Per Share (“Adjusted EPS”), and Free Cash Flow are non-GAAP financial measures. For the definition of these non-GAAP financial measures and the reconciliation of such measures to the corresponding GAAP measures, please refer to “Non-GAAP Financial Measures” in Appendix A.

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Pay For Performance

Our executive compensation program is designed so that the compensation realized by our executive officers is dependent on actual performance and aligned to our shareholders experience. This is the foundation of our compensation philosophy and demonstrated by:

•
92% of 2024 total target annual compensation for the CEO is performance-based and 78% is granted in equity, while, on average, 88% of 2024 total target annual compensation for the other NEOs is performance-based and 72% is granted in equity.
•
50% of the NEOs’ long-term incentive compensation consists of performance stock units (“PSUs”).
•
60% of the 2024 PSU award is tied to relative TSR, whereby we set the target at 55th percentile ranking relative to the S&P 500 index companies, making the target payout heavily dependent upon above-median TSR outperformance.
•
40% of the 2024 PSU award is tied to Core Revenue Growth, a key measure of the effectiveness and execution of our long-term organic growth strategies sustained over a multi-year period, in alignment with expectations of the investment community.
•
27% of the Target 2024 PSU award was projected to pay out as of December 31, 2024.
•
In addition, there was no increase in base salary for any of our NEOs in 2024. Both our CEO and CFO received a Personal Performance Factor that aligned with the Company Financial Factor under our 2024 annual incentive program. This underscores our commitment to closely aligning our executives' experiences with those of our shareholders.

The rigor of our goal-setting and alignment of our executive officers to shareholder value creation is further reflected when examining our PSUs in the chart below, with PSUs constituting the largest component of target compensation. The realizable value of PSUs often trail target grant date fair value as shown in the corresponding “Summary Compensation Table” when our total shareholder return did not outperform relative to the S&P 500 index companies.

The contents of this section are supplemental to, and not intended to replace, the disclosure in the “Pay vs. Performance” section made pursuant to Item 402(v) of Regulation S-K.

* 27% of Target 2024 PSUs were projected to payout as of December 31, 2024.

** Realizable PSU Compensation is based on, for vested awards, the actual number of shares earned based on the corresponding 3YR performance multiplied by the closing price of our common stock on the last trading day of the grant year (“the Applicable Price”) and, for unvested awards, the projected number of shares that would be earned assuming the relative TSR performance and the Core Growth performance as calculated at the end of 2024 applied for the remainder of the performance period multiplied by the Applicable Price.

*** For vested awards, the actual 3YR TSR percentile ranking corresponding to the PSUs granted to the CEO during such year. For unvested awards, the corresponding projected 3YR TSR percentile ranking as calculated at the end of 2024 applied for the remainder of the performance period.

FORTIVE CORPORATION 2025 PROXY STATEMENT 45

Overview of Fortive

2024 Named Executive Officers

James A. Lico President and Chief Executive Officer (“CEO”)	Charles E. McLaughlin Senior Vice President and Chief Financial Officer[1]	Tamara Newcombe President and CEO of Precision Technologies and Advanced Healthcare Solutions[1]	Olumide Soroye President and CEO of Intelligent Operating Solutions[1]	Stacey Walker Senior Vice President and Chief Human Resource Officer[1]

1 Title and role as of December 31, 2024.

How We Drive Innovation and Optimize Performance

Our 2024 results contributed to our strong 5-year execution track record in financial performance and helped sustain top-line momentum going into 2025 to improve core sales growth. Our announcement of the separation of the Precision Technologies segment into a new company, Ralliant, will provide additional clarity on strategy and enhance value creation.

46 FORTIVE CORPORATION 2025 PROXY STATEMENT

Looking Ahead to 2025

Spin of Precision Technologies Segment: In September 2024, we announced our intention to separate our company into two independent, publicly traded companies, each with a focused business model and its own clear growth and capital allocation priorities. Upon completion of this separation, Fortive will be a technology solutions company comprised of a leading portfolio of brands currently operating under Fortive’s Intelligent Operating Solutions ("IOS") and Advanced Healthcare Solutions ("AHS") business segments. These durable growth-oriented businesses, with approximately 50 percent recurring revenue, are aligned with significant long-term growth trends driven by the shift towards software-enabled workflows, the growing importance of connected devices and IoT offerings, rising productivity, safety and security requirements, and the demand for safer, high-quality healthcare globally. Fortive will be well positioned to continue to drive growth and profitability across its portfolio through a combination of organic compounding and execution of a focused and balanced capital allocation strategy, prioritizing M&A that enhances recurring revenue, growth, and free cash flow. The Precision Technologies business segment will become an independent entity doing business under the name Ralliant.

Leadership Transitions: We foster leadership potential in all our people and have been intentional about growing our next generation of leaders, who are energized by the immense opportunities ahead. In connection with the separation, we also announced leadership changes aligned with our internal talent-development and succession plans. Jim Lico, President and CEO will be retiring upon completion of the separation and Olumide Soroye, currently President and CEO of our IOS and AHS segments, will become Fortive’s next President and CEO. On March 24, 2025, Chuck McLaughlin, retired as SVP and CFO, and Mark Okerstrom was appointed Fortive's SVP and CFO. Mr. Lico and Mr. McLaughlin will continue to serve in non-executive officer roles through the end of the year to assist with the transitions and ensure continuity.

Impact on Executive Compensation Programs: As always, we adapt our practices to keep pace with our company's evolution. In light of these transformative events, we plan to conduct a comprehensive review of our philosophy, programs, and compensation peer group in 2025. This will ensure continued alignment with our future portfolio, talent profile, and the business economics of our new company.

Equity Plan Renewal: We will be requesting the renewal of our equity plan due to its upcoming expiration in 2026. No new shares are being requested; instead, outstanding equity will be rolled over into this new plan. This approach ensures we can continue our commitment to primarily incentivize our executives through equity compensation and maintain alignment with our shareholders.

2024 Say-on-Pay Advisory Vote and Shareholder Engagement

The Compensation Committee has a history of keeping an open dialogue with our investor community. Consistent with this approach, we held our regular annual engagement that covered executive compensation and renewal of our equity plan, among other topics, including the results of our advisory shareholder vote on compensation in 2024. In addition, we had an active dialogue about the positive program changes we implemented in 2024, further described below. The results of the 2024 say-on-pay advisory vote was 92.06% in favor.

What We Heard and What We Did

During the most recent rounds of discussions, we reached out to our top 25 investors representing ~65% of outstanding shares and met with investors representing 37% of outstanding shares.

Many shareholders reiterated their appreciation for our proactivity, responsiveness, and continued efforts to strengthen our programs. Investors were pleased to see the changes we confirmed in 2024 in response to prior outreach.

FORTIVE CORPORATION 2025 PROXY STATEMENT 47

A summary of the actions we took in 2024 and prior years is described below:

What We Heard	What We Did	When We Did It

Enhance transparency of the annual incentive award determined by individual strategic measures, given the weighting.	• Committed to more transparency, and highlighted the competitive reasons for any limited disclosure. • Reduced the weighting of the individual strategic performance goals to 20% (from 40%).	2024
Align the relative TSR payout structure for the PSUs to competitive market practice.	• Aligned the relative TSR payout structure to peer and market practices for our 2024 PSU cycle, creating a stronger pay-for-performance relationship. • Removed "floor" payout on relative TSR PSU for positive absolute TSR performance.	2024
Refine the peer group to ensure it appropriately reflects our business mix and talent markets.	• Enhanced peer group selection methodology and alignment to our business mix and talent markets. • Eliminated two larger peers for comparability.	2024
Limit maximum cash severance payment without shareholder approval.	• Adopted a cash severance policy that prohibits cash severance payment arrangements with Section 16 officers in excess of 2.99 times the sum of base salary and target bonus.	2023
Subject time-based equity awards, in addition to incentive compensation, to the clawback policy.	• Added the discretionary ability of the Board to clawback compensation, including time-based equity awards, upon gross misconduct leading to a financial restatement.	2023

Increase the percentage of long-term incentive awards dependent on TSR and include additional performance measures.	• Increased PSUs from 35% to 50% of the equity mix. • Added absolute three-year average Core Revenue Growth as a performance measure. • Set PSUs weightings to 60% relative TSR performance and 40% three-year average Core Revenue Growth performance.	2022

Compensation Best Practices

Our executive compensation program reflects best practices in design and governance:

What We Do	What We Don’t Do

✓ Frequent and Robust Shareholder Outreach

✓ Performance Measures Aligned with Business Objectives

✓ Rigorous Performance Goal Setting

✓ Extended Vesting Requirements for Equity Awards

✓ Enhanced Clawback Policy

✓ Stock Ownership Requirements

✓ Annual Risk Assessment

✓ Independent Compensation Consultant

✓ Limited Perquisites

✓ ESG Performance Incorporated into the Compensation Program

× No Excise Tax Gross-Ups

× No “Single-Trigger” Change-in-Control Benefits

× No Pledging or Hedging

× No Evergreen Provision in Stock Incentive Plan

× No Repricing of Stock Options without Shareholder Approval

× No Liberal Share Recycling under Stock Incentive Plan

× No Defined Benefit Plans for Executive Officers

× No Delivery of Dividends or Dividend Equivalents on Unvested Equity Awards

× No Cash Severance Benefits above 2.99x of the Annual Cash Compensation (base salary plus target bonus) without Shareholder Approval

48 FORTIVE CORPORATION 2025 PROXY STATEMENT

What Guides Our Program

Our Compensation Philosophy

Our compensation philosophy is aligned with building long-term value for our shareholders and other stakeholders, with our executive compensation program designed to:

Principle	Description	How We Accomplish

Attract, Recruit & Retain	• Recruit, retain, and motivate talented, high-performing leaders by delivering a total pay opportunity that is competitive in the market.	• Design our executives’ pay packages considering our Compensation Peer Group pay practices, performance, succession planning, complexity, and relative importance of role.

Align with Shareholders	• Place a strong emphasis on long-term, equity-based compensation to align interests of our executive officers and our shareholders.

• Deliver 78% and 72% of total direct compensation to the CEO and average other NEOs, respectively, in the form of equity-based compensation (Options, PSUs, RSUs) where intrinsic value is tied to the delivery of long-term value to our shareholders.

• In addition, PSUs provide alignment and accountability to achievement of our long-term strategic and financial priorities.

Align with Business Strategy	• Incentivize performance that leads to achievement of our business objectives in both the short-term and long-term.

• Set substantive financial performance goals with targets at or above midpoint guidance provided to external investors, reflecting our strategy at the beginning of performance cycles and hold executives accountable for achieving those targets.

• Consider individual performance in achievement against strategic goals to balance focus on business operations with business financial performance.

Align with Performance	• Reward both short-term and long-term performance aligned with our culture of high expectations.

• 92% of CEO target total direct compensation is performance-based; 78% of target compensation is based on long-term performance and 14% on short-term performance.

• 88% of average other NEOs target total direct compensation is performance-based; 72% of target compensation is based on long-term and 16% on short-term performance.

FORTIVE CORPORATION 2025 PROXY STATEMENT 49

How We Make Compensation Decisions

The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with the full Board, management and our independent consultant to examine the effectiveness of the Company’s executive compensation program throughout the year. Specific responsibilities are summarized in the table below:

Compensation Committee

• Determines our compensation philosophy and design as well as specific programs and policies for our executive officers; and

• Approves the annual compensation targets and awards for our executive officers.

Board of Directors and Management

• The Compensation Committee consults with the Board, the CEO, the Chief Human Resource Officer, and other members of management as they establish the compensation program and policies, and evaluate performance.

Independent Compensation Consultant

• Provides counsel and guidance to the Compensation Committee concerning our compensation design, program effectiveness, and annual compensation; and

• Reports directly to the Compensation Committee.

The Committee engaged Pearl Meyer in 2024 as its independent compensation consultant to provide counsel and guidance to the Compensation Committee in the design of our 2024 and 2025 executive compensation programs. The Compensation Committee reviewed Pearl Meyers’ independence in accordance with the NYSE Listing Standards and applicable SEC regulations and concluded that the firm’s work did not raise any conflict of interest.

The Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which is accessible on our website, www.fortive.com, by selecting ‘‘Investors,’’ then ‘‘Governance", and then “Governance Documents.’’ Web addresses to the Fortive website (www.fortive.com) are provided throughout this document for convenience only. Please note that information on or accessible through the Fortive website is not part of, or incorporated by reference into, this proxy statement.

Compensation Elements and Objectives

While fixed compensation is important to provide a stable source of income, the Compensation Committee believes executive compensation should primarily be performance-based, emphasizing long-term incentive compensation in the form of equity awards aligned with our shareholders’ interests. The following table sets forth the three primary elements of our compensation program:

ELEMENT	FORM	COMPENSATION PERIOD	PERFORMANCE MEASURES	PRIMARY OBJECTIVES
Base Salary	Cash	1-year Paid regularly	N/A	• Attract and retain executive talent. • Recognize day-to-day role and scope of responsibility and impact. • Provide stable source of income.

Annual Incentive Compensation	Cash	1-year Annual performance, paid once	• Adj. EPS • Free Cash Flow • Core Revenue Growth • Strategic Objectives	• Align compensation with business strategy. • Reward annual performance on key strategic, financial, and operational measures. • Motivate and reward high performance.

Long-Term Incentive	PSUs	4-years 3-year performance, with an additional 1-year holding period	• Relative TSR vs. S&P 500 • Core Revenue Growth

• Align the interests of our executives with the delivery of long-term value to shareholders.

• Retain executive talent through an extended vesting period.

• Incentivize strong relative TSR and absolute Core Revenue Growth.

	RSUs	4-years 50% vesting in years 3 and 4	• Adj. EBITDA Margin for incremental RSUs
	Stock Options	4-years 50% vesting in years 3 and 4	• Stock Price

50 FORTIVE CORPORATION 2025 PROXY STATEMENT

2024 Compensation Mix (At Target)¹

Our executive compensation program emphasizes performance-based compensation that aligns with long-term value creation for our shareholders. We design our program to be heavily weighted toward performance-based compensation. As shown below, the majority of our 2024 executive compensation was performance-based.

(1)
Compensation reflects target grant values and may differ from values disclosed in the Summary Compensation Table. Percentages are rounded to the nearest whole number.

How We Stay Competitive

The Compensation Committee believes it is essential to understand the relevant market for executive talent to inform our decision-making and ensure our executive compensation program supports our recruitment and retention needs.

In designing the 2024 executive compensation program, the Compensation Committee worked with Pearl Meyer to assess the competitiveness of our executive compensation levels and practices using the peer group of companies listed below.

In response to shareholder feedback, the Compensation Committee worked with Pearl Meyer to identify changes to the peer group and specifically, two of our largest peers, Danaher and 3M were removed. The resulting group of 15 peers better aligns with our current portfolio mix, size (based on revenues and market capitalization) and talent market.

In assessing the composition of the peer group, the Compensation Committee considered:

•
Companies in relevant industries (e.g., electrical/electronic equipment, industrial conglomerates/machinery, healthcare equipment & supplies, life science, software, etc.), and
•
Companies with whom we compete for executive talent, and
•
Companies with similar revenue (primary metric), market capitalization, an enterprise value/revenue ratio of at least 2x, and strong operating margin and long-term TSR results.
Percentile	Revenue
75th Percentile	$12.0B
50th Percentile	$6.0B
25th Percentile	$5.1B
FTV	$6.0B
FTV Positioning	50th %ile
Source: S&P Capital IQ; based on Fortive and peer financials at the time of the Compensation Peer Group review (Fall 2023) used to inform fiscal 2024 pay decisions

FORTIVE CORPORATION 2025 PROXY STATEMENT 51

Our 2024 Compensation Peer Group

INDUSTRY	COMPANY

Electrical Equipment/Machinery (27%)	• Ametek Inc • IDEX Corporation	• Illinois Tool Works Inc. • Rockwell Automation Inc.

Health/Life Sciences (20%)	• Mettler-Toledo International Inc. • STERIS plc	• Stryker Corporation

Multi-Industry (33%)	• Ecolab, Inc. • Honeywell International Inc. • Roper Technologies, Inc	• Trimble Inc. • Zebra Technologies Corporation

Software Cos. (20%)	• Autodesk, Inc. • ServiceNow, Inc.	• Synopsys, Inc.

In addition to peer group data and compensation survey data, the Compensation Committee also considers our diverse business mix, individual performance, succession planning, and complexity of role to establish meaningful compensation.

Looking Ahead to 2025

A holistic review of the compensation peer group is planned for 2025 to ensure continued alignment to our go-forward portfolio, talent profile, and business economics of our new company.

52 FORTIVE CORPORATION 2025 PROXY STATEMENT

How We Measure Performance

Our executive compensation program’s performance measures and goals are based on the factors we believe are most relevant to our shareholders and consistent with the expectations we communicate. Performance goals are based on the financial guidance provided to our shareholders, with targets established at or above midpoint of the corresponding guidance, and the thresholds set within a narrow range of the target. Given most of our executive compensation consists of equity awards, if we were to set financial guidance below shareholder expectations, it could negatively impact the market value of our common stock, affecting both shareholders and executives. Therefore, establishing performance targets at or above midpoint of our financial guidance to the investment community ensures that our compensation performance goals are aligned with measures that drive market value.

Performance goals are based on the financial guidance provided to our shareholders, with targets established at or above midpoint of the corresponding guidance.

The relative TSR target is set at the 55th percentile ranking relative to the S&P 500 index companies so that a target payout is dependent on outperforming within the market index.

A Closer Look at Our Financial Performance Measures

The Compensation Committee discusses performance measure selection regularly. Based on those discussions, we have selected a carefully balanced mix of quantifiable absolute and relative financial measures across our incentive plans to support our business strategy and alignment with shareholder, as follows:

Measure(1)	ICP	LTI	Rationale

Adjusted EPS

• Adjusted EPS reflects our ability to generate profits for our shareholders, as well as our overall financial health and efficient management. By excluding non-recurring expenses or gains, Adjusted EPS aims to highlight a more accurate representation of our operational performance and earnings potential.

• We set our 2024 financial target for Adjusted EPS at the midpoint of the initial guidance provided to shareholders.

Free Cash Flow (“FCF”)

• By tying annual incentives to FCF, executives are motivated to make decisions that prioritize long-term, sustainable financial health by rewarding activities that contribute to long-term cash generation.

• In order to better articulate the tie between initial guidance to our investment community and our financial target, we changed to FCF from FCF conversion ratio.

• We set our 2024 financial target for FCF at the initial guidance provided to shareholders.

Core Revenue Growth

• Core Revenue Growth rate is the rate of revenue growth from our existing businesses on a year-over-year basis, which is an important measure of the performance of our existing businesses and is a key measure of the effectiveness and execution of our long-term organic growth strategies, including new product introductions, marketing and sales effectiveness, and customer growth.

• We set our 2024 financial target for Core Revenue Growth at the high-end of guidance provided to shareholders.

Relative TSR

• Relative TSR provides a clear benchmark for evaluating our performance against the broader market, motivating management to achieve superior performance compared to peers. This fosters competitiveness and innovation to support the creation of long-term shareholder value.

• The target is set at the 55th percentile ranking relative to the S&P 500 index companies linking program payout to our TSR outperforming within the S&P 500 index.

Adjusted EBITDA Margin(2)

• EBITDA provides a clear view of our operational performance and by excluding non-operating or non-recurring expenses, it reflects the core profitability of our business. Using Adjusted EBITDA in our long-term incentive plan encourages a focus on sustainable financial performance over the long term.

• We set our 2024 financial target for Adjusted EBITDA Margin at the high-end of guidance provided to shareholders.

(1)
Adjusted EPS, Free Cash Flow, Adjusted EBITDA, and Core Revenue Growth are non-GAAP financial measures. For the definition of these non-GAAP financial measures and the reconciliation of such measures to the corresponding GAAP measures, please refer to “Non-GAAP Financial Measures” in Appendix A.
(2)
Adjusted EBITDA Margin” means the ratio of Adjusted EBITDA to Net Revenue.

FORTIVE CORPORATION 2025 PROXY STATEMENT 53

Setting our Core Revenue Growth Goals

Why Is Core Revenue Growth also included in the Long-Term Incentive Program?

We believe that prioritizing Core Revenue Growth rate in both our short-term and long-term incentive programs provides the best opportunity to align our incentives with long-term value creation for our stakeholders.

Why do we not set a three-year Core Revenue Growth target at the time we award PSUs?

We set annual Core Revenue Growth goals for long-term incentives instead of three-year goals since we do not offer guidance for Core Revenue Growth beyond the annual period. Disclosing a three-year target for compensation could potentially mislead our investors. Additionally, predicting the contribution from acquisitions (after one year) is uncertain.

Why Was the Core Revenue Growth target in 2024 lower than the 2023 target and results?

The chart below illustrates the fluctuation in our Core Revenue Growth rate, emphasizing the importance of setting annual financial targets based on prevailing market and economic conditions. Our target-setting methodology aligns Core Revenue Growth at or above the guidance shared with shareholders at the start of each year. This ensures that we reward outperformance relative to these expectations. While many companies use absolute revenue as a compensation metric, we use revenue growth rate to demonstrate improvement in revenue year over year, with any positive growth rate resulting in year over year increase in absolute revenue. Because we use a growth rate, we believe using a “prior year plus” target-setting approach is not sustainable over time, or suitable for incentive plan purposes. Our approach has consistently led to increased revenues year after year. See graph below:

$8
$6
$4
$2
$0
12%
8%
4%
0%
-4%
-8%
Total Revenue ($B)
Core Revenue Growth Rate
$4.6
$5.3
$5.8
$6.1
$6.2
-5.8%
9.5%
10.1%
4.8%
1.3%
2020
2021
2022
2023
2024
Sales
Core Growth

54 FORTIVE CORPORATION 2025 PROXY STATEMENT

2024 Executive Compensation in Detail

Base Salaries

In 2024, a company-wide merit adjustment budget was approved, including for our NEOs, who participated on the same terms as other eligible employees. Despite strong financial and personal performance, base salaries for our NEOs were held flat recognizing our philosophy to focus on variable compensation.

In making base salary decisions, the Compensation Committee considers the CEO’s recommendations (other than concerning his own base salary) and each NEO’s position and level of responsibility within the Company. The Committee also considers factors such as competitive market data as well as individual performance, experience, internal equity, and succession.

EXECUTIVE OFFICER	2024 BASE SALARY(1)	2023 BASE SALARY	PERCENTAGE INCREASE

James A. Lico	$1,250,000	$1,250,000	0.0%

Charles E. McLaughlin	$760,000	$760,000	0.0%

Tamara Newcombe	$725,000	$725,000	0.0%

Olumide Soroye	$750,000	$750,000	0.0%

Stacey Walker	$625,000	$625,000	0.0%

(1)
The actual amounts paid to our NEOs as salary in 2024 are set forth in the 2024 Summary Compensation Table later in this proxy statement.

Annual Incentive Compensation

Design At-A-Glance

In response to shareholder feedback, in 2024, the Compensation Committee increased the weighting of the Company Performance Factor to 80% (from 60%), with a corresponding decrease to the weighting of the Strategic Performance Factor to 20% (from 40%).

For 2024, each NEO was eligible for an incentive award equal to his or her base salary multiplied by his or her target award opportunity, multiplied by the Composite Performance Factor (which is the sum of the Company Performance Factor (80% weighting) and the individual Strategic Performance Factor (20% weighting)).

THE 2024 ANNUAL INCENTIVE COMPENSATION FORMULA

Base Salary ($)	×	Target Award Opportunity (%)	×	Composite Performance Factor			=	Actual Incentive Payout
				Fortive Company Performance (80%)	+	Strategic Performance (20%)

FORTIVE CORPORATION 2025 PROXY STATEMENT 55

80%

Fortive

Company

Performance

Factor

20%

Strategic

Performance

Factor

The graphic below describes the 2024 Annual Incentive Compensation components:

The Compensation Committee approved financial measures that align with our investment community expectations.	Performance Measures	Weighting
	Adjusted EPS	60%
	Free Cash Flow	20%

	Core Revenue Growth	20%

	We build	Customer success
The Compensation Committee establishes individual performance goals to align with the Company's overall strategic initiatives and core values.	extraordinary teams for extraordinary results	inspires our innovation
	We compete for shareholders	Kaizen is our way of life

Fortive Company Performance Factor (80% Weighting)

The Company Performance Factor portion applied to each NEOs’ 2024 Annual Incentive Compensation was designed to align with the expectations of our investment community as well as demonstrate the execution of our business strategy. We intentionally set our targets at the mid to high range of initial guidance provided to the investment community.

56 FORTIVE CORPORATION 2025 PROXY STATEMENT

Strategic Performance Factor (20% Weighting)

The Strategic Performance Factor portion applied to each NEOs’ 2024 Annual Incentive Compensation was determined based on the evaluation of their individual contributions to predefined financial, operational, strategic, and ESG measures across four performance categories that align with our corporate values. The performance categories and weightings varied based on the NEOs responsibilities and the function or group he or she leads, and included:

EXTRAORDINARY	CUSTOMER	KAIZEN	SHAREHOLDERS
TEAMS	SUCCESS	• Fortive Business System • Innovation and automation	• Financial performance indicators
• Employee engagement & turnover • Workforce planning & leadership funnels • Inclusive culture	• New product growth • Innovation & transformation • Customer satisfaction

Target Award Opportunity

Target award opportunities are expressed as a percentage of base salary. The Compensation Committee also considers market data in setting target award amounts. The Compensation Committee made a modest adjustment to Ms. Walker’s target award opportunity based on findings from a comprehensive benchmarking review. All other NEO target award opportunities remained unchanged from 2023. Target award opportunities for 2024 were as follows:

EXECUTIVE OFFICER	2024 TARGET AWARD OPPORTUNITY (%)	2024 TARGET AWARD OPPORTUNITY ($)	2023 TARGET AWARD OPPORTUNITY (%)	2023 TARGET AWARD OPPORTUNITY ($)	YEAR OVER YEAR INCREASE IN PERCENTAGE (%)

James A. Lico	190%	$2,375,000	190%	$2,375,000	0%

Charles E. McLaughlin	130%	$988,000	130%	$988,000	0%

Tamara Newcombe	150%	$1,087,500	150%	$1,087,500	0%

Olumide Soroye	150%	$1,125,000	150%	$1,125,000	0%

Stacey Walker	90%	$562,500	85%	$531,250	6%

2024 Company Performance Factor Determination

For 2024, the Compensation Committee established Adjusted EPS, Free Cash Flow, and Core Revenue Growth as the performance measures for the Company Performance Factor. For each measure, the Compensation Committee established threshold, target, and maximum levels of performance. The chart below shows the 2024 goals and weightings for each measure, as well as actual results. The payout percentages for performance between threshold and target, or between target and maximum, respectively, were determined by linear interpolation.

			2024 PERFORMANCE MEASURES & RESULTS

PAYOUT LEVEL	% OF TARGET	ACTUAL	ADJUSTED EPS	FCF (Millions)	CORE REVENUE GROWTH

Maximum	200%		$4.17	$1,513	5.6%

Target	100%		$3.79	$1,375	4.0%

Threshold	50%	(0% for Core Revenue Growth)	$3.41	$1,169	2.8%

		Actual Results	$3.89	$1,406	1.3%

		Payout % (Before Weighting)	126.3%	122.5%	0%

		Weighting of Measure	60%	20%	20%

		Weighted Payout	75.8%	24.5%	0%

		Final Company Performance Factor		100.3%

* Adjusted EPS, Free Cash Flow (“FCF”), and Core Revenue Growth are non-GAAP financial measures. For the definition of these non-GAAP financial measures and the reconciliation of such measures to the corresponding GAAP measures, please refer to “Non-GAAP Financial Measures” in Appendix A.

FORTIVE CORPORATION 2025 PROXY STATEMENT 57

2024 Strategic Performance Factor Determination

The Compensation Committee, in consultation with the Board, established performance goals for each NEO to align with the Company’s overall strategic initiatives at the beginning of 2024. The Compensation Committee considers the individual’s impact and results against performance goals, while also considering the individual’s overall performance, the contribution of such individual to the Company’s results and the individual’s demonstrated leadership behavior in alignment with the Company’s core values. Following such assessment, the Compensation Committee assigns each NEO a rating between 0% and 200%. The following tables summarize the individual strategic performance assessment for 2024:

James A. Lico

FORTIVE VALUE	Wgt.	goal	2024 Performance	Wgtd. payout

Extraordinary Teams	20%	Succession Planning: Continue to strengthen leadership funnels, C-suite succession	Accelerated year-over-year progress in the development and growth of our leadership talent: • Successful CEO succession for FTV and Ralliant, and • Improvements in C-suite roles and OpCo President roles with enhanced succession depth and strength (~33% improvement), and • Successful succession of Presidents at four OpCos and two external hires to boost leadership capabilities.	20%
		Talent Capability: Build capability in technology and innovation verticals

Year-over-year improvement in leadership capability among technology and innovation verticals (Product, FORT, ML/AI):

• New technology and innovation leaders across OpCos, and

• Expansion of FORT capability into OpCos.

Customer Success	20%	AI /Automation: Deliver more value to customers by leveraging AI and automation to expand portfolio evolution	• Year-over-year progress in portfolio evolution of AI-related solutions to achieve operational efficiency gains (+75% against target).	20%

Kaizen	20%	Kaizen Activity: Use FBS toolkit to drive cyber and geopolitical risk reduction	• Year-over-year improvement in de-risking Cyber through shared-service model. • Continued improvement in geopolitical de-risking of manufacturing operations and processes through expanded diversification of manufacturing and supply chain.	20%
		FBS: Successfully deploy FBS toolkit for SaaS to improve NDR performance	• Largest CEO Kaizen event in history with 1,000+ participants. • Improvement on Net Dollar Retention performance (+100 bps).

Shareholders	40%	Deliver Financials*: Meet or beat guidance provided to shareholders

• Adjusted operating profit margin of 27%, up 100 bps year-on-year.

• Adjusted EPS growth of 13%, exceeding high range of guidance.

• Free cash flow of $1.4B, 13% growth and above high range of guidance; 200 bps improvement in FCF margins.

• Core revenue growth of 1%.

• Returned ~$1B to shareholders with repurchases of ~12M shares.

				4O%
		Investor Relations: Enhance IR and communications to create better understanding of Fortive and our financial strategy to improve shareholder value	• The pending Ralliant separation will provide investors more clarity on each companies' investment thesis and enhances IR messaging. • Increase in stock price since separation announcement.

TOTAL STRATEGIC PERFORMANCE FACTOR				100%

* Core Revenue Growth, Adjusted Gross Margin, Adjusted Operating Profit Margin, and Adjusted EPS are non-GAAP financial measures. For the definition of these non-GAAP financial measures, please refer to “Non-GAAP Financial Measures” in Appendix A.

58 FORTIVE CORPORATION 2025 PROXY STATEMENT

Charles E. McLaughlin

Fortive Value	wgt.	goal	2024 performance	Wgtd. payout

Extraordinary Teams	20%	Succession Planning: Develop and grow Finance leadership funnels	Year-over-year progress in the development and growth of the Finance leadership funnel: • Increased quality and quantity within leadership funnels.	20%

Shareholders	40%	Deliver Financials*: Meet or beat guidance provided to shareholders	• Adjusted operating profit margin of 27%, up 100 bps year-on-year. • Adjusted EPS growth of 13%, exceeding high range of guidance. • Free cash flow of $1.4B, 13% growth and above high range of guidance; 200 bps improvement in FCF margins. • Core revenue growth of 1%. • Returned ~$1B to shareholders with repurchases of ~12M shares.	40%

Shareholders	40%	Investor Relations: Enhance IR and communications to create better understanding of Fortive and our financial strategy to improve shareholder value	• The pending Ralliant separation will provide investors more clarity on each companies' investment thesis and enhances IR messaging. • Increase in stock price since separation announcement.	40%

Total Strategic Performance Factor				100%

Tamara Newcombe

Fortive Values	wgt.	Goal	2024 performance	wgtd. payout

Extraordinary Teams	20%	People Strategy: Yield year-on-year improvements in employee experience, turnover, and improving succession with developing leaders	Increased leadership funnels, succession and hired key talent into critical roles across the Advance Healthcare Solutions (“AHS”) and Precision Technologies (“PT”) segments: • Accelerated the ramp-up of new leaders, and • Improved 3-month rolling turnover within PT and AHS.	30%

Customer Success	20%	Innovation: Evolve segment strategies to drive organic and inorganic portfolio evolution and innovation	Year-over-year progress against segment market strategies: • >10 initiatives across PT Segment to drive automation and AI-powered capabilities to boost productivity in engineering, customer experience, and operational efficiency, and • Investment in innovation of three AI-driven solutions to integrate AI and advanced analytics into hardware, firmware, and software systems.	25%

Kaizen	20%	FBS: Apply FBS know-how to reduce cyber and geopolitical risk	• Significant geopolitical and cyber risk reduction among PT and AHS segments with year-over-year improvement on operating companies now measuring low risk.	20%

Shareholders	40%	Segment Financials*: Year-over-year improvement of core revenue growth, core operating profit margin and other financials metrics	• Delivered strong financial results for the PT and AHS segments with improvements in core revenue growth rate, margin expansion, acquisition ROIC and other financial performance measures.	35%

Total Strategic Performance Factor				110%

* Core Revenue Growth, Adjusted Gross Margin, Adjusted Operating Profit Margin, and Adjusted EPS are non-GAAP financial measures. For the definition of these non-GAAP financial measures, please refer to “Non-GAAP Financial Measures” in Appendix A.

FORTIVE CORPORATION 2025 PROXY STATEMENT 59

Olumide Soroye

Fortive Value	Wgt.	Goal	2023 Performance	Wgtd. Payout

Extraordinary Teams	20%	People Strategy: Yield year-on-year improvements in employee experience, turnover, and improving succession with developing leaders	Achieved year-on-year improvement in employee turnover, engagement, and leadership development: • Accelerated the ramp-up of new leaders, and • Increased leadership funnels, succession and hired key talent into critical roles across the IOS segment, and • Improved employee engagement and turnover in IOS segment.	25%

Customer Success	20%	Innovation: Evolve segment strategies to drive organic and inorganic portfolio evolution and innovation	Year-over-year progress against segment market strategies: • Product innovation engine progression with 50% expansion in innovation funnel in IOS segment, and • Accelerated initiatives across IOS Segment to drive AI-driven products and solutions for customers and AI-enabled improvements in productivity.	25%

Kaizen	20%	FBS: Apply FBS know-how to reduce cyber and geopolitical risk	• Reduction in global manufacturing footprint risk within IOS segment.	25%

Shareholders	40%	Segment Financials*: Year-over-year improvement of core revenue growth, core operating profit margin and other financials metrics	• Delivered strong financial results for the IOS segment with improvements in core revenue growth rate, margin expansion, acquisition ROIC and other financial performance measures. • 20+ Kaizen events leading to improvement of bookings momentum across IOS Operating Companies.	50%

Total Strategic Performance Factor				125%

STACEY WALKER

Fortive Value	Wgt.	Goal	2023 Performance	Wgtd. Payout

Extraordinary Teams	40%	People: Attract, retain and develop top talent to improve succession and depth, diversity and caliber of strategic talent funnels	Year-over-year improvements in the health of our talent: • Successful execution of two CEO-ready successors, and • Executive officer succession funnel improved year-over-year by ~33%, and • Mid-single-digit percentage improvement in OpCo President succession funnel, and • Product function talent funnel mid-teens percentage improvement.	50%

Customer Success	40%	HR Transformation: Deploy the new HR Operating Model that improves efficiency and quality outcomes for our businesses	New HR Operating Model stood up effectively including a global shared services function, payroll, and talent acquisition functions: • Delivered project on time and to budget, and • Met or exceeded most SLAs and KPIs related to stand-up.	50%

Kaizen	20%	FBS: Deploy and scale the Fortive Corp brand to create deeper stakeholder connection	• Increased alignment between FBSO and Leadership Development functions. • Developed a "FBS for HR" strategy to infuse FBS rigor and tools in our new HR operating model. • Delivered against commitments in leadership development and learning. • Exceeded Employee Attraction Campaign goal of LinkedIn to Fortive Career site referral conversions.	30%

Total Strategic Performance Factor				130%

* Core Revenue Growth, Adjusted Gross Margin, Adjusted Operating Profit Margin, and Adjusted EPS are non-GAAP financial measures. For the definition of these non-GAAP financial measures, please refer to “Non-GAAP Financial Measures” in Appendix A.

60 FORTIVE CORPORATION 2025 PROXY STATEMENT

2024 Annual Incentive Award Payouts

Based on the results described above, the Compensation Committee approved annual incentive awards to the NEOs for 2024 performance as follows:

EXECUTIVE OFFICER	2024 BASE SALARY	TARGET AWARD OPPORTUNITY (%)	TARGET AWARD OPPORTUNITY ($)	FINAL COMPOSITE PERFORMANCE FACTOR (%)	FINAL AWARD PAYOUT

James A. Lico	$1,250,000	190%	$2,375,000	100.2%	$2,380,700

Charles E. McLaughlin	$760,000	130%	$988,000	100.2%	$990,371

Tamara Newcombe	$725,000	150%	$1,087,500	102.2%	$1,111,860

Olumide Soroye	$750,000	150%	$1,125,000	105.2%	$1,183,950

Stacey Walker	$625,000	90%	$562,500	106.2%	$597,600

Long Term Incentive Compensation

2024 Annual Equity Award Mix

Our long-term incentive program is designed to align the interests of our NEOs with those of our shareholders while promoting a balance between driving sustainable business performance and providing meaningful retention.

For 2024, the Compensation Committee granted long-term incentive awards using the following mix of equity vehicles:

Form of Award	Key Terms

PSUs
•
60% contingent on relative TSR versus the S&P 500 over a three-year performance period and 40% contingent on three-year average Core Revenue Growth.
•
Earned shares are subject to a one-year holding requirement after performance vesting.
•
No prorated vesting prior to completion of the full three-year performance period.

RSUs
•
Ratable vesting on third and fourth anniversaries of grant.
•
NEOs may earn “incremental” RSUs above the “base” number of RSUs depending on outperformance of the Adjusted EBITDA Margin goals as described below.

Stock Options	• Ratable vesting on the third and fourth anniversaries of grant. • Exercise price based on the closing price on grant date.

FORTIVE CORPORATION 2025 PROXY STATEMENT 61

2024 Target Award Values

The Compensation Committee considers market data in setting target award amounts. The Compensation Committee increased target award values from 2023 to 2024 for Messrs. Lico, McLaughlin, Soroye, and Mmes. Newcombe and Walker between 4% to 13% to better align with the market and/or recognize individual contributions. Target award values for 2024 were as follows:

EXECUTIVE OFFICER	2024 PSUs (AT TARGET)	2024 RSUs	2024 STOCK OPTIONS	2024 TOTAL TARGET VALUE(1)	2023 TOTAL TARGET VALUE(1)	YEAR OVER YEAR INCREASE IN PERCENTAGE (%)

James A. Lico	$6,500,000	$3,250,000	$3,250,000	$13,000,000	$12,500,000	4%

Charles E. McLaughlin	$2,375,000	$1,187,500	$1,187,500	$4,750,000	$4,400,000	8%

Tamara Newcombe	$2,250,000	$1,125,000	$1,125,000	$4,500,000	$4,000,000	13%

Olumide Soroye	$2,750,000	$1,375,000	$1,375,000	$5,500,000	$5,000,000	10%

Stacey Walker	$1,250,000	$625,000	$625,000	$2,500,000	$2,250,000	11%

(1)
The target dollar values of the equity grants noted above do not reflect the grant date valuations computed in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). Instead, based upon the target dollar value of the equity awards and the types of equity awards noted below, the actual number of RSUs and target number of PSUs granted was determined by dividing the corresponding allocation of the dollar value by the 20-day average of the closing price of our common stock as of the grant date (“20 Day Average”) and the actual number of stock options granted was determined by dividing the corresponding allocation of the dollar value by one-third of the 20 Day Average. Additional details on amounts of the 2024 equity grants to all of our NEOs, including the grant date fair values of such awards computed in accordance with FASB ASC 718, are shown in “Executive Compensation Tables—Fiscal 2024 Grants of Plan-Based Awards”.

2024 PSU Performance Measures

The actual payout for the PSU awards granted in 2024 will be based on the following performance measures over a three-year period:

•
60% on relative Total Shareholder Return (“rTSR Percentile PSUs”), and
•
40% on absolute Core Revenue Growth (“Core Revenue Growth PSUs”).

		Wgt	FY 2024	FY 2025	FY 2026	FY 2027

2024	rTSR Percentile PSUs	60%	3-Year Relative TSR			Year 4
PSUs	Core Revenue Growth PSUs	40%	Year 1 Core Revenue Growth	Year 2 Core Revenue Growth	Year 3 Core Revenue Growth	(1-Year Hold)

rTSR Percentile PSUs (60%)

In an effort to strengthen the pay for performance alignment and in response to shareholder feedback, we eliminated the ability to earn 25% of target PSUs for positive absolute TSR performance in the event our relative TSR performance fell below "Threshold" performance.

The 2024 rTSR Percentile PSU Performance Goals:

PAYOUT LEVEL	% OF TARGET(1)	rTSR RANKING (RELATIVE TO THE S&P 500 INDEX)

Maximum	200%	≥75th percentile

Target	100%	55th percentile

Threshold	25%	25th percentile

Below Threshold	0%	<25th percentile

(1)
The payout percentages for performance between threshold and target, or between target and maximum, respectively, will be determined by linear interpolation. However, if Fortive’s absolute TSR performance for the period were negative, then a maximum of 100% of the target PSUs would vest (regardless of how strong Fortive’s performance was on a relative basis).

62 FORTIVE CORPORATION 2025 PROXY STATEMENT

Core Revenue Growth PSUs (40%)

During the first quarter of each year of the three-year performance period, the Committee will establish an annual Core Revenue Growth target based at or above the midpoint of the initial Core Revenue Growth guidance provided to the investment community for such year. For each year during the three-year performance period, an annual performance result from 0% to 200%, based on a linear interpolation, will be assigned, with the final performance result for the Core Revenue Growth PSUs based on the average of the three consecutive annual performance results over the corresponding three consecutive performance years.

The 2024 PSU Core Revenue Growth Performance Goal was used to establish performance goals for year 1 of the 2024 PSUs, year 2 of the 2023 PSUs, and year 3 of the 2022 PSUs as shown below.

	FY 2022	FY 2023	FY 2024	FY 2025	FY 2026	FY 2027

2022	3-Year Relative TSR			Year 4
PSUs	Year 1 Core Revenue Growth	Year 2 Core Revenue Growth	Year 3 Core Revenue Growth	(1-Year Hold)

	2023	3-Year Relative TSR			Year 4
	PSUs	Year 1 Core Revenue Growth	Year 2 Core Revenue Growth	Year 3 Core Revenue Growth	(1-Year Hold)

		2024	3-Year Relative TSR			Year 4
		PSUs	Year 1 Core Revenue Growth	Year 2 Core Revenue Growth	Year 3 Core Revenue Growth	(1-Year Hold)

The 2024 Core Revenue Growth PSU Performance Goals:

PAYOUT LEVEL	% OF TARGET	2024 CORE REVENUE GROWTH PERFORMANCE GOAL(2)

Maximum	200%	5.6%

Target (1)	100%	4.0%

Threshold	0%	2.8%

(1)
Based on the high end of the initial 2024 Core Revenue Growth guidance.
(2)
2024 target: the annual Core Revenue Growth Performance Goal will be reestablished in 2025 and 2026 and the result averaged.

Based on the actual performance of 1.3% in 2024, Core Revenue Growth performance was 0% of target payout. The final performance results for the 2024 Core Revenue Growth PSUs will be based on the average of the Core Revenue Growth performance results for 2024, 2025 and 2026. For more information about why Core Revenue Growth is an important performance measure in both our annual and long-term incentive plans, please refer to our discussion under the “Setting our Core Revenue Growth Goals” section above.

FORTIVE CORPORATION 2025 PROXY STATEMENT 63

2022 PSUs Earned for 2022-2024 Performance

The 2022 PSU payout was based 60% on relative Total Shareholder Return (“rTSR”) performance over the corresponding three-year performance period and 40% on Core Revenue Growth based on the average of the three annual performance results over the corresponding three consecutive performance years.

2022 rTSR Percentile PSUs:

PAYOUT LEVEL	% OF TARGET(1)	rTSR RANKING (RELATIVE TO THE S&P 500 INDEX)

Maximum	200%	>=75th percentile

Target	100%	55th percentile

Threshold	50%	35th percentile

Below Threshold	0%	<35th percentile

Actual	88.8%	50th percentile

(1)
The payout percentages for performance between threshold and target, or between target and maximum, respectively, would be determined by linear interpolation. However, if Fortive’s absolute TSR performance for the period were negative, then a maximum of 100% of the target PSUs would vest (regardless of how strong Fortive’s performance was on a relative basis), and if Fortive’s absolute TSR performance for the period were positive, then a minimum of 25% of the target PSUs would vest.

2022 Core Revenue Growth PSUs:

PAYOUT LEVEL	% OF TARGET(1)	ACTUAL	2022 Core Revenue Growth	2023 Core Revenue Growth	2024 Core Revenue Growth

Maximum	200%		10.0%	7.0%	5.6%

Target	100%		7.0%	5.0%	4.0%

Threshold	0%		5.0%	3.5%	2.8%

		Actual Results	10.1%	4.8%	1.3%

		Payout %	200.0%	86.7%	0.0%

		Final Payout - Average Payout %		95.6%

(1)
The payout percentages for performance between threshold and target, or between target and maximum, respectively, would be determined by linear interpolation.

Our rTSR ranking for the 2022-2024 performance period was at the 50th percentile resulting in 88.8% of target payout on rTSR Percentile PSUs. Based on the average of the three annual performance results over the corresponding three consecutive performance years, we achieved 95.6% of target payout on Core Revenue Growth PSUs. The NEOs earned a combined 91.5% of their target PSUs as follows:

EXECUTIVE OFFICER	TARGET SHARES	SHARES EARNED

James A. Lico	91,315	83,572

Charles E. McLaughlin	28,535	26,116

Tamara Newcombe	12,175	11,143

Olumide Soroye	34,245	31,342

Stacey Walker	14,460	13,235

The above shares earned by the NEOs under the 2022 PSUs are subject to an additional one-year holding period following the end of the performance period.

64 FORTIVE CORPORATION 2025 PROXY STATEMENT

2024 RSU Performance Measure and Results

Our executive officers received Restricted Stock Units ("RSUs") in 2024. These RSUs consist of a base amount and a performance-based portion called “incremental” RSUs. NEOs can earn these incremental RSUs by exceeding specific financial goals. In 2024, the incremental RSUs could range from 10% to 50% of the base amount, depending on the company’s Adjusted EBITDA Margin performance. The initial target was set at the beginning of 2024 based on our high-end guidance, 28.4%. Actual Adjusted EBITDA Margin performance of 28.4% resulted in 10% incremental RSUs being earned in 2024.

Adj. EBITDA Margin performance goals were set at the high-end of 2024 investor guidance

PAYOUT LEVEL	INCREMENTAL RSUs OPPORTUNITY (% OF BASE RSUs)	ADJUSTED EBITDA MARGIN 2024 PERFORMANCE GOALS

Maximum	50%	≥29.2%

Threshold	10%	≥28.4%

(1)
“Adjusted EBITDA Margin” means the ratio of adjusted EBITDA to net revenue. “Adjusted EBITDA” means our adjusted earnings before net interest, income taxes, depreciation and amortization.
(2)
The incremental RSUs were determined by linear interpolation between 10% and 50% of the base RSUs for adjusted EBITDA margin between 28.4% and 29.2% (with 50% maximum incremental performance-based RSUs for EBITDA Margin at or above 29.2%). No incremental performance-based RSUs are payable for adjusted EBITDA margin below 28.4%.

Our Adjusted EBITDA Margin for 2024 was 28.4%. As a result, the NEOs earned an additional 10% of their base RSUs as follows:

EXECUTIVE OFFICER	BASE RSUs GRANTED	INCREMENTAL RSUS EARNED

James A. Lico	38,620	3,862

Charles E. McLaughlin	14,110	1,411

Tamara Newcombe	13,370	1,337

Olumide Soroye	16,340	1,634

Stacey Walker	7,430	743

Looking Ahead to 2025

A holistic review of long-term incentives and equity strategy is planned for 2025 to ensure not only our executive compensation program, but also our broader equity program appropriately reflects our go-forward portfolio talent market and business strategy of our new company and continues to align with our pay for performance philosophy.

FORTIVE CORPORATION 2025 PROXY STATEMENT 65

Other Practices, Policies & Guidelines

Timing of Option Awards in Relation to the Disclosure of Material Nonpublic Information

The following discussion contains information required by Item 402(x) of Regulation S-K about the timing of option awards in relation to the disclosure of material nonpublic information. The Compensation Committee has adopted the Fortive Corporation Policy on Granting Equity Awards (the “Grant Policy”) relating to the timing of all equity-based compensation, including stock options, awarded by the Compensation Committee.

Under the Grant Policy, our annual equity-based compensation awards are granted on a pre-determined schedule. The effective grant date for our annual equity-based compensation awards, which are reviewed and approved during the Compensation Committee meeting held in the first quarter of each fiscal year, is fixed at the later of (i) March 2 (or the immediately following business day if March 2 of such year is not a business day) following the date of such Compensation Committee meeting or (ii) the second business day after the filing of the Company’s Annual Report on Form 10-K for the prior fiscal year. Any coordination between our annual equity-based compensation awards and the release of material nonpublic information that could be expected to affect the value of such awards is precluded by this predetermined schedule.

Furthermore, pursuant to the Grant Policy, as a general principle, the Compensation Committee does not take any material nonpublic information into account when determining the timing and terms of any equity-based compensation awards. The Compensation Committee also does not grant, or delay the grant, of any equity-based compensation awards in anticipation of the release of any material nonpublic information, and the Company does not time the disclosure of any material nonpublic information based on any equity-based compensation award grant dates, vesting events, or sale events for the purpose of affecting the value of any executive compensation.

During the fiscal year 2024, the Company did not award stock options to any named executive officer during the relevant period described in Item 402(x)(2) of Regulation S-K.

Stock Ownership Requirements

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in our common stock within five years of their appointment to an executive position. The multiples of base salary that the guidelines require are as follows:

Executive Level	Stock Ownership Level (as a Multiple of Salary)
Chief Executive Officer	5.0x base salary
All Other Executive Officers	3.0x base salary

Once an executive has acquired a number of shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the executive’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level.

Under the policy, beneficial ownership includes shares in which the executive or his or her spouse or child has a direct or indirect interest, notional shares of our common stock in the Executive Deferred Incentive Plan (“EDIP”) plan, shares held in a 401(k) plan, and unvested RSUs that are subject only to time-based vesting requirements but does not include shares subject to unexercised stock options or any unvested RSUs or PSUs that are subject to outstanding performance-based vesting requirements.

66 FORTIVE CORPORATION 2025 PROXY STATEMENT

Clawback Policy and Plan Terms

The Compensation Committee has adopted a clawback policy that applies to our Section 16 officers (“executive officers”). Under this policy, in the event of a material restatement of our consolidated financial statements (other than any restatement required according to a change in applicable accounting rules), the Company will seek reimbursement of the portion of any incentive-based compensation granted, earned or vested based on the attainment of a financial reporting measure that would not have been paid had the consolidated financial statements been correctly stated.

In addition to recoupment of incentive-based compensation mandated by the SEC and the NYSE, our clawback policy includes an enhancement that provides the Board with the discretion to also recoup additional compensation, including any time-based equity awards, from any executive officer if the Board determines that the triggering material restatement was at least in part the result of gross misconduct by such executive officer.

Furthermore, under the terms of our 2016 Stock Incentive Plan, all outstanding unvested equity awards will be terminated immediately upon, and no grantee may exercise any outstanding equity award after, such time as he or she is terminated for gross misconduct. In addition, under the terms of the Fortive Executive Deferred Incentive Plan, or EDIP, if the plan administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the plan administrator may determine that the employee’s vesting percentage is zero with respect to all account balances that were contributed by us.

Insider Trading Policy

Our Board has adopted an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to all Fortive personnel, including directors, officers, employees, and other covered persons, and Fortive itself. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Pledging Policy

Our Board has adopted a policy prohibiting any of our executive officers, including our NEOs, or directors from pledging as a security for any obligation any shares of our common stock that he or she directly or indirectly owns and controls.

Hedging Policy

We include within our Insider Trading Policy a prohibition applicable to all our employees, including our NEOs, and our directors against engaging at any time in:

•
short sales of our common stock;
•
transactions in any derivatives of our securities, including, but not limited to, hedging, buying or selling puts, calls, or other options (except for instruments granted under our 2016 Stock incentive Plan); or
•
engaging, directly or indirectly, in other hedging transactions, or otherwise engaging in other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, including, but not limited to, collars, equity swaps, exchange funds, and prepaid variable forward sale contracts.

General Benefits

Our NEOs are eligible to participate in broad-based employee benefit plans, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs. In addition, each of our NEOs participates in the EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of our management.

FORTIVE CORPORATION 2025 PROXY STATEMENT 67

We use the EDIP to tax-effectively contribute amounts to executives’ retirement accounts and give our executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. We set the amount we contribute annually to the executives’ accounts in the EDIP at a level that we believe is competitive with comparable plans offered by the companies in our peer group. Participants in the EDIP do not fully vest in such amounts until they have participated in the program for 15 years or have reached age 55 with at least five years of service (including for executives who were employed by Danaher prior to our separation from Danaher, years of service with Danaher prior to that separation). We show the amounts we contributed to the EDIP for 2024 with respect to our NEOs in the “Summary Compensation Table.”

Perquisites

We offer limited perquisites to our NEOs which are not a major component of our compensation package or philosophy. We believe these limited perquisites help make our executive compensation plans competitive, are generally aligned with market practices and are cost-effective in that the perceived value of these items is higher than our actual cost. The perquisites we made available to our NEOs during 2024 were as follows:

Type	PARTICIPATING NEOs
Personal aircraft use	Messrs. Lico and McLaughlin
Tickets to sporting events	Messrs. Lico, McLaughlin, and Soroye and Ms. Walker
Stipend ($10,000) for financial services	All NEOs
Executive physical	Messrs. McLaughlin and Soroye and Ms. Walker
Executive data privacy protection services	All NEOs

We made the personal aircraft use available under an aircraft use policy adopted by the Compensation Committee. The policy permits the use of our aircraft for business purposes only, other than with respect to a $150,000 and $50,000 personal use allowance to Messrs. Lico and McLaughlin, respectively. Messrs. Lico and McLaughlin must reimburse us for any personal use of the aircraft in a particular year in excess of their respective personal use allowances. Additional details on the other perquisites we made available to our NEOs in 2024 are described in the footnotes to the “Summary Compensation Table.”

Severance Benefits

To be consistent with market practices and ensure that our executive officers remain focused on our businesses during periods of uncertainty and are motivated to pursue transactions in the best interest of the shareholders and other stakeholders, we maintain a Severance and Change-in-Control Plan for Officers, which we refer to as the Severance Plan. It provides for severance benefits upon (i) a termination without cause not preceded by a change-in-control and (ii) a termination without cause, or good reason resignation, within 24 months following a qualified change-in-control.

“Double Trigger” Change-in-Control Severance. Because we intend the change-in-control severance benefit under the Severance Plan to ensure that the executive officers pursue transactions in the best interest of the shareholders and other stakeholders, the Committee limited the definition of “change-in-control” to include only:

•
a merger, consolidation or reorganization in which Fortive is not the surviving entity and in which the voting securities of Fortive prior to such transaction would represent 50% or less of the voting securities of the surviving entity;
•
sale of all or substantially all assets of Fortive, or
•
any transaction approved by the Board that results in any person or entity that is not an affiliate of Fortive owning 100% of Fortive’s outstanding voting securities.

68 FORTIVE CORPORATION 2025 PROXY STATEMENT

If, within 24 months following a qualified change-in-control, a NEO is terminated without cause, or resigns for good reason, then the following severance payment would be due:

Compensation	CEO	OTHER NEOs
Cash Severance Payment	2x base salary and target annual incentive award	1x base salary and target annual incentive award
Cash Annual Incentive Award	Target annual incentive award prorated from the beginning of the year to the date of termination	Same
Equity Awards	Immediate acceleration of all unvested outstanding equity awards, with any performance conditions measured based on target performance	Same
Health Benefits	24 months	12 months
280G Excise Tax	No tax gross up	Same

Termination without Cause Severance. Recognizing the increased risk of forfeiture for equity awards by the NEOs as a result of our four-year vesting schedule with a three-year cliff before the initial vesting and to ensure that our executive officers remain focused on our businesses during periods of uncertainty, the Committee provided the following severance benefits under the Severance Plan upon a termination without cause other than within 24 months following a qualified change-in-control:

Compensation	CEO	OTHER NEOs
Cash Severance Payment	2x base salary	1x base salary
Cash Annual Incentive Award	• Payments based on actual performance; and • Prorated from the beginning of the year to the date of termination	Same
Equity Awards	• Based on actual performance against performance targets; • Subject to original time-vesting; and • Prorated for the period from the date of the grant to the date of termination	Same
Health Benefits	24 months	12 months
280G Excise Tax	No tax gross up	Same

Shareholder Ratification Policy. We adopted a policy that, without prior shareholder approval, we will not pay or enter into any new agreement with an executive officer, including an NEO, that provides for cash severance benefits in connection with the executive officer’s voluntary or involuntary termination in an amount that exceeds 2.99 times the sum of the executive officer’s target cash compensation (base salary plus target bonus) in the year of termination.

CEO Early Retirement Policy for Equity Awards Granted During or After 2022

In connection with the long-term CEO succession planning by the Board and to grant the Board additional flexibility in determining the timing and collaborative nature of any future CEO transition, the Compensation Committee adopted an early retirement policy with respect to equity awards granted to Mr. Lico during or after 2022.

If Mr. Lico provides notice of early retirement on or after (i) January 1, 2026 or (ii) an earlier date on which the Board, at its sole discretion in the future, formally approves a specific successor to the CEO position (the “qualified date”), the Board may designate a CEO transition period of up to twelve additional months following such notice during which Mr. Lico will be required to provide transition services, as requested by the Company (the “CEO transition period”). Upon such notice of early retirement on or after the qualified date and upon completion of the requested transition services during the CEO transition period, all equity awards granted to Mr. Lico on or after 2022 will continue to vest under their original time-based vesting terms and will be subject to the satisfaction of all original performance-based vesting requirements.

FORTIVE CORPORATION 2025 PROXY STATEMENT 69

The Compensation Committee considered and implemented the following governance features to align this policy:

•
The policy is structured consistently with the general early retirement benefit available to all employees and the benefits accelerated by less than one year to enhance flexibility to support CEO transition and succession
•
The policy applies only to equity awards granted to Mr. Lico during or after 2022; and
•
The policy would not provide for any acceleration of payment or waiver of any performance-based vesting requirements.

Subject to Mr. Lico's continued service through the completion of the Ralliant separation and the formal appointment of Mr. Soroye as the President and CEO of Fortive, Mr. Lico would be deemed to have met the requirements under the policy.

Regulatory Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain covered employees, generally including our NEOs. At the time of determining our executive compensation for 2024, we reviewed the tax impact of such compensation on the Company as well as on our executive officers. In addition, we reviewed the impact of our compensation programs against other considerations, such as accounting impact, alignment of interest with shareholders and other stakeholders, market competitiveness, effectiveness and perceived value to employees. Because we believe these considerations, other than tax deductibility, should play an important role in shaping our compensation programs, we have awarded, and may award in the future, compensation to our NEOs in excess of $1 million to the extent the Compensation Committee believes such compensation is necessary to continue to provide competitive arrangements intended to attract, retain, and provide appropriate incentives to, our NEOs.

Risk Considerations

Risk-taking is essential to growing a business, and prudent risk management is necessary to deliver long-term, sustainable shareholder value. The Compensation Committee engaged Pearl Meyer, its independent compensation consultant, to review our executive and non-executive compensation programs for risk considerations. The Compensation Committee determined, based on the recommendations received from Pearl Meyer and its own analysis and conclusions, that none of the elements of our compensation program encourage or create excessive risk-taking, and none is reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that our executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking.

70 FORTIVE CORPORATION 2025 PROXY STATEMENT

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Fortive Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Fortive Corporation specifically incorporates this report by reference therein.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into Fortive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation Committee of the Board of Directors

Kate D. Mitchell (Chair)

Daniel L. Comas

Sharmistha Dubey

Wright L. Lassiter III

Dated February 24, 2025

FORTIVE CORPORATION 2025 PROXY STATEMENT 71

Executive Compensation Tables

2024 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)(3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)

James A. Lico	2024	$1,274,038	—	$10,156,071	$3,921,979	$2,380,700	—	$580,376	$18,313,164
President and Chief	2023	$1,250,000	—	$9,617,124	$3,608,064	$2,757,375	—	$576,601	$17,809,164
Executive Officer	2022	$1,250,000	—	$8,535,920	$2,837,891	$3,460,145	—	$527,234	$16,611,190

Charles E.	2024	$774,615	—	$3,710,732	$1,432,999	$990,371	—	$260,150	$7,168,867
McLaughlin	2023	$749,904	—	$3,385,489	$1,270,080	$1,147,068	—	$254,232	$6,806,773
Senior Vice President and Chief Financial Officer	2022	$725,000	—	$2,667,497	$886,943	$1,320,319	—	$185,491	$5,785,250

Tamara Newcombe	2024	$738,942	—	$3,515,675	$1,357,595	$1,111,860	—	$148,346	$6,872,418
President and CEO of Precision Technologies and Advanced Healthcare Solutions	2023	$681,731	—	$3,077,780	$1,154,736	$1,262,588	—	$98,746	$6,275,581

Olumide Soroye	2024	$764,430	—	$4,297,191	$1,659,209	$1,183,950	—	$157,297	$8,062,077
President and CEO of	2023	$750,006	—	$3,847,053	$1,443,226	$1,351,125	—	$152,766	$7,544,176
Intelligent Operating Solutions	2022	$750,006	—	$3,201,245	$1,064,209	$1,594,016	—	$197,614	$6,807,090

Stacey Walker	2024	$637,019	—	$1,953,538	$754,369	$597,600	—	$183,490	$4,126,016
Senior Vice President	2023	$617,788	—	$1,731,126	$649,555	$627,406	—	$171,384	$3,797,259
and Chief Human Resource Officer	2022	$600,000	—	$1,351,663	$449,319	$753,221	—	$129,648	$3,283,851

(1)
Includes acceleration of one week of salary due to one-time event for aligning pay schedules organization-wide and includes amounts deferred into our EDIP. See the "2024 Nonqualified Deferred Compensation" table below for more information regarding amounts that each of our NEOs deferred during 2024.
(2)
The amounts reflected in these columns represent the aggregate grant date fair value of all equity awards that we granted to our NEOs, computed in accordance with FASB ASC 718. For all NEOs, the amount in the “Stock Awards” column for 2024 equals the aggregate grant date fair value of all PSUs and RSUs that we granted during 2024. We calculated the grant date fair value of all PSUs based on the probable outcome of the applicable performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The maximum aggregate value of all of each NEO’s PSUs at the grant date assuming that we attain the highest level of performance is as follows: Mr. Lico – $13,841,748; Mr. McLaughlin – $5,057,476; Ms. Newcombe – $4,791,340; Mr. Soroye – $5,856,779; and Ms. Walker – $2,662,254. With respect to RSUs, we calculated the grant date fair value under FASB ASC 718 based on the base number of shares of common stock underlying the RSU multiplied by the closing price of the common stock on the date of grant. The RSUs granted to Mr. Lico, Mr. McLaughlin, Ms. Newcombe, Mr. Soroye, and Ms. Walker, included a potential to earn additional RSUs. The maximum aggregate value of these RSUs granted in 2024, reflecting an opportunity to earn up to a maximum of 150% of the corresponding base number of shares of common stock underlying the corresponding RSUs, at the grant date assuming that the highest level of performance was achieved was as follows: Mr. Lico – $4,852,796; Mr. McLaughlin – $1,772,992; Ms. Newcombe – $1,680,007 ; Mr. Soroye – $2,053,203 and Ms. Walker – $933,617. The actual number of shares of RSUs granted for 2024, based on the actual level of performance achieved in 2024, was 110% of the corresponding base number of RSUs. With respect to stock options, we have calculated the grant date fair value under FASB ASC 718 using the Black-Scholes option pricing model. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 17 to the Consolidated Financial Statements for fiscal year 2024.
(3)
The amounts set forth in this column reflect compensation earned during the corresponding fiscal year under the Company’s Executive Incentive Compensation Plan.
(4)
Fortive does not have a defined benefit pension plan and does not pay above market earnings on account balances under the EDIP or pursuant to any other deferred compensation arrangement.
(5)
The amounts set forth in this column for 2024 include the following benefits:

NAME	2024 COMPANY 401(K) CONTRIBUTIONS ($)	2024 COMPANY EDIP CONTRIBUTIONS ($)	PERSONAL USE OF COMPANY AIRPLANE ($)	EXECUTIVE PHYSICAL ($)	TAX/FINANCIAL PLANNING ($)	TICKETS TO SPORTING EVENTS ($)

James A. Lico	$24,096	$362,500	$150,000	—	$10,000	$28,280

Charles E. McLaughlin	$24,096	$174,800	$16,620	$2,000	$10,000	$27,134

Tamara Newcombe	$24,096	$108,750	—	—	$10,000	—

Olumide Soroye	$24,096	$112,501	—	$3,000	$10,000	$2,200

Stacey Walker	$24,096	$69,375	—	$3,000	$10,000	$71,519

The amounts under “Personal Use of Company Airplane” reflect the incremental cost to us of personal use of our airplane by Mr. Lico and Mr. McLaughlin. We calculate that incremental cost by multiplying the total number of personal flight hours by the average direct variable Executive Compensation Tables operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular airplane for the year, net of any applicable employee reimbursement. Since the airplane is used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, the lease or acquisition cost of the airplane, exterior paint and other maintenance, inspection and capital improvement costs intended to cover a multiple-year period. Mr. Lico’s and Mr. McLaughlin’s annual perquisite allowance for personal use of our corporate airplane is limited to $150,000 and $50,000, respectively, and Mr. Lico and Mr. McLaughlin are required to reimburse us for any personal use of the airplane in a particular year in excess of such limit directs.

In addition, our NEOs received a one-time one-year subscription for enhanced executive data privacy protection services, valued at less than 10% of the total benefits and perquisites provided to each individual, respectively.

72 FORTIVE CORPORATION 2025 PROXY STATEMENT

Grants of Plan-Based Awards for Fiscal 2024

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES	EXERCISE OR BASE PRICE OF OPTION	GRANT DATE FAIR VALUE OF STOCK
NAME	GRANT DATE	AWARD TYPE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	STOCK AWARDS (#)	UNDERLYING OPTIONS (#)(3)	AWARDS ($/SHARE)	AND OPTION AWARDS ($)

James A. Lico	—	Annual Cash Incentive	$760,000	$2,375,000	$4,750,000	—	—	—	—	—	—	—

	3/4/2024	Stock Option	—	—	—	—	—	—	—	117,030	$84.79	$3,921,979

	3/4/2024	RSU	—	—	—	38,620	38,620	57,930	—	—	—	$3,235,197

	3/4/2024	PSU	—	—	—	11,585	77,235	154,470	—	—	—	$6,920,874

Charles E. McLaughlin	—	Annual Cash Incentive	$316,160	$988,000	$1,976,000	—	—	—	—	—	—	—

	3/4/2024	Stock Option	—	—	—	—	—	—	—	42,760	$84.79	$1,432,999

	3/4/2024	RSU	—	—	—	14,110	14,110	21,165	—	—	—	$1,181,995

	3/4/2024	PSU	—	—	—	4,233	28,220	56,440	—	—	—	$2,528,738

Tamara Newcombe	—	Annual Cash Incentive	$348,000	$1,087,500	$2,175,000	—	—	—	—	—	—	—

	3/4/2024	Stock Option	—	—	—	—	—	—	—	40,510	$84.79	$1,357,595

	3/4/2024	RSU	—	—	—	13,370	13,370	20,055	—	—	—	$1,120,005

	3/4/2024	PSU	—	—	—	4,010	26,735	53,470	—	—	—	$2,395,670

Olumide Soroye	—	Annual Cash Incentive	$360,000	$1,125,000	$2,250,000	—	—	—	—	—	—	—

	3/4/2024	Stock Option	—	—	—	—	—	—	—	49,510	$84.79	$1,659,209

	3/4/2024	RSU	—	—	—	16,340	16,340	24,510	—	—	—	$1,368,802

	3/4/2024	PSU	—	—	—	4,902	32,680	65,360	—	—	—	$2,928,389

Stacey Walker	—	Annual Cash Incentive	$180,000	$562,500	$1,125,000	—	—	—	—	—	—	—

	3/4/2024	Stock Option	—	—	—	—	—	—	—	22,510	$84.79	$754,369

	3/4/2024	RSU	—	—	—	7,430	7,430	11,145	—	—	—	$622,411

	3/4/2024	PSU	—	—	—	2,228	14,855	29,710	—	—	—	$1,331,127

(1)
These columns relate to 2024 cash award opportunities under our Executive Incentive Compensation Plan, which we describe in more detail above under “—Annual Incentive Awards.” The amount that each NEO earned under these awards based on actual performance for fiscal year 2024 appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)
These columns relate to performance-based RSUs and PSUs that we granted under our 2016 Stock Incentive Plan. We discuss the performance and vesting conditions and other key terms of these awards in more detail above under “—Determination of Long-Term Incentive Award Payouts.”
(3)
We made all stock option grants under our 2016 Stock Incentive Plan. We discuss the key terms of these awards in more detail above under “—Determination of Long-Term Incentive Award Payouts.”

FORTIVE CORPORATION 2025 PROXY STATEMENT 73

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2024.

	OPTION AWARDS						STOCK AWARDS

NAME	OPTION GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)

James A. Lico	3/4/2024	—	117,030	(2)	$84.79	3/4/2034	—		—	—		—

	2/27/2023	—	139,200	(2)	$66.62	2/27/2033	—		—	—		—

	2/28/2022	—	138,320	(2)	$64.75	2/28/2032	—		—	—		—

	2/24/2021	93,920	93,920	(2)	$67.64	2/24/2031	—		—	—		—

	2/20/2020	130,124	130,124	(2)	$63.85	2/20/2030	—		—	—		—

	2/25/2019	235,398	—		$67.85	2/25/2029	—		—	—		—

	2/22/2018	220,219	—		$63.76	2/22/2028	—		—	—		—

	2/23/2017	241,701	—		$47.61	2/23/2027	—		—	—		—

	7/5/2016	139,740	—		$40.41	7/5/2026	—		—	—		—

	2/24/2016	196,117	—		$35.38	2/24/2026	—		—	—		—

	2/24/2015	139,882	—		$35.31	2/24/2025	—		—	—		—

	—	—	—		—	—	208,573	(3)	$15,642,975	169,120	(4)	$12,684,000

Charles E. McLaughlin	3/4/2024	—	42,760	(5)	$84.79	3/4/2034	—		—	—		—

	2/27/2023	—	49,000	(5)	$66.62	2/27/2033	—		—	—		—

	2/28/2022	—	43,230	(5)	$64.75	2/28/2032	—		—	—		—

	2/24/2021	29,350	29,350	(5)	$67.64	2/24/2031	—		—	—		—

	2/20/2020	49,682	24,843	(5)	$63.85	2/20/2030	—		—	—		—

	2/25/2019	62,388	—		$67.85	2/25/2029	—		—	—		—

	2/22/2018	56,278	—		$63.76	2/22/2028	—		—	—		—

	2/23/2017	64,457	—		$47.61	2/23/2027	—		—	—		—

	2/24/2016	87,173	—		$35.38	2/24/2026	—		—	—		—

	7/15/2015	16,467	—		$35.84	7/15/2025	—		—	—		—

	—	—	—		—	—	66,884	(6)	$5,016,300	60,565	(4)	$4,542,375

Tamara Newcombe	3/4/2024	—	40,510	(5)	$84.79	3/4/2034	—		—	—		—

	2/27/2023	—	44,550	(5)	$66.62	2/27/2033	—		—	—		—

	2/28/2022	—	18,450	(5)	$64.75	2/28/2032	—		—	—		—

	11/15/2021	9,920	9,920	(5)	$78.03	11/15/2031	—		—	—		—

	2/24/2021	16,777	5,593	(7)	$67.64	2/24/2031	—		—	—		—

	2/20/2020	15,144	3,787	(8)	$63.85	2/20/2030	—		—	—		—

	5/15/2019	10,704	—		$67.65	5/15/2029	—		—	—		—

	2/25/2019	14,132	—		$67.85	2/25/2029	—		—	—		—

	2/22/2018	14,686	—		$63.76	2/22/2028	—		—	—		—

	2/23/2017	60,594	—		$47.61	2/23/2027	—		—	—		—

	—	—	—		—	—	45,547	(9)	$3,416,025	56,140	(4)	$4,210,500

74 FORTIVE CORPORATION 2025 PROXY STATEMENT

	OPTION AWARDS						STOCK AWARDS

NAME	OPTION GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)

Olumide Soroye	3/4/2024		49,510	(5)	$84.79	3/4/2034

	2/27/2023	—	55,680	(5)	$66.62	2/27/2033	—		—	—		—

	2/28/2022	—	51,870	(5)	$64.75	2/28/2032	—		—	—		—

	8/25/2021	86,070	86,070	(5)	$74.36	8/25/2031	—		—	—		—

	—		—		—	—	82,417	(10)	$6,181,275	69,435	(4)	$5,207,625

Stacey Walker	3/4/2024	—	22,510	(5)	$84.79	3/4/2034	—		—	—		—

	2/27/2023	—	25,060	(5)	$66.62	2/27/2033	—		—	—		—

	2/28/2022	—	21,900	(5)	$64.75	2/28/2032	—		—	—		—

	2/24/2021	—	14,090	(5)	$67.64	2/24/2031	—		—	—		—

	2/20/2020	—	19,720	(5)	$63.85	2/20/2030	—		—	—		—

	—		—		—	—	35,229	(11)	$2,642,175	31,395	(4)	$2,354,625

(1)
We calculated market value based on the closing price of our common stock on December 31, 2024, the last trading day of the year, as reported on the NYSE ($75.00 per share), multiplied by the number of unvested shares.
(2)
Under the terms of the award, one-half of the options granted become or became exercisable on, for awards granted prior to 2021, each of the fourth and fifth anniversaries of the grant date and, for awards granted on or after 2021, each of the third and fourth anniversaries of the grant date.
(3)
Includes 42,482 RSUs granted on 3/4/2024 (inclusive of incremental RSUs earned in 2024); Includes 57,432 RSUs granted on 2/27/2023 (inclusive of incremental RSUs earned in 2023); 45,660 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); 39,848 RSUs granted on 2/24/2021 (inclusive of incremental RSUs earned in 2021); 23,151 RSUs granted on 2/20/2020 (inclusive of the incremental RSUs earned in 2020). One-half of the original awards vest, with respect to awards granted on and after 2021, on each of the third and fourth anniversaries of the grant date and, with respect to awards granted prior to 2021, on each of the fourth and fifth anniversaries of the corresponding grant date.
(4)
Includes, for the applicable NEO, the following PSU grants:

NAME	TARGET PSUS GRANTED IN 2024 (“2024 PSUS”)	TARGET PSUS GRANTED IN 2023 (“2023 PSUS”)

James A. Lico	77,235	91,885

Charles E. McLaughlin	28,220	32,345

Tamara Newcombe	26,735	29,405

Olumide Soroye	32,680	36,755

Stacey Walker	14,855	16,540

Target PSUs granted in 2023 were granted on 2/27/2023. As of 12/31/24, actual performance with respect to the 2023 PSUs was trending between the threshold and target, so the number of shares reported in the Outstanding Equity Awards at 2024 Fiscal Year End table with respect to the 2023 PSUs is the number of shares that would be earned assuming target performance is achieved, pursuant to SEC requirements. As of 12/31/24, actual performance with respect to the 2024 PSUs was trending between the threshold and target, so the number of shares reported in the Outstanding Equity Awards at 2024 Fiscal Year End table with respect to the 2024 PSUs is the number of shares that would be earned assuming target performance is achieved, pursuant to SEC requirements. The number of shares of common stock that vest pursuant to the 2024 PSU awards that are dependent on rTSR (“TSR PSUs”) is based on total shareholder return (“TSR”) ranking relative to the S&P 500 Index over a three-year performance period. Payout at 100% of the target level requires achievement of above-median performance and rank at the 55th percentile of the S&P 500 Index, while pay out at 200% of the target level requires maximum performance that equals or exceeds the 75th percentile. Payout at 25% of the target level requires performance at the 25th percentile, and zero percent of the target level is paid out for performance below the 25th percentile. (For the 2023 PSUs, payout for threshold performance was 50% and 35th percentile, respectively). The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Notwithstanding the above, if absolute TSR performance for the period is negative, a maximum of 100% of the target TSR PSUs will vest, regardless of how strong performance is on a relative basis. (For 2023 PSUs, in addition to the cap, no less than 25% of the target PSUs would vest if Fortive's absolute TSR was positive). The number of shares of common stock that vest pursuant to the PSU awards that are dependent on Core Revenue Growth is based on performance relative to three consecutive annual Core Revenue Growth targets, with payout ranging from 0% to 200%. The shares received upon the vesting of the PSUs are subject to an additional one-year holding period. The total does not include PSUs that were granted on 2/28/2022 and vested on 2/24/2025 upon certification on the date thereof as having been earned at the three-year performance period ended 12/31/2024.

(5)
Under the terms of the award, for awards granted prior to 2021, one-third of the options granted become or became exercisable on each of the third, fourth and fifth anniversaries of the grant date and, for awards granted on or after 2021, one-half of the options become exercisable on the third and fourth anniversaries of the grant date.

FORTIVE CORPORATION 2025 PROXY STATEMENT 75

(6)
Includes 15,521 RSUs granted on 3/24/2024 (inclusive of incremental RSUs earned in 2024); Includes 20,219 RSUs granted on 2/27/2023 (inclusive of incremental RSUs earned in 2023); 14,270 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); 12,454 RSUs granted on 2/24/2021 (inclusive of the incremental RSUs earned in 2021); 4,420 RSUs granted on 2/20/2020 (inclusive of the incremental RSUs earned in 2020). With respect to awards granted on or after 2021, one-half of the awards vest on each of the third and fourth anniversary of the grant date, and for all other awards, one-third of the awards vests on each of the third, fourth, and fifth anniversaries of the corresponding grant date.
(7)
Under the terms of the award, one-fourth of the options granted become or became exercisable on each of the first, second, third, and fourth anniversaries of the grant date.
(8)
Under the terms of the award, one-fifth of the options granted become or became exercisable on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(9)
Includes 14,707 RSUs granted on 3/24/2024 (inclusive of incremental RSUs earned in 2024); Includes 18,382 RSUs granted on 2/27/2023 (inclusive of incremental RSUs earned in 2023); 6,090 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); 3,274 RSUs granted on 11/15/2021 (inclusive of the incremental RSUs earned in 2021); 1,845 RSUs granted on 2/24/2021 (inclusive of the incremental RSUs earned in 2021); 1,249 RSUs granted on 2/20/2020 (inclusive of the incremental RSUs earned in 2020). With respect to awards granted in November 2021 or later, one-half of the awards vest on each of the third and fourth anniversary of the grant date and, for awards granted in February 2021, one-fourth of the awards vest on each of the first four anniversaries of the grant date, for all other awards, one-fifth of the awards vests on each of the first five anniversaries of the grant date of the grant date.
(10)
Includes 17,974 RSUs granted on 3/24/2024 (inclusive of incremental RSUs earned in 2024); Includes 22,975 RSUs granted on 2/27/2023 (inclusive of incremental RSUs earned in 2023); 17,125 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); and 24,343 RSUs granted on 8/25/2021 (when Mr. Soroye joined Fortive). One-half of the awards vest on each of the third and fourth anniversary of the grant date.
(11)
Includes 8,173 RSUs granted on 3/24/2024 (inclusive of incremental RSUs earned in 2024); Includes 10,338 RSUs granted on 2/27/2023 (inclusive of incremental RSUs earned in 2023); 7,230 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); 5,978 RSUs granted on 2/24/2021 (inclusive of the incremental RSUs earned in 2021); 3,510 RSUs granted on 2/20/2020 (inclusive of the incremental RSUs earned in 2020). With respect to awards granted on or after 2021, one-half of the awards vest on each of the third and fourth anniversary of the grant date, and for all other awards, one-third of the awards vests on each of the third, fourth, and fifth anniversaries of the corresponding grant date.

Option Exercises and Stock Vested During Fiscal 2024

The following table summarizes stock option exercises and the vesting of RSU and PSU awards with respect to our NEOs in 2024.

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)

James A. Lico	236,005	$11,939,955	166,130	$13,320,579

Charles E. McLaughlin	14,816	$659,016	46,464	$3,699,916

Tamara Newcombe	—	—	19,636	$1,517,139

Olumide Soroye	—	—	55,736	4,141,009

Stacey Walker	174,139	2,474,406	24,525	$1,956,255

(1)
We calculated the amounts shown in this column by multiplying the number of shares acquired by the difference between the exercise price and the market price of the underlying common stock at the time of exercise.
(2)
We calculated the amounts shown in this column by multiplying the number of shares acquired by the closing price of the common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day). For the PSUs earned with respect to the fiscal years 2022-2024 performance period, the closing price on December 31, 2024, the last day of the performance period, was used to calculate the value realized.

2024 Pension Benefits

None of our NEOs participated in a defined benefit pension plan during 2024.

76 FORTIVE CORPORATION 2025 PROXY STATEMENT

2024 Nonqualified Deferred Compensation

The table below sets forth, for each NEO, information regarding participation in the EDIP. There were no withdrawals by or distributions to any of the NEOs from the EDIP in 2024.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(2)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(3)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(4)

James A. Lico	$200,000	$362,500	$1,127,393	$16,998,777

Charles E. McLaughlin	—	$174,800	$22,758	$2,115,071

Tamara Newcombe	—	$108,750	$(4,450)	$478,996

Olumide Soroye	—	$112,501	$12,334	$596,572

Stacey Walker	$100,000	$69,375	$276,586	$1,817,908

(1)
This column reflects the amount of base salary and non-equity incentive plan compensation that each NEO deferred in 2024 under our EDIP, as follows:

NAME	SALARY	NON-EQUITY INCENTIVE PLAN COMPENSATION

James A. Lico	—	$200,000

Charles E. McLaughlin	—	—

Tamara Newcombe	—	—

Olumide Soroye	—	—

Stacey Walker	—	$100,000

All amounts set forth in the Non-Equity Incentive Plan Compensation column above were included as 2023 compensation under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2023.

(2)
We included the amounts set forth in this column as 2024 compensation under the “All Other Compensation” column in the Summary Compensation Table.
(3)
The amounts set forth in this column represent earnings that are neither above market nor preferential, and accordingly, we do not include these amounts as compensation in the Summary Compensation Table.
(4)
The table below indicates for each NEO how much of the EDIP balance set forth in this column that we have reported as compensation in the Summary Compensation Table for previous years.

NAME	AMOUNT INCLUDED IN “AGGREGATE BALANCE AT LAST FYE” COLUMN THAT HAS BEEN REPORTED AS COMPENSATION IN THE SUMMARY COMPENSATION TABLE FOR PREVIOUS NEO YEARS ($)

James A. Lico	$4,142,526

Charles E. McLaughlin	$885,553

Tamara Newcombe	$65,550

Olumide Soroye	$571,272

Stacey Walker	$656,499

FORTIVE CORPORATION 2025 PROXY STATEMENT 77

Potential Payments Upon Termination or Change-in-Control as of 2024 Fiscal Year-End

The following table describes the payments and benefits that each NEO would be entitled to receive upon termination of employment or in connection with a change-in-control of our company. The amounts set forth below assume that the triggering event occurred on December 31, 2024. Where benefits are based on the market value of our common stock, we have used the closing price of our common stock as reported on the NYSE on December 31, 2024, the last trading day of the year ($75.00 per share). In addition to the amounts set forth below, upon any termination of employment, each executive would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) plan distributions, (2) receive accrued, vested balances under the EDIP (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all employer contributions is zero), and (3) exercise vested stock options (except that, under the terms of our 2016 Stock Incentive Plan, all outstanding equity awards are terminated upon, and no employee can exercise any outstanding equity award after, termination for gross misconduct). Retirement is defined generally as either a voluntary resignation after age 65 or an approved early retirement.

		TERMINATION/CHANGE-IN-CONTROL (“CIC”) EVENT

NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION WITHOUT CAUSE(1)	RETIREMENT	DEATH	TERMINATION DUE TO CIC(1)

James A. Lico	Value of unvested stock options that would be accelerated(2),(3)	$3,860,380	$3,961,778	$4,726,410	$4,726,410

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$19,621,950	$20,693,100	$24,537,300	$35,175,600

	Benefits continuation	$60,486	—	—	$60,486

	Severance Payment	$2,500,000	—	—	$7,250,000

	Target Annual Incentive Award(4)	—	—	—	$2,375,000

	Performance-Based Annual Incentive Award(4)	$2,380,700	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	—	—

	Total:	$28,423,516	$24,654,878	$29,263,710	$49,587,496

Charles E. McLaughlin	Value of unvested stock options that would be accelerated(2),(3)	$1,060,562	$1,346,743	$1,346,743	$1,346,743

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$6,192,600	$9,232,425	$7,889,250	$11,698,800

	Benefits continuation	$21,172	—	—	$21,172

	Severance Payment	$760,000	—	—	$1,748,000

	Target Annual Incentive Award(4)	—	—	—	$988,000

	Performance-Based Annual Incentive Award(4)	$990,371	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	—	—

	Total:	$9,024,705	$10,579,168	$9,235,993	$15,802,715

78 FORTIVE CORPORATION 2025 PROXY STATEMENT

		TERMINATION/CHANGE-IN-CONTROL (“CIC”) EVENT

NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION WITHOUT CAUSE(1)	RETIREMENT	DEATH	TERMINATION DUE TO CIC(1)

Tamara Newcombe	Value of unvested stock options that would be accelerated(2),(3)	$436,198	$451,430	$645,831	$645,831

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$3,631,950	$3,879,975	$5,055,375	$8,539,650

	Benefits continuation	$21,172	—	—	$21,172

	Severance Payment	$725,000	—	—	$1,812,500

	Target Annual Incentive Award(4)	—	—	—	$1,087,500

	Performance-Based Annual Incentive Award(4)	$1,111,860	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	—	—

	Total:	$5,926,180	$4,331,405	$5,701,206	$12,106,653

Olumide Soroye	Value of unvested stock options that would be accelerated(2),(3)	$734,787	—	$1,053,351	$1,053,351

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$7,360,125	—	$9,571,425	$13,957,275

	Benefits continuation	$27,673	—	—	$27,673

	Severance Payment	$750,000	—	—	$1,875,000

	Target Annual Incentive Award(4)	—	—	—	$1,125,000

	Performance-Based Annual Incentive Award(4)	$1,183,950	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	$408,330	—

	Total:	$10,056,535	$—	$11,033,106	$18,038,299

Stacey Walker	Value of unvested stock options that would be accelerated(2),(3)	$609,761	—	$758,058	$758,058

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$3,222,675	—	$4,100,325	$6,081,300

	Benefits continuation	$30,243	—	—	$30,243

	Severance Payment	$625,000	—	—	$1,187,500

	Target Annual Incentive Award(4)	—	—	—	$562,500

	Performance-Based Annual Incentive Award(4)	$597,600	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	$318,350	—

	Total:	$5,085,279	$—	$5,176,733	$8,619,601

(1)
Please see “Severance Benefits” for a description of the severance benefits and cash payments our NEOs would be entitled to receive if we terminate the executive’s employment without cause, or upon termination following a change-in-control. The amounts set forth in the table assume that the executive would have executed our standard release in connection with any termination without cause or termination following a change-in-control.
(2)
The terms of our 2016 Stock Incentive Plan provide for (a) continued pro-rata vesting of certain of the participant’s RSUs, PSUs, and stock options upon retirement under certain circumstances, and (b) accelerated vesting of a participant’s stock options and certain of a participant’s RSUs and PSUs if the participant dies during employment.
(3)
Pursuant to the Severance and Change in Control Plan for Officers (“Severance Plan”), in the event we terminate an NEO without cause not in connection with a change-in-control, a prorated portion of the NEO’s outstanding equity awards will remain outstanding and continue to vest pursuant to the original vesting schedule, subject to the satisfaction of any performance measures that had not been met prior to the date of the termination. The remaining portion of such unvested awards would be forfeited. If we terminate an NEO without cause or an NEO resigns with good reason, in either case within 2 years following a qualified change-in-control, all unvested equity awards shall become immediately vested (assuming, if applicable, that any performance goals were met at the target level, irrespective of any actual performance).
(4)
Pursuant to the Severance Plan, in the event we terminate an NEO without cause not in connection with a change-in-control, a prorated portion of the NEO’s annual incentive award will remain outstanding and be payable at the end of the performance period subject to the satisfaction of any performance measures that had not been met prior to the date of the termination. If we terminate an NEO without cause or an NEO resigns with good reason, in either case within 2 years following a qualified change-in-control, a prorated portion of the NEO’s target annual incentive award will immediately vest and be paid. None of the annual incentive awards are prorated for purposes of the table since we assume that the NEO terminated employment on December 31, 2024, which is the end of the performance period for our annual incentive awards, with assumed performance, in the case of a termination without cause, based on actual performance and, in the case of a termination following a change in control, based on target performance.
(5)
Under the terms of the EDIP, any unvested portion of the employer contributions that have been credited to the participant’s EDIP account would immediately vest upon the participant’s death. In 2024, Mr. Soroye and Ms. Walker were the only NEOs with unvested EDIP balances.

FORTIVE CORPORATION 2025 PROXY STATEMENT 79

Pay Ratio Disclosure

We are providing this pay ratio disclosure to comply with Item 402(u) of Regulation S-K promulgated under the Exchange Act. The pay ratio disclosed below is a reasonable estimate derived from our internal records using the methodology described below. This information may not be comparable to the ratio that any other company reports because other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

In connection with determining our median employee for purposes of calculating our pay ratio for the fiscal year ended 2024, we considered only those employees that were employed as of October 1, 2024. In addition, in reliance on the “de minimis” exemption that the rule provides, we excluded the non-US employees from each of the jurisdictions listed below. In compliance with the “de minimis” exemption, the 701 non-US employees in the excluded countries constituted less than 5% of our 16,909 aggregate employees (comprised of 9,224 US and 7,685 non-US employees) as of October 1, 2024.

Country Excluded (Employees in the Applicable Country as of October 1, 2024)

Argentina (17)	Denmark (3)	Israel (5)	Panama (3)	South Africa (7)	Uruguay (1)

Austria (17)	Ecuador (3)	Italy (88)	Philippines (12)	Spain (37)	Vietnam (28)

Belgium (11)	Egypt (2)	South Korea (82)	Portugal (12)	Taiwan (73)
Chile (14)	Finland (9)	Malaysia (18)	Qatar (5)	Thailand (19)
Colombia (47)	Hong Kong (11)	Morroco (1)	Romania (2)	Tunisia (1)
Croatia (3)	Indonesia (22)	New Zealand (1)	Russia (27)	Turkey (8)

Czech Republic (2)	Ireland (29)	Norway (2)	Saudi Arabia (22)	UAE (57)

We identified the median employee from this employee population using internal human resources records to determine each employee’s target annual total cash compensation including base salary or hourly wages, cash incentives, commissions, and other comparable cash incentives of compensation. All amounts were annualized for permanent employees who did not work for the entire year. For non-US employees that were paid in currency other than US Dollars, we applied the applicable currency exchange rate as of October 1, 2024.

For 2024, the total compensation of James A. Lico, our Chief Executive Officer, as reported in our 2024 Summary Compensation Table, and the total compensation of our median employee, using the same methodology required for calculating the annual total compensation of our NEOs for purposes of the 2024 Summary Compensation Table, were $18,313,164 and $82,000, respectively, resulting in a ratio of Mr. Lico’s compensation to median employee’s compensation of 223 to 1.

80 FORTIVE CORPORATION 2025 PROXY STATEMENT

Pay vs. Performance

The table below sets forth our pay versus performance disclosure, in accordance with SEC Item 402(v) of Regulation S-K.

Pay vs. Performance Table

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO(1)	COMPENSATION ACTUALLY PAID TO PEO(2)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOS(3)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOS(4)	TOTAL SHAREHOLDER RETURN(5)	PEER GROUP TOTAL SHAREHOLDER RETURN(6)	NET INCOME (IN MILLIONS)(7)	ADJUSTED EPS(8)

2024	$18,313,164	$11,859,351	$6,557,345	$4,191,532	119.87	176.44	$832.9	$3.89

2023	$17,659,164	$25,319,045	$6,096,656	$7,723,806	117.19	150.20	$865.8	$3.43

2022	$16,611,190	$5,409,783	$4,775,035	$2,516,311	101.84	127.15	$755.2	$3.15

2021	$16,598,719	$20,783,335	$6,672,447	$7,428,269	120.39	134.52	$608.4	$2.75

2020	$13,624,063	$22,518,383	$3,426,630	$5,304,179	111.33	111.06	$1,613.3	$2.09

(1) The principal executive officer (“PEO”) is Mr. Lico for all years presented.

(2) Compensation actually paid is adjusted from summary compensation table total compensation for changes in fair value of outstanding equity-based awards. See additional detail below. Consistent with the methodology used to calculate the fair value of our equity-based awards generally, (1) the fair value of RSUs was calculated using the closing price of our common stock on the relevant date, adjusted to the extent applicable for the impact of RSUs not having dividend rights prior to vesting, (2) the fair value of restricted stock awards was calculated using the closing price of our common stock on the relevant date, (3) the fair value of PSUs dependent on rTSR was calculated using a Monte Carlo pricing model, (4) the fair value of PSUs dependent on Core Revenue Growth was based on estimation of performance at the time of valuation and (5) the fair value of stock options was calculated using a Black-Scholes Merton option pricing model.

(3) Includes Mr. McLaughlin for 2020, 2021, 2022, 2023 and 2024; Ms. Walker for 2020, 2022, 2023 and 2024; Ms. Barbara Hulit for 2020 and 2021; Mr. William Pringle for 2020; Mr. Edward R. Simmons for 2021; Mr. Soroye for 2021, 2022, 2023 and 2024; Mr. Murphy for 2022; and Ms. Newcombe for 2023 and 2024.

(4) Average of Non-PEO NEOs adjusted for same items as PEO.

(5) Assumes $100 invested on market close on December 31, 2019 through end of the fiscal year for which Total Shareholder Return (“TSR”) is being calculated. TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6) Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is S&P 500 Industrial.

(7) Net income is calculated pursuant to U.S. GAAP.

(8) We have identified Adjusted EPS, a non-GAAP measure, as our company-selected measure. See Appendix A for non-GAAP reconciliation.

To calculate compensation actually paid (“CAP”), the following amounts were deducted from and added to Summary Compensation Table (“SCT”) total compensation:

Reconciliation of Compensation Actually Paid to Summary Compensation Table

Principal Executive Officer

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO	LESS: FAIR VALUE OF EQUITY AWARDS AT GRANT DATE	ADD: FAIR VALUE OF EQUITY AWARDS GRANTED IN SUCH YEAR AT END OF THE APPLICABLE YEAR	ADD: CHANGE IN FAIR VALUE OF PRIOR YEAR EQUITY AWARDS VESTED IN THE APPLICABLE YEAR	ADD: YEAR OVER YEAR CHANGE IN FAIR VALUE OF PRIOR YEAR EQUITY AWARDS REMAINING UNVESTED IN THE APPLICABLE YEAR	ADD: VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON EQUITY AWARDS NOT REFLECTED IN TOTAL COMPENSATION	COMPENSATION ACTUALLY PAID TO PEO

2024	$18,313,164	$(14,078,050)	$9,930,280	$3,005,928	$(5,344,139)	$32,168	$11,859,351

FORTIVE CORPORATION 2025 PROXY STATEMENT 81

Non-Principal Named Executive Officers

YEAR	APPLICABLE OTHER NEOs	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR OTHER NEOs	LESS: AVERAGE FAIR VALUE OF EQUITY AWARDS AT GRANT DATE	ADD: AVERAGE FAIR VALUE OF EQUITY AWARDS GRANTED IN SUCH YEAR AT END OF THE APPLICABLE YEAR	ADD: AVERAGE CHANGE IN FAIR VALUE OF EQUITY AWARDS VESTED IN THE APPLICABLE YEAR	ADD: AVERAGE YEAR OVER YEAR CHANGE IN FAIR VALUE OF PRIOR YEAR EQUITY AWARDS REMAINING UNVESTED IN THE APPLICABLE YEAR	ADD: VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON EQUITY AWARDS NOT REFLECTED IN TOTAL COMPENSATION	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NAMED EXECUTIVE OFFICERS

2024	Charles McLaughlin, Tamara Newcombe, Olumide Soroye, Stacey Walker	$6,557,345	$(4,670,327)	$3,294,327	$327,721	$(1,326,938)	$9,404	$4,191,532

Relationship between Compensation Actually Paid and Performance Measures Disclosed in the Pay vs. Performance Table

The charts below reflect the relationship between the PEO and the average non-PEO CAP to Total Shareholder Return, Net Income, and Adjusted EPS, and the relationship of the Company’s TSR to the peer group TSR.

CAP v. Total Shareholder Return

82 FORTIVE CORPORATION 2025 PROXY STATEMENT

CAP v. Net Income (GAAP)

CAP v. Adjusted EPS(1)

(1)
"Adjusted EPS" is a non-GAAP measure. See Appendix A for non-GAAP reconciliation.

List of Most Important Performance Measures

The three performance measures listed below represent the most important metrics we used to determine executive compensation for 2024 as further described in our Compensation Discussion and Analysis.

PERFORMANCE MEASURE

Adjusted EPS(1)

Core Revenue Growth Rate(1)

Free Cash Flow(1)

(1)
“Adjusted EPS,” “Core Revenue Growth” and “Free Cash Flow” are non-GAAP measures. See Appendix A for non-GAAP reconciliation.

FORTIVE CORPORATION 2025 PROXY STATEMENT 83

Equity Compensation Plan Information

All data set forth in the table below is as of December 31, 2024.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)(1)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)

Equity compensation plans approved by security holders(2)	11,914,994	(3)	$59.06	12,738,873	(4)

Equity compensation plans not approved by security holders	—		—	—

Total	11,914,994		$59.06	12,738,873

(1)
The RSUs and PSUs that have been issued under our 2016 Stock Incentive Plan (the “Stock Plan”) do not require a payment by the recipient to us at the time of vesting. In addition, under our EDIP, if a participant receives their EDIP distribution in shares of common stock, the participant’s EDIP balance is converted into shares of common stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) does not take these awards into account.
(2)
Consists of the Stock Plan and the EDIP.
(3)
Consists of shares attributable to the Stock Plan and shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of common stock or a combination of cash and shares of common stock (except that any portion of a participant’s account that is subject to the common stock earnings rate must be distributed in shares of common stock). For purposes of this table, we have assumed that all EDIP balances as of December 31, 2024 would be distributed in common stock.
(4)
Consists of shares available for future issuance under the Stock Plan and, based on notional phantom shares representing outstanding balances in EDIP accounts as of December 31, 2024, shares available for future issuance under the EDIP.

84 FORTIVE CORPORATION 2025 PROXY STATEMENT

PROPOSAL 3: approval of the amendment and restatement of the 2016 Stock Incentive Plan to extend the term of the plan

The Board is seeking shareholder approval of the Amended and Restated Fortive Corporation 2016 Stock Incentive Plan (the “Restated Plan”) to extend the term of the plan.

Fortive currently maintains the Fortive Corporation 2016 Stock Incentive Plan, as amended and restated (the “2016 Plan”), which our shareholders approved at the 2018 Annual Meeting of Shareholders. The 2016 Plan allows Fortive to issue equity awards to individuals that it wishes to recruit or retain as employees, directors, or consultants. Pursuant to its terms, the 2016 Plan is set to expire on July 2, 2026. The 2016 Plan is Fortive’s only equity compensation plan.

In February 24, 2025, upon the recommendation of the Compensation Committee, the Board of Directors approved and adopted the Restated Plan, subject to shareholder approval at the Annual Meeting, to renew the term of the 2016 Plan for ten years until February 24, 2035. The Restated Plan does not change any material provision of the plan except the plan term, nor does it increase the aggregate number of shares of our common stock which may be issued or used for awards granted under the 2016 Plan. As of April 7, 2025, 10,345,515 shares of our common stock, par value $0.01 per share, were available to be issued or used for awards granted under the 2016 Plan, and the closing price of a share of our common stock on the NYSE was $64.65.

A summary of the material terms of the Restated Plan, which are substantially similar to the current 2016 Plan, is set forth below and is qualified in its entirety by the full text of the Restated Plan, a copy of which is attached to this proxy statement as Appendix B. The Restated Plan will become effective as of the date of the Annual Meeting if approved by the shareholders, and will not become effective if shareholder approval is not received.

The Board believes that it is in the best interest of Fortive and its shareholders to approve this proposal so that Fortive can continue to use the Restated Plan to grant equity compensation to attract, retain and reward employees, directors, and consultants and closely align their interests with those of Fortive’s shareholders. If the shareholders do not approve this proposal, the Restated Plan will not become effective, Fortive’s ability to grant equity awards will be limited in the coming years as the 2016 Plan is currently scheduled to expire in 2026, and the Board will have to re-evaluate whether to propose alternatives, or alternative amendments, to the 2016 Plan or consider alternative means of incentivizing and compensating employees, directors, and consultants, such as through significant increases in other forms of compensation.

Key Reasons to Vote for this Proposal

Equity Awards Are Essential to Our Ability to Attract, Motivate and Retain Experienced and Talented Employees, Directors, or Consultants

Our future success and ability to create long-term shareholder value depend in large part upon our ability to attract, motivate, and retain highly skilled and experienced employees, directors, and consultants. In the industries and the markets that we operate in, equity compensation is a vital element of compensation and is essential to our ability to compete for exceptional talent to deliver customer value, innovation, and productivity. If the Restated Plan is not approved by our shareholders, we may not be able to adequately incentivize our employees, directors and consultants once the 2016 Plan expires in 2026.

Equity Compensation Aligns Employee Incentives with Long-term Interests of Our Shareholders and Enforces a Pay for Performance Culture

Equity awards keep employees focused on how their individual performance drives value for Fortive, while also providing an opportunity for employees to share in long-term wealth building based on their ownership of our equity.

Historically, a meaningful portion of awards granted to employees under the 2016 Plan have been in the form of performance-based restricted stock units ("PSUs") that are eligible to be earned based on our achievement of specified performance goals, such as relative TSR and core revenue growth, a key measure of the effectiveness and execution of our long-term organic growth strategies sustained over a multi-year period. PSUs both serve as a retention tool and are a critical element of our performance-based compensation program, incentivizing strong financial results and shareholder returns. Restricted stock units ("RSUs") and stock options primarily serve as a retention tool, generally requiring continued service over a specified vesting schedule, typically a four-year period, to fully vest in the award. These awards help tie our success as a company to individual performance and therefore align the interests of our employees with those of our shareholders.

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In addition, executive officers and directors are subject to robust stock ownership requirements, and awards of PSUs are further subject to a 12-month post-vest holding period requirement.

Our Plan Maintains Several Best Practices

The Restated Plan contains the following governance features that are protective of our shareholders, as described in greater detail below under “Summary of the Restated Plan”:

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No Evergreen Share Pool. The Restated Plan does not include an “evergreen” share pool provision that would automatically increase the number of shares available to be issued or used for awards granted under the Restated Plan without shareholder approval.
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Prohibition on Liberal Share Recycling Transactions. Shares used to pay the exercise price of an award, shares used to satisfy tax liabilities or withholdings related to an award, and shares repurchased by Fortive using stock option exercise proceeds will not be added back into the Restated Plan for future grants.
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One-Year Minimum Vesting Requirement. Awards granted under the Restated Plan will generally be subject to a one-year minimum vesting period.
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No Payouts of Dividends or Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents may not be paid before and unless the underlying shares vest or with respect to any shares subject to unexercised stock options or stock appreciation rights ("SARs").
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No “Liberal Change in Control” Definition. The Restated Plan does not include a change in control definition that falls below reasonable standards of what investors may consider to be an actual change in control of Fortive.
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No Single-Trigger Change in Control Vesting. Awards will not automatically accelerate upon a change in control under the terms of the Restated Plan.
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Disclosure of Change in Control Vesting Treatment of Awards. The Restated Plan discloses the specific vesting treatment for awards in connection with a change in control.
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No Repricing of Options without Shareholder Approval. The Restated Plan does not allow for repricing or exchanges of any outstanding options (including cash buyout of underwater options) without prior shareholder approval, except in connection with certain corporate transactions.
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No Discounted Stock Options or SARs. All stock options and SARs granted under the Restated Plan must have an exercise price equal to or greater than the fair market value of a share of our common stock on the date of grant (except in the event of a substitution).
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Clawback. Any compensation earned or paid under the Restated Plan is subject to forfeiture, recovery, or other action pursuant to our plans and policies. Specifically, all or most of the equity-based compensation for all of our NEOs (including both time-based and performance-based equity awards) granted under the Restated Plan will be subject to our clawback policy applicable to our executive officers.
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No Transferability. Awards granted under the Restated Plan generally may not be transferred, except by will or the laws of descent and distribution.

Outstanding Equity Awards

INFORMATION REGARDING OUTSTANDING EQUITY AWARDS AS OF APRIL 7, 2025

Shares currently authorized under the 2016 Plan	43,042,043

Shares reserved for issuance pursuant to outstanding stock options	9,633,394

Weighted average exercise price of outstanding stock options	$65.60

Weighted average remaining term of outstanding stock options	5.6 years

Shares subject to outstanding full-value awards	4,080,538

Shares available for use in connection with future awards(1)	10,345,515

Number of shares of our common stock outstanding	339,876,258

(1) These unused shares will be available for future awards irrespective of whether this Proposal 3 is approved.

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Summary of the Restated Plan

General

The following is a summary of the material terms of the Restated Plan. This summary is qualified in its entirety by reference to the Restated Plan, a copy of which is attached to this proxy statement as Appendix B. If there is any inconsistency between the Restated Plan and this summary, the terms of the Restated Plan control.

Eligibility

All employees, directors, and consultants of Fortive and its subsidiaries are eligible to receive awards under the Restated Plan, if selected for participation by the plan administrator. As of April 7, 2025, Fortive had approximately 18,000 employees and 9 non-employee directors.

Administration

The Restated Plan will be administered by the Compensation Committee (the "Administrator"). The Administrator is responsible for the general operation and administration of the Restated Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Restated Plan. The Compensation Committee may delegate its administrative authority to employees of Fortive, to the extent permitted by law.

The Administrator determines, in its sole discretion, who will receive awards under the Restated Plan, the award type, and the terms of any award (subject to any limitations in the Restated Plan), including any vesting schedule. The Administrator also has the discretion to accelerate the vesting of any award granted under the Restated Plan.

Stock Subject to Restated Plan

Subject to the adjustment provisions included in the Restated Plan, a total of 43.0 million shares of our common stock may be issued pursuant to awards granted under the Restated Plan. This total, however, includes awards that were made prior to the adoption of the Restated Plan. As of April 7, 2025, 10,345,515 shares of our common stock, par value $0.01 per share, were available to be issued or used for awards granted under the 2016 Plan, and the closing price of a share of our common stock on the NYSE was $64.65. No additional shares of our common stock are being added to the Restated Plan as part of this proposal.

If any award issued under the Restated Plan (including awards that were made under the 2016 Plan prior to the adoption of the Restated Plan) expires, is canceled, or terminates for any reason, then the shares subject to that award will again become available for issuance under the Restated Plan. However, the following shares will not again become available for issuance under the Restated Plan: shares that are (i) used to the pay the exercise price of stock options or SARs, (ii) used to satisfy any tax withholding obligations in connection with any type of award, or (iii) repurchased in the open market with the proceeds from a stock option exercise.

Annual Limit on Director Awards

The grant date fair value of awards under the Restated Plan to any non-employee director may not exceed $500,000 in any one calendar year.

Types of Awards

The following awards may be granted under the Restated Plan: stock options, SARs, restricted stock, RSUs (including PSUs), and other stock-based awards. The Administrator may subject any award type to the achievement of performance goals.

Stock Options and SARs. The Plan authorizes the grant of non-qualified stock options, which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code (the “Code”), as well as SARs. A stock option entitles the participant to purchase a specified number of shares of Fortive common stock at a specified exercise price. A SAR entitles a participant to receive a payment equal to the excess of the fair market value of a share of our common stock on the date of exercise and the exercise price. This payment may be made in cash or stock, or a combination of cash and stock. The Administrator has the

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authority to grant options and SARs with any terms and conditions it chooses to any individual eligible to receive awards under the Restated Plan, subject to the following requirements:

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The exercise price of stock options and SARs granted under the Restated Plan may not be less than the fair market value of a share of our common stock on the date of grant (except in the event of a conversion, replacement, or substitution in connection with an acquisition or merger or in the event of an adjustment to Fortive’s capital stock).
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Except for adjustments related to changes in the capital structure or a substantial corporate change of Fortive, the Administrator may not, absent the approval of the shareholders, reduce the exercise price of any outstanding options or SARs, cancel, and re-grant any outstanding option or SAR with a lower exercise price, or cancel underwater options or SARs for cash.
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No stock option or SAR will be exercisable more than ten years after the date it is granted. If, on the last day that an outstanding option may be exercised before it expires, the fair market value of a share exceeds the per-share exercise price of the option by at least $0.01, then such option will automatically be exercised on behalf of the participant on such date.

Restricted Stock Grants, RSUs, PSUs, and Other Stock-Based Awards. The Administrator may grant awards of restricted stock, RSUs, PSUs, or other stock-based awards to any individual eligible to participate in the Restated Plan.

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Restricted Stock. A restricted stock grant is a direct grant of our common stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions. A participant who is awarded a restricted stock grant under the Restated Plan will have the same voting, dividend, and other rights as our other shareholders from the date of grant, except that any dividends paid on the restricted stock will be accumulated and delivered to the participant if and only to the same extent that the underlying restricted stock vests.
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RSUs and PSUs. An RSU or PSU award entitles the participant to receive shares of our common stock upon satisfaction of any applicable vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions. A participant who is awarded RSUs or PSUs under the Restated Plan does not have any ownership rights with respect to the underlying shares of our common stock, and thus may not vote the shares or receive dividends. However, the Administrator may, in its discretion, grant to a participant dividend equivalent rights in connection with an RSU or PSU award, which entitle the participant to receive a payment equal to the cash dividends paid on the underlying shares of our common stock after grant and prior to vesting, which are paid to the participant only when the underlying RSUs or PSUs vest.
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Other Stock Based Awards. Other awards that are valued in whole or in part by reference to, or otherwise based on or related to, our common stock may also be granted to employees, directors and consultants according to the terms and conditions determined by the Administrator in its sole discretion.

The Administrator may also grant awards in substitution for equity awards or interests held by individuals who become employees of Fortive as a result of Fortive’s acquiring or merging with the individual’s employer. If necessary, the Administrator may grant substitute awards under the Restated Plan with terms and conditions that vary from those described in this summary.

One-Year Minimum Vesting Requirement

All awards granted under the Restated Plan must have a minimum one-year vesting period, except that up to 5% of the shares authorized for grant under the Restated Plan may be issued with less than a one-year vesting period. The Administrator may waive the one-year vesting period restriction in its sole discretion (i) in the event of a participant’s death, disability or retirement or a substantial corporate change of Fortive (as described below) and (ii) for awards granted in settlement of an obligation to pay cash under Fortive’s compensatory plans and deferred compensation arrangements.

Adjustments

Upon any change in Fortive’s capitalization such as a stock dividend or stock split, the Administrator will make a proportionate and appropriate adjustment to the number of shares of our common stock underlying outstanding awards, the purchase price of any outstanding awards, and the number of shares of our common stock reserved for issuance under the Restated Plan.

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Termination of Employment

Under the terms of the Restated Plan, the Administrator determines the treatment of a participant’s equity awards upon a termination of the participant’s employment.

Transferability of Awards

Generally, awards under the Restated Plan may not be pledged, assigned or otherwise transferred or disposed of in any manner other than by will or the laws of descent or distribution. However, the Administrator has the authority to allow the transfer of awards by gift to members of the participant’s immediate family, children, grandchildren or spouse, a trust in which the participant and/or such family members collectively have more than 50% of the beneficial interest, or any other entity in which the participant and/or such family members own more than 50% of the voting interests.

Recoupment of Awards

The Restated Plan provides that awards granted are subject to the terms of the Fortive Corporation Clawback Policy (the "Clawback Policy") and to the terms required by applicable law.

The Clawback Policy applies to our executive officers and provides that in the event of a material restatement of our consolidated financial statements (other than any restatement required according to a change in applicable accounting rules), Fortive will seek reimbursement of the portion of any incentive-based compensation granted, earned or vested based on the attainment of a financial reporting measure that would not have been paid had the consolidated financial statements been correctly stated. In addition to recoupment of incentive-based compensation mandated by the SEC and the NYSE, the Clawback Policy includes an enhancement that provides the Board with the discretion to also recoup additional compensation, including any time-based equity awards, from any executive officer if the Board determines that the triggering material restatement was at least in part the result of gross misconduct by such executive officer.

As a result, all or most of the equity-based compensation for all of our NEOs (including both time-based and performance-based equity awards) granted under the Restated Plan will be subject to the Clawback Policy.

In addition, under the terms of the Restated Plan, all outstanding unvested equity awards will be terminated immediately upon, and no participant may exercise any outstanding equity award after, such time as the participant is terminated for gross misconduct.

Substantial Corporate Changes

As defined in the Restated Plan, a substantial corporate change includes the consummation of (i) Fortive’s dissolution or liquidation; (ii) a merger, consolidation, or reorganization in which Fortive is not the surviving entity (unless the voting securities of Fortive outstanding prior to such event continue to represent more than 50% of the voting securities of the surviving entity); (iii) the sale of all or substantially all of Fortive’s assets to another person or entity; or (iv) any transaction approved by the Board (including a merger or reorganization in which Fortive survives) that results in any person or entity (other than any affiliate of Fortive as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all of Fortive’s classes of stock.

Upon a substantial corporate change, the Restated Plan and any forfeitable portions of the awards will terminate unless provision is made for the assumption or substitution of the outstanding awards. Unless the Board determines otherwise, if any award would otherwise terminate upon a substantial corporate change, the Administrator will either (i) provide holders of options and SARs with a right, at such time before the consummation of the transaction as the Board designates, to exercise any unexercised portion of an option or SAR, whether or not previously exercisable, or (ii) cancel each award after payment of an amount in cash, cash equivalents or successor equity interests substantially equal to the value of the underlying shares of our common stock minus, for any options or SARs, the exercise price for the shares covered by the option or SAR.

Foreign Jurisdictions

To comply with the laws in countries outside the United States in which Fortive or any of its subsidiaries operates or has employees, the Administrator has the authority to determine which subsidiaries will be covered by the Restated Plan and which employees outside the United States are eligible to participate in the Restated Plan, to modify the terms and conditions of any

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award granted to employees outside the United States, and to establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

Amendment or Termination of Restated Plan and Awards

The Board may generally amend, suspend or terminate the Restated Plan at any time. However, no amendment may be made that would have or can have a material adverse effect on any participant or beneficiary unless agreed to by such individual in writing (except that if change is required to comply with Section 409A of the Code, then Fortive may make such change unilaterally). In addition, no amendment may be effected without approval of Fortive’s shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Unless the Board extends the Restated Plan’s term, the Administrator may not grant Awards under the Restated Plan after February 25, 2035.

Tax Withholding

Fortive may decide to satisfy withholding obligations related to equity awards granted under the Restated Plan through additional withholding on the participant’s salary or wages. If Fortive does not or cannot withhold from the participant’s compensation, the participant will be required to pay Fortive the full amounts required for withholding with a cashier’s check, certified check or wire transfer of immediately available funds. If the Administrator so determines, the participant may instead satisfy the withholding obligations at the Administrator’s election by directing Fortive to retain shares from the exercise, vesting or settlement of the award, by directing Fortive to sell or arrange for the sale of shares of our common stock that the participant acquires at the exercise, vesting or settlement of the award, by tendering shares previously owned by the participant, by attesting to the participant’s ownership of shares, or by having a broker tender to Fortive cash equal to the withholding taxes, subject in each case to a withholding of no more than the minimum applicable tax withholding rate (or such other rate that will not cause adverse accounting consequences for Fortive).

Term of the Restated Plan

The Administrator may not grant new awards under the Restated Plan after February 25, 2035, although awards granted before that time will remain outstanding in accordance with their terms.

US Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences of transactions under the Restated Plan based on current federal income tax laws. The Plan is not qualified under Section 401(a) of the Code. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director, or consultant or to Fortive. The provisions of the Code and regulations thereunder relating to these matters are complicated and may change, and their impact in any one case may depend upon a participant’s particular circumstances. This summary expressly does not discuss the provisions of any income tax laws of any municipality, state or non-U.S. taxing jurisdiction in which a participant may reside, gift, estate or excise taxes, or other tax laws other than U.S. federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, Fortive advises all participants to consult their own tax advisors concerning the tax implications of awards granted under the Restated Plan. Finally, we discuss more fully below the limitation that Section 162(m) of the Code places on our ability to deduct certain compensation for tax purposes.

Stock Options. With respect to stock options: (i) no income is recognized by the participant at the time the stock option is granted; (ii) generally, at exercise, ordinary income (treated as compensation) is recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares of our common stock and the fair market value of the shares on the date of exercise and Fortive is entitled to a tax deduction in the same amount (subject to the limits of Section 162(m)); and (iii) upon disposition of the shares, any gain or loss is treated as long- or short-term capital gain or loss (depending on the time the stock is held after exercise).

SARs. Upon exercise of a SAR, the participant will recognize ordinary income (treated as compensation) in an amount equal to the cash received, and if the SAR is paid in shares of our common stock, the fair market value of the shares as of the date of exercise. Fortive generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary compensation income (subject to the limits of Section 162(m)).

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Restricted Stock. In the absence of a Section 83(b) election (as described below), a participant who receives restricted stock will recognize no income at the time of grant. When the restrictions expire, a participant will recognize ordinary income (treated as compensation) equal to the fair market value of the stock when the restrictions expire over the amount paid for the stock (if any). As the restrictions applicable to a grant of restricted stock expire (for example, if the restrictions on 20% of a grant expire on each anniversary of the grant), the participant will include an appropriate portion of the shares as ordinary income (treated as compensation). The participant’s basis in the stock is equal to the amount included in income on the expiration of the restrictions and the amount paid (if any), and the holding period will begin when the restrictions end. Any disposition of the restricted stock will result in a long- or short-term capital gain or loss (depending on the time the stock is held after the restrictions end). Dividends received by the participant constitute ordinary income (treated as compensation) in the year received. Fortive generally will be entitled to a deduction equal to the fair market value of the stock when it is included in the participant’s income, and will also be entitled to a business expense deduction for dividends paid to the participant (if any) on stock that remains subject to restrictions (in each case subject to the limits of Section 162(m)).

If a Section 83(b) election is made within 30 days of the initial grant, the participant must recognize the fair market value of the restricted stock on the date of grant as ordinary income (treated as compensation) as of the date of grant, and the holding period would begin at the time the restricted stock is granted. Fortive generally would be entitled to a corresponding business expense deduction for the grant, but dividends on the stock would not be deductible. Any subsequent disposition of the stock by the participant, other than by forfeiture, would result in capital gain or loss, which would be long- or short-term, depending on the holding period. Upon a subsequent forfeiture of restricted stock with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the Section 83(b) election was made; however, the participant will generally be allowed a loss deduction equal to the amount (if any) the participant paid for the restricted stock over the amount (if any) Fortive paid the participant for the restricted stock at the time it is forfeited.

RSUs and PSUs. A participant will not recognize any income at the time an RSU or PSU is granted, nor will Fortive be entitled to a deduction at that time. When payout of an RSU or PSU is made, the participant will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock received. Fortive will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m).

Other Stock Based Awards. Generally when the participant receives payment with respect to other stock-based awards, the participant will recognize ordinary income in an amount equal to the amount of cash and or the fair market value of any shares of our common stock or other property received. Fortive will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m).

Section 162(m) Limitation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to “covered employees,” a term which includes the chief executive officer, the chief financial officer, the three highest compensated officers in any fiscal year besides these two individuals, and anyone who was a “covered employee” for any preceding taxable year beginning after December 31, 2016. Prior to the enactment of the Tax Cuts and Jobs Act, there was an exception to this limitation for certain performance-based compensation. As a result of the Tax Cuts and Jobs Act, that exception is no longer available, and therefore, any compensation that becomes payable under the Restated Plan to “covered employees” would be subject to the $1 million deduction limit.

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Section 409A

The Plan has been written to comply, by its terms, with Section 409A of the Code; however, in the event that an award issued under the Restated Plan constitutes a deferral of compensation under a nonqualified deferred compensation plan (as such term is defined under Section 409A) that does not comply with Section 409A, such award may be modified to comply with the requirements of Section 409A (or a successor provision thereto).

Additional Award Information

The Administrator has made no determination as to future grants or awards under the Restated Plan, and, accordingly, such grants and awards are not yet determinable. In addition, benefits under the Restated Plan will depend on a number of factors, including the fair market value of the shares of our common stock on future dates and, in the case of options and SARs, the exercise decisions made by participants. Consequently, it is not possible to determine the benefits that might be received by participants under the Restated Plan.

2016 Plan Benefits

As of April 7, 2025, the following number of equity awards relating to shares of our common stock were held under the 2016 Plan by the following individuals and groups:

NAME:	OPTIONS	FULL-VALUE AWARDS(1)

James A. Lico	1,741,016	436,141

Charles E. McLaughlin	538,511	129,556

Tamara Newcombe	349,667	134,711

Olumide Soroye	381,090	226,002

Stacey Walker	136,300	99,441

All current executive officers as a group (including our NEOs)	3,336,210	1,228,033

All current directors who are not executive officers as a group	157,104	126,939

Each nominee for election as a director at the Annual Meeting	1,841,776	530,697

Each associate of any of our executive officers, directors, or director nominees	—	—

All employees who are not executive officers as a group	5,213,989	2,663,243

(1) Includes RSUs and PSUs (assuming target performance).

As of April 7, 2025, no individuals held 5% or more of the total number of outstanding equity awards under the 2016 Plan.

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PROPOSAL 4: Ratification of Independent Registered Public Accounting Firm

The Audit Committee on behalf of the Company has appointed Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ending December 31, 2025. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although shareholder approval of the appointment of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give our shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the Annual Meeting, the Audit Committee will reconsider its appointment of Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

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Audit Committee Matters

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for 2024 and 2023 are set forth in the table below.

FEE CATEGORIES	FISCAL 2024 FEES	FISCAL 2023 FEES

Audit Fees(1)	$13,536,000	$12,352,329

Audit-Related Fees(2)	$3,519,000	$122,000

Tax Fees(3)	$3,707,000	$361,214

All Other Fees(4)	$92,000	$120,000

TOTAL FEES	$20,854,000	$12,955,543

(1)
Audit Fees consist of fees for the integrated audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements, statutory audits, audit of captive insurance company, audit procedures associated with the adoption of new accounting standards, consents, review of documents filed with the SEC and other services normally provided by the auditor in connection with statutory and regulatory filings or engagements.
(2)
Audit-Related Fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of financial statements and internal control over financial reporting that are not reported under “Audit Fees” above, including employee benefit plan audits, due diligence related to acquisitions, and consultations concerning financial accounting and reporting standards. With respect to fiscal 2024, Audit-Related Fees included approximately $3.4 million in fees for audit services related to the separation of Fortive into two separate, publicly traded companies, including audit services associated with the corresponding filings with the SEC.
(3)
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, mergers and acquisitions tax diligence, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $409,829 and $150,132 in fiscal 2024 and 2023, respectively. All other tax fees were $3,297,119 and $211,082 in fiscal 2024 and 2023, respectively. With respect to fiscal 2024, the other tax fees included approximately $2.8 million in fees for tax services related to the separation of Fortive into two separate, publicly traded companies.
(4)
All Other Fees consist of fees for productions and services provided by Ernst & Young, LLP, other than the services reported under “Audit Fees”, “Audit-Related Fees” or “Tax Fees” above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for the Company and its consolidated subsidiaries by our independent registered public accounting firm. To assure that the audit and non-audit services performed by the independent registered public accounting firm do not impair its independence, the Audit Committee establishes on an annual basis the Pre-Approval Policy of the Audit Committee (the “Policy”). The Policy outlines the scope of services that Ernst & Young LLP may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Ernst & Young LLP to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by Ernst & Young LLP under any circumstances. Pursuant to the Policy, the Audit Committee approves services to be provided by Ernst & Young LLP and fee thresholds within each of the service categories, and services within these thresholds are deemed pre-approved. Additional services and fees materially exceeding those thresholds require further pre-approval. Requests for specific pre-approvals may be considered by the full Audit Committee. In addition, the Audit Committee has delegated to the Chair the authority to grant specific pre-approvals. Any such preapprovals are reported to the full Audit Committee at its next meeting. The Policy is evaluated and updated annually by the Audit Committee. The Audit Committee has pre-approved all amounts for 2024.

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Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Fortive Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Fortive Corporation specifically incorporates this report by reference therein.

The Audit Committee has been appointed by the Board of Directors to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent auditor, and (iv) the performance of the Company’s internal audit function and independent auditors. In addition, the Audit Committee reviews with management the Company’s risk assessment process and risk management policies. Furthermore, within the scope of its compliance oversight responsibilities, the Audit Committee reviews with management the Company’s major cybersecurity risk exposures and the steps management has taken to monitor and mitigate such exposures.

Each member of the Audit Committee meets the criteria for independence applicable to audit committee members under the Exchange Act and the NYSE listing standards. Each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards, and the Board of Directors has further determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in Regulation S-K.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated and combined financial statements, and expressing opinions on the conformity of the financial statements with GAAP.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. Ernst & Young was first appointed by the Audit Committee as the Company’s independent registered public accounting firm concurrently with the Company’s separation from Danaher in 2016. The Audit Committee will interview and select any new lead audit engagement partner from Ernst & Young, which Ernst & Young will rotate every five years. In addition, the Audit Committee will also consider as part of its oversight whether to rotate the Company’s independent registered public accounting firm. After consideration of the independence and performance of the Company’s independent registered public accounting firm, the Audit Committee believes that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Consequently, the Audit Committee has appointed Ernst & Young as the Company’s independent registered public accounting firm for 2025.

The Audit Committee has reviewed and discussed with the Company’s management and with Ernst & Young (with and without management present) the audited consolidated and combined financial statements of the Company contained in the Company’s Annual Report on Form 10-K for year ended December 31, 2024 and the Company’s internal control over financial reporting. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young LLP its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with maintaining Ernst & Young’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated and combined financial statements for the Company for the year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K for its fiscal year 2024 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Rejji P. Hayes (Chair)

Eric Branderiz

Kate D. Mitchell

Jeannine Sargent

FORTIVE CORPORATION 2025 PROXY STATEMENT 95

PROPOSAL 5: shareholder proposal regarding special shareholder meetings

John Chevedden (2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278), who owns 50 shares of Common Stock, has notified us that he intends to present the proposal set forth below for consideration at the 2025 Annual Meeting. The shareholder proposal will be voted on at our 2025 Annual Meeting if properly presented by the shareholder proponent or by a qualified representative on behalf of the shareholder proponent. We do not believe that certain assertions in the shareholder proposal are correct. We have not attempted to refute any inaccuracies, and the Company is not responsible for any inaccuracies it contains. Furthermore, the graphic below, for which we accept no responsibility, was submitted as part of the shareholder proposal.

Our Board of Directors has recommended a vote “AGAINST” the shareholder proposal.

Proposal 5 – Special Shareholder Meeting Improvement

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting. Such a special shareholder meeting can be an online meeting.

One could say that Fortive (FTV) stock has been in a slump since 2019 when it was at $72. It late 2024 FTV stock was only at $76.

The best strategies for turning around a company do not necessarily come from a company's existing shareholders.

If FTV continues in its slump, FTV shareholders and potential FTV shareholders will not even consider acquiring more shares in order to call for a special shareholder meeting, if they have to acquire $6 Billion of FTV stock to equal the current requirement of owning 25% of all shares outstanding.

Plus a number of companies that use the 25% stock ownership threshold also provide shareholders with the right to act by written consent, which is another method for shareholders to being an important matter to the Board's attention between annual meetings. FTV does not provide shareholders with the right to act by written consent.

An improved shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. An improved shareholder right to call for a special shareholder meeting will help ensure that the FTV Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.

With the widespread use of online shareholder meetings it is much easier for FTV to conduct a special shareholder meeting for important issues and the FTV bylaws thus need to be updated accordingly.

Please vote yes:

Special Shareholder Meeting Improvement - Proposal 5

96 FORTIVE CORPORATION 2025 PROXY STATEMENT

The Board of Directors’ Statement in Opposition

The Board of Directors recommends that shareholders vote “AGAINST” the shareholder proposal.

After careful consideration, the Board of Directors believes that, for the reasons set forth below, lowering the special meeting ownership threshold to 10% is not in the best interest of the Company or its shareholders.

Shareholders currently have a meaningful right to call a special meeting that balances the interests of our investors against potential abuse by shareholders with narrow, short-term interests.

The Company’s Bylaws permit shareholders of record who own at least 25% of the Company’s outstanding shares of Common Stock and who otherwise comply with the requirements set forth in the Bylaws to call a special meeting. The current 25% ownership threshold best serves our shareholders' interests by striking the right balance between providing shareholders the right to call special meetings and protecting against the risk that shareholders with narrow, short-term interests abuse the right.

Special meetings can subject the Company to substantial expenses and business disruptions.

Special meetings can cause the Company to incur substantial expenses, including significant legal and administrative fees in addition to distribution costs related to preparing, printing and mailing the necessary disclosure documents. Additionally, special meetings can be disruptive to business operations and cause senior management and the Board to divert their attention to preparing for and conducting the special meeting, thereby undermining the long-term interests of shareholders. Given the potential substantial expenses and business disruptions, the Board believes special meetings should be reserved for only extraordinary matters that cannot wait until the next annual meeting. Reducing the ownership threshold to 10% would expose our shareholders to the risk of special meetings being called by certain shareholders seeking to advance their own narrow, short-term interests not widely shared by the shareholder base as a whole, while subjecting the Company to potential substantial expenses and business disruptions. The current 25% ownership threshold appropriately safeguards shareholder interests and helps prevent corporate waste, while ensuring that shareholders have the ability to call special meetings when appropriate.

The existing 25% special meeting ownership threshold is aligned with those of our peers and of S&P 500 companies.

As of March 19, 2025, of the 383 S&P 500 companies that provide shareholders with the right to call special meetings, approximately half 182 have a 25% ownership or higher threshold for calling special meetings, with 25% being the most common threshold. In addition, of our 15 proxy peers, approximately two-thirds have special meeting ownership thresholds that are either at or above 25% or provide no such right to their shareholders at all. Accordingly, we believe our current threshold is in line with the practices of a significant portion of our peers and S&P 500 companies.

The Company is committed to strong shareholder engagement and provides several avenues for shareholders to meaningfully engage in Company affairs.

Our existing governance policies and practices provide shareholders with several avenues to address and discuss our business and governance policies with the Board, and demonstrate our responsiveness to shareholder feedback. In particular, senior members of management engage in extensive discussions with our investor community. In 2024, as part of our annual shareholder outreach, the Company invited shareholders representing approximately 65% of our outstanding shares to discuss corporate governance matters. In response to feedback received from our shareholders, the Board and management have taken several responsive actions, as summarized under “2024 Annual Shareholder Outreach” on page 32 of this proxy statement.

In addition, shareholders and other parties interested parties may communicate directly with the Board by following the procedures described under “Communications with the Board of Directors” on page 32 of this proxy statement. In light of the existing opportunities for shareholder engagement, including the current special meeting right, and the Board’s demonstrated responsiveness to such feedback, the Board believes that the adoption of this proposal will not make a meaningful difference in our shareholders’ ability to engage with the Board or influence the Company’s business or governance policies, but could instead expose our shareholders to the risk of special meetings being called by certain shareholders seeking to advance their own narrow, short-term interests.

FORTIVE CORPORATION 2025 PROXY STATEMENT 97

The Company has robust corporate governance policies and practices in place that protect shareholder rights.

The Company’s robust corporate governance practices provide the appropriate means to advance shareholder interests without the potential expense and risk of abuse that may come with lowering the ownership threshold to call a special meeting, including:

•
Annual elections of directors and a fully declassified Board
•
Majority vote requirement for the election of directors in uncontested elections
•
Proxy access, permitting qualifying shareholders to nominate and include in our proxy materials director nominees constituting up to 20% of the Board, as further detailed in our Bylaws
•
Separate Chair and CEO positions, with an independent Chair
•
No supermajority voting requirements
•
No shareholder rights plan
•
Stock ownership requirements for executive officers and directors

For the foregoing reasons, the Board of Directors recommends that our shareholders vote “AGAINST” the shareholder proposal.

98 FORTIVE CORPORATION 2025 PROXY STATEMENT

Additional Information

About This Proxy Statement and the Annual Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Fortive Corporation, a Delaware corporation, of proxies for use at the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) to be held in virtual only meeting format through www.virtualshareholdermeeting.com/FTV2025 at 3:00 p.m., PDT, and at any and all postponements or adjournments thereof. Fortive’s principal address is 6920 Seaway Blvd., Everett, WA 98203. The date of mailing of this Proxy Statement is on or about April 21, 2025.

The purpose of the 2025 Annual Meeting is to:

1.
Elect the nine director nominees named in the Proxy Statement, each for a one-year term expiring at the 2026 annual meeting and until his or her respective successor is duly elected and qualified;
2.
approve on an advisory basis Fortive’s named executive officer compensation;
3.
approve the amendment and restatement of the 2016 Stock Incentive Plan to extend the term of the plan;
4.
ratify the appointment of Ernst & Young LLP as Fortive’s independent registered public accounting firm for the year ending December 31, 2025;
5.
Act upon a shareholder proposal regarding special shareholder meetings; and
6.
Consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Annual Meeting Participation

We will conduct the 2025 Annual Meeting in a virtual-only meeting format. You will not be able to attend the 2025 Annual Meeting physically.

If you plan to participate in the 2025 Annual Meeting, you must be shareholder of record as of the record date of April 7, 2025. If you are not a shareholder of record but hold shares through a broker, bank or nominee (i.e., in street name), you must hold a legal proxy for the 2025 Annual Meeting provided by your broker, bank or nominee.

To be admitted to the 2025 Annual Meeting at www.virtualshareholdermeeting.com/FTV2025, you must enter the 16-digit control number found on your proxy card, voting instruction form or Notice of Internet Availability. On June 3, 2025, you may begin to log into the meeting platform beginning at 2:30 p.m. Pacific time and the meeting will begin promptly at 3:00 p.m. Pacific time. The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

The rules and procedures applicable to the 2025 Annual Meeting, together with a list of shareholders of record for inspection for any legally valid purpose, will be available during the 2025 Annual Meeting for the participating shareholders of record at www.virtualshareholdermeeting.com/FTV2025.

You may vote during the 2025 Annual Meeting by following the instructions available on the meeting website during the meeting. Whether or not you participate in the 2025 Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. The proxy card included with the proxy materials may be used to vote your shares in connection with the 2025 Annual Meeting.

Similar to in-person meetings, you will have the ability to submit questions live during the Annual Meeting. Questions may be submitted during the meeting through www.virtualshareholdermeeting.com/FTV2025 by typing your question into the “Ask a Question” field and clicking “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

FORTIVE CORPORATION 2025 PROXY STATEMENT 99

If you encounter any difficulties accessing the meeting during the meeting time, please call the technical support number that will be posted on the meeting website.

Following completion of the meeting, a webcast replay will be posted online to our Investor Relations website at www.fortive.com for at least one year.

Outstanding Stock and Voting Rights

In accordance with Fortive’s Amended and Restated Bylaws, the Board has fixed the close of business on April 7, 2025 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote. The only outstanding securities of Fortive entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value (“Common Stock”). Each outstanding share of Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. As of the close of business on April 7, 2025, 339,876,258 shares of Common Stock were outstanding, excluding shares held by or for the account of Fortive.

Solicitation of Proxies

The proxies being solicited hereby are being solicited by Fortive’s Board. The total expense of the solicitation will be borne by Fortive, including reimbursement paid to banks, brokerage firms and nominees for their reasonable expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of Fortive, who will receive no additional compensation for their services. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $13,500 plus reasonable expenses.

Proxy Instructions

Proxies will be voted as specified in the proxy.

If you sign and submit your proxy card with no further instructions, your shares will be voted:

FOR the election of each of the nine director nominees identified in this Proxy Statement to serve as directors, each for a one-year term expiring at the 2026 Annual Meeting;

FOR the approval on an advisory basis of Fortive’s named executive officer compensation;

FOR the approval of the amendment and restatement of the 2016 Stock Incentive Plan to extend the term of the plan;

FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2025;
AGAINST the approval of the shareholder proposal regarding special shareholder meetings; and

In the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment thereof. The Board has selected Peter C. Underwood and Daniel B. Kim to act as proxy holders with full power of substitution.

Notice of Electronic Availability of Proxy Materials

As permitted by the SEC rules, we are making the proxy materials available to our shareholders primarily via the Internet. By doing so, we can reduce the printing and delivery costs and the environmental impact of the Annual Meeting. On or about April 21, 2025, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. The Notice contains instructions on how to access our proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

100 FORTIVE CORPORATION 2025 PROXY STATEMENT

Voting Requirements with Respect to Each of the Proposals Described in this Proxy Statement

Quorum

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting as of the record date present in person or represented by proxy. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes

Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on Proposal 4, which is considered a “routine” matter. However, on “non-routine” matters such as Proposals 1, 2, 3 and 5, your broker must receive voting instructions from you, as it does not have discretionary voting authority for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1, 2, 3 and 5.

Approval Requirements

If a quorum is present, the vote required under the Company’s Amended and Restated Bylaws and the Restated Certificate of Incorporation to approve each of the proposals is as follows:

•
With respect to Proposal 1, the election of directors, you may vote “for” or “against” any or all director nominees or you may abstain as to any or all director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote. Under our director resignation policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.
•
With respect to Proposals 2-4, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal.
•
With respect to Proposal 5, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote generally in the election of directors on the record date is required to approve this proposal. For this proposal, abstentions are counted for the purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal.

Tabulation of Votes. Our inspector of election, Broadridge Financial Services, will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

FORTIVE CORPORATION 2025 PROXY STATEMENT 101

Voting Methods

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered shareholder, you can ensure your shares are voted at the Annual Meeting by submitting your instructions by telephone, over the internet, by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by participating in the virtual Annual Meeting and voting your shares at the meeting. Telephone and internet voting for registered shareholders will be available 24 hours a day, up until 11:59 p.m., Eastern time on June 2, 2025.

Detailed instructions for telephone and internet voting are set forth on the Notice.

Vote your shares at www.proxyvote.com.
Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number needed to vote.
Call toll-free number 1-800-690-6903.
Mark, sign, date, and return the enclosed proxy card or voting instruction form in the envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares through a broker, bank or nominee, rather than registered directly in your name, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or nominee, together with a voting instruction form. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms.

If you participate in the Fortive Stock Fund through the Savings Plan, your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plan, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by May 30, 2025, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Fortive a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by participating in the meeting and voting at the meeting. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Participation in the meeting will not, by itself, revoke a proxy.

Householding

We are permitted to send a single set of our proxy statement and annual report to shareholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Fortive Corporation, Attn: Investor Relations, 6920 Seaway Blvd., Everett, WA 98203; telephone us at 425-446-5000; or email us at investors@fortive.com. In addition, if you want to receive separate copies of the proxy statement or annual report in the future; if you and another shareholder sharing an address would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the same address, telephone number or email address. If you hold your shares through a broker or other intermediary and would like additional copies of our proxy statement or annual report or would like to request householding, please contact your broker or other intermediary.

102 FORTIVE CORPORATION 2025 PROXY STATEMENT

Website Disclosure

We may provide disclosure in the “Investor – Corporate Governance” section of our corporate website, http://www.fortive.com, of any of the following:

•
the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting;
•
the method for interested parties to communicate directly with the Board or with individual directors, the independent Chair of the Board, or if the Chair is not independent, the Lead Independent Director, or the non-management directors as a group;
•
the identity of any member of the Audit Committee, if any, who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee;
•
contributions by Fortive to a tax exempt organization in which any non-management director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues; and
•
any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer within four business days following the date of such amendment or waiver.

The information on or accessible through our website is not incorporated by reference into, and does not form a part of, this Proxy Statement.

Information Relating to Forward-Looking Statements

Certain statements included in this Proxy Statement are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding strategic plans and plans for growth, innovation and future operations; financial or operating targets or projections; future capital allocation, acquisitions, divestitures, and the integration thereof; plans and strategies relating to corporate governance, executive compensation, director compensation, sustainability, and human capital management; the goals, objectives and anticipated benefits of our executive compensation and director compensation programs; risk oversight; risk mitigation efforts; the anticipated roles and responsibilities of the Board’s committees; plans with respect to shareholder engagement and alignment, Board recruitment, selection, and refreshment; general economic and capital markets conditions; our plans to separate into two independent, publicly traded companies; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Fortive intends or believes will or may occur in the future. Terminology, such as “believe,” “anticipate,” “should,” “could,” “intend,” “will,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods, are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Item 1A. Risk Factors” in the accompanying Annual Report on Form 10-K for the year ended December 31, 2024. Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments, and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements included in this Proxy Statement speak only as of the date of this Proxy Statement. Except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Annual Report on Form 10-K for 2024

Fortive will provide, without charge, a copy of Fortive’s Annual Report on Form 10-K for 2024 filed with the SEC to any shareholder upon request directed to: Investor Relations, Fortive Corporation, 6920 Seaway Blvd, Everett, WA 98203 or by email to: investors@fortive.com.

FORTIVE CORPORATION 2025 PROXY STATEMENT 103

Ownership of Our Stock

Directors and Executive Officers

The following table sets forth as of April 7, 2025 (unless otherwise indicated) the number of shares and percentage of Common Stock beneficially owned by each of Fortive’s directors, nominees for director, each of the named executive officers in the Summary Compensation Table, and all executive officers and directors of Fortive as a group.

Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares as to which the person has the right to acquire beneficial ownership within 60 days of April 7, 2025. Except as indicated, the address of each director and executive officer shown in the table below is c/o Fortive Corporation, 6920 Seaway Blvd, Everett, WA 98203.

NAME	NUMBER OF SHARES BENEFICIALLY OWNED(1)		PERCENT OF CLASS(1)

Eric Branderiz	10,875	(2)	*

Daniel L. Comas	52,550	(3)	*

Sharmistha Dubey	21,470	(4)	*

Rejji P. Hayes	10,460	(5)	*

Wright Lassiter III	14,995	(6)	*

James A. Lico	1,915,121	(7)	*

Kate D. Mitchell	40,941	(8)	*

Gregory J. Moore	—		*

Jeannine Sargent	17,989	(9)	*

Alan G. Spoon	140,647	(10)	*

Charles E. McLaughlin	460,071	(11)	*

Tamara Newcombe	195,073	(12)	*

Olumide Soroye	147,802	(13)	*

Stacey Walker	56,398	(14)	*

All current executive officers and directors as a group (16 persons)	3,118,449	(15)	*

* Represents less than 1% of the outstanding Common Stock.

(1)
Balances credited to each executive officer’s account under the Fortive Executive Deferred Incentive Plan (the “EDIP”) which are vested or are scheduled to vest within 60 days of April 7, 2025 are included in the table. The incremental number of notional phantom shares of Common Stock credited to a person’s EDIP account is based on the incremental amount of contribution to the person’s EDIP balance divided by the closing price of Common Stock as reported on the NYSE on the date of the contribution. In addition, for purposes of the table, the number of shares attributable to each executive officer’s 401(k) Plan account is equal to (a) the officer’s balance, as of March 31, 2024 in the Fortive stock fund included in the executive officer’s 401(k) Plan account (the “401(k) Fortive Stock Fund”), divided by (b) the closing price of Common Stock as reported on the NYSE on March 31, 2024. The 401(k) Fortive Stock Fund consists of a unitized pool of Common Stock and cash. The table also includes shares that may be acquired upon exercise of options that are exercisable within 60 days of April 7, 2025 or upon vesting of Restricted Stock Units (“RSUs”) that vest within 60 days of April 7, 2025. In addition, RSUs granted to a non-executive director for which shares are not delivered until the earlier of the director’s death or, at the earliest, the first day of the seventh month following the director’s resignation from the board are not included in the table.
(2)
Includes options to acquire 6,380 shares, but does not include 1,710 unvested RSUs and 3,670 vested RSUs.
(3)
Includes options to acquire 9,830 shares, 75 shares held in irrevocable trusts and 1,721 shares beneficially owned by Mr. Comas’ spouse, but does not include 4,355 vested RSUs. Mr. Comas disclaims beneficial ownership of the shares held by the trusts and by his spouse.
(4)
Includes options to acquire 17,210 shares, but does not include 1,645 unvested RSUs and 11,078 vested RSUs.
(5)
Includes options to acquire 6,200 shares, but does not include 1,710 unvested RSUs and 12,295 vested RSUs.
(6)
Includes options to acquire 10,730 shares, but does not include 1,515 unvested RSUs and 6,595 vested RSUs.
(7)
Includes options to acquire 1,354,306 shares, 19,938 shares attributable to Mr. Lico’s 401(k) Fortive Stock Fund and 152,375 notional phantom shares attributable to Mr. Lico’s EDIP account.
(8)
Includes options to acquire 36,681 shares, but does not include 985 unvested RSUs and 22,587 vested RSUs.
(9)
Includes options to acquire 13,729 shares, but does not include 12,621 vested RSUs.
(10)
Includes options to acquire 56,344 shares, but does not include 2,860 unvested RSUs and 26,638 vested RSUs.

104 FORTIVE CORPORATION 2025 PROXY STATEMENT

(11)
Includes options to acquire 425,136 shares and 30,440 notional phantom shares attributable to Mr. McLaughlin’s EDIP account.
(12)
Includes options to acquire 160,562 shares and 7,838 notional phantom shares attributable to Ms. Newcombe’s EDIP account.
(13)
Includes options to acquire 112,005 shares and 6,945 notional phantom shares attributable to Mr. Soroye’s EDIP account.
(14)
Includes options to acquire 44,760 shares and 9,446 notional phantom shares attributable to Ms. Walker’s EDIP account.
(15)
Includes options to acquire 2,237,644 shares, 16,675 RSUs, 19,938 shares attributable to 401(k) accounts, and 194,125 notional phantom shares attributable to executive officers’ EDIP accounts.

Principal Shareholders

The following table sets forth the number of shares and percentage of Common Stock beneficially owned by each person who owns of record or is known to Fortive to beneficially own more than five percent of Common Stock.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS

T. Rowe Price Investment Management, Inc.
4515 Painters Mill Road, Owings Mills, MD 21117	42,950,540	(1)	12.40%

The Vanguard Group
100 Vanguard Blvd., Malvern, PA 19355	39,083,805	(2)	11.12%

BlackRock, Inc.
50 Hudson Yards, New York, NY 10001	25,921,994	(3)	7.60%

(1)
The amount shown and the following information is derived from a Schedule 13G/A filed February 14, 2025 by T. Rowe Price Investment Management, Inc. which sets forth their beneficial ownership as of December 31, 2024. According to the Schedule 13G/A, T. Rowe Price Investment Management, Inc. has sole voting power over 40,736,855 shares and sole dispositive power over 42,950,018 shares.
(2)
The amount shown and the following information is derived from a Schedule 13G/A filed February 13, 2024 by The Vanguard Group, which sets forth their respective beneficial ownership as of December 29, 2023. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 434,483 shares, sole dispositive power over 37,644,907 shares and shared dispositive power over 1,438,898 shares.
(3)
The amount shown and the following information is derived from a Schedule 13G/A filed April 17, 2025 by BlackRock, Inc. which sets forth their beneficial ownership as of March 31, 2025. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 23,853,279 shares and sole dispositive power over 25,921,994 shares.

FORTIVE CORPORATION 2025 PROXY STATEMENT 105

Other Matters

Fortive’s management is not aware of any other business that may come before the meeting. Under our Amended and Restated Bylaws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the 2025 Annual Meeting has passed. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

Shareholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, a shareholder who wishes to have a proposal included in Fortive’s proxy materials for the 2025 Annual Meeting of Shareholders must submit the proposal in writing to Fortive’s Secretary at Fortive’s principal executive offices, 6920 Seaway Blvd., Everett, WA 98203, for receipt no later than December 22, 2025 in order to be considered for inclusion.

In order to be properly brought before the 2026 Annual Meeting of Shareholders, a shareholder’s notice of nomination of one or more director candidates to be included in Fortive’s proxy materials (a “proxy access nomination”) must be received by Fortive’s Secretary at Fortive’s principal executive offices, 6920 Seaway Blvd., Everett, WA 98203, between November 22, 2025 and December 22, 2025 (or, if the 2026 Annual Meeting of Shareholders is called for a date that is not within 30 calendar days of the anniversary of the date of the Annual Meeting, by the later of the close of business on the date that is 120 days prior to the date of the 2026 Annual Meeting of Shareholders or within 10 days after the public announcement of the date of the 2026 Annual Meeting of Shareholders) at the following address: Fortive Corporation, Attn: Secretary, 6920 Seaway Blvd., Everett, WA 98203. When submitting nominees for inclusion in the proxy materials pursuant to the proxy access provisions, shareholders must follow the notice procedures and provide the information required by our Amended and Restated Bylaws.

Shareholders intending to present a proposal at the 2026 Annual Meeting of Shareholders without having it included in the Company’s proxy materials or to make a nomination other than a proxy access nomination must comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws. If a shareholder fails to provide timely notice of a proposal to be presented at the 2026 Annual Meeting of Shareholders, the proxies provided to Fortive’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. Assuming that the 2026 Annual Meeting of Shareholders is held during the period from May 4, 2026 to July 3, 2026 (as it is expected to be), in order to comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws, appropriate notice would need to be provided to Fortive’s Secretary at the address noted above no earlier than February 3, 2026 and no later than March 5, 2026.

In addition to satisfying the foregoing requirements, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide timely notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel B. Kim

Secretary

Dated: April 21, 2025

COPIES OF FORTIVE’S ANNUAL REPORT, THIS PROXY STATEMENT, PROXY CARD OR VOTING INSTRUCTION FORM MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO FORTIVE OR AT WWW.PROXYVOTE.COM. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 6920 SEAWAY BLVD, EVERETT, WA 98203.

106 FORTIVE CORPORATION 2025 PROXY STATEMENT

Appendix A

Non-GAAP Financial Measures

Core Revenue Growth

We use the term “core revenue growth” when referring to a corresponding year-over-year GAAP revenue measure, excluding (1) the impact from acquired or divested businesses and (2) the impact of foreign currency translation. References to sales attributable to acquisitions or acquired businesses refer to GAAP sales from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales attributable to certain divested businesses or product lines that have been divested or, at the time of reporting, are pending divestiture but are not, and will not be, considered discontinued operations prior to the first anniversary of the divestiture. The portion of sales attributable to the impact of currency translation is calculated as the difference between (a) the period-to-period change in sales (excluding sales impact from acquired businesses) and (b) the period-to-period change in sales (excluding sales impact from acquired businesses) after applying the current period foreign exchange rates to the prior year period. This non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Management believes that this non-GAAP measure provides useful information to investors by helping identify underlying growth trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of acquisition and divestiture-related items because the nature, size and number of such transactions can vary dramatically from period to period and between us and our peers. We exclude the effect of currency translation from sales measures because currency translation is not under management’s control and is subject to volatility. We believe that such exclusions, when presented with the corresponding GAAP measures, may assist in assessing the business trends and making comparisons of long-term performance.

Adjusted Net Earnings, Adjusted Diluted Net Earnings Per Share (“Adjusted EPS”), Adjusted EBITDA, Adjusted Gross Profit Margin, and Adjusted Operating Profit Margin

We disclose the non-GAAP measures of historical adjusted net earnings, historical adjusted diluted net earnings per share, historical adjusted EBITDA, historical adjusted gross profit margin, and historical adjusted operating profit margin, which to the extent applicable, make the following adjustments to GAAP net earnings, GAAP diluted net earnings per share, and GAAP operating profit margin:

•
Excluding on a pretax basis the effect of deferred revenue and inventory fair value adjustments related to significant acquisitions; and
•
Excluding on a pretax basis the costs incurred pursuant to discrete restructuring plans that are fundamentally different from ongoing productivity improvements in terms of the size, strategic nature, planning requirements and the inconsistent frequency of such plans as well as the associated macroeconomic drivers which underlie such plans (the “Discrete Restructuring Charges”).

In addition, with respect to the non-GAAP measures of historical adjusted net earnings and historical adjusted diluted net earnings per share, historical adjusted EBITDA, and historical adjusted operating profit margin, we make the following adjustments to GAAP net earnings, GAAP diluted net earnings per share, and GAAP operating profit margin:

•
Excluding on a pretax basis amortization of acquisition related intangible assets and non-cash impairments;
•
Excluding on a pretax basis acquisition, divestiture, and separation related items;
•
Excluding on a pretax basis the gain on sale of property; and
•
Excluding on a pretax basis Russia exit and wind down costs.

FORTIVE CORPORATION 2025 PROXY STATEMENT A-1

In addition, with respect to the non-GAAP measures of historical adjusted net earnings, historical adjusted diluted net earnings per share, and historical adjusted EBITDA, we make the following adjustments to GAAP net earnings, and GAAP diluted net earnings per share:

•
Excluding on a pretax basis the effect of gains and losses from our equity investments;
•
Excluding the loss from divestiture;
•
Excluding on a pretax basis the charitable contribution expense;
•
Excluding on a pretax basis the gain on sale of business;
•
Excluding on a pretax basis the gain on litigation resolution;
•
Excluding on a pretax basis the non-recurring gain on disposition of assets;
•
Excluding on a pretax basis the non-cash interest expense associated with our 0.875% convertible senior notes;
•
Excluding on a pretax basis the loss on debt extinguishment, net of gain on Vontier common stock; and
•
Excluding on a pretax basis the gain on the disposition of the Tektronix Video Business.

In addition, with respect to the non-GAAP measure of historical adjusted EBITDA, we make the following adjustments to GAAP earnings before income taxes:

•
Excluding on a pretax basis the net interest expenses; and
•
Excluding on a pretax basis the depreciation expenses.

In addition, with respect to the non-GAAP measures of historical adjusted net earnings and historical adjusted diluted net earnings per share, we make the following adjustments to GAAP net earnings and GAAP diluted net earnings per share:

•
Including the actual cash interest expense on our 0.875% Convertible Senior Notes due 2022 (“Convertible Notes”) that was not included under the if-converted methodology mandated in 2022 and, with respect to the adjusted diluted net earnings per share, excluding the outstanding shares of common stock imputed under the in-converted methodology for the Convertible Notes that, in fact, were repaid and settled without issuance of any shares of common stock. Since we settled the Convertible Notes in cash on February 15, 2022 and no common share conversion occurred, we have reversed the impacts of applying the if-converted method and included the actual cash interest expense in calculating the adjusted net earnings per share;
•
Excluding the tax effect (to the extent tax deductible) of the pretax adjustments noted above. The tax effect of such adjustments was calculated by applying our overall estimated effective tax rate to the pretax amount of each adjustment (unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment). We expect to apply our overall estimated effective tax rate to each adjustment going forward; and
•
Excluding discrete non-cash tax benefit.

Amortization of Acquisition Related Intangible Assets and Non-cash Impairments

As a result of our acquisition activity, we have significant amortization expense associated with definite-lived intangible assets. We adjust for amortization expense of acquisition related intangible assets incurred in each period, and impairment charges incurred, if any. During the twelve month period ended December 31, 2023, we recognized $5.2 million, respectively, related to impairment charges. We believe that this adjustment provides our investors with additional insight into our operational performance and profitability as such impacts are not related to our core business performance.

Acquisition and Divestiture Related Items

While we have a history of acquisition and divestiture activity, we do not acquire and divest businesses or assets on a predictable cycle. The amount of an acquisition’s purchase price allocated to the deferred revenue and inventory fair value adjustments are unique to each acquisition and can vary significantly from acquisition to acquisition. In addition, transaction costs, which include acquisition, divestiture, integration, restructuring, and separation costs related to completed or announced transactions, and the non-recurring gains on divestitures of businesses or assets are unique to each transaction and are impacted from period to period depending on the number of acquisitions or divestitures evaluated, pending, or completed

A-2 FORTIVE CORPORATION 2025 PROXY STATEMENT

during such period, and the complexity of such transactions. As a result of the Separation, we also incurred costs primarily related to professional fees for legal, tax, accounting and finance, information technology services, and other general and administrative costs as well as costs to stand up the new company to operate as a stand alone entity . We adjust for transaction costs, costs related to the Separation, acquisition related fair value adjustments to inventory, integration costs and corresponding restructuring charges related to acquisitions, in each case, incurred in a given period.

Discrete Restructuring Costs

We will exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans originating from significant macroeconomic trends or material disruptions to operations, economy or capital markets from the ongoing productivity improvements that result from application of the Fortive Business System or from execution of general cost saving strategies. Because these restructuring plans will be incremental to the fundamental activities that arise in the ordinary course of our business and we believe are not indicative of our ongoing operating costs in a given period, we exclude these costs to facilitate a more consistent comparison of operating results over time. Restructuring costs related primarily to an acquisition are not included in this adjustment but are instead included in acquisition and divestiture related items.

Gains and Losses from Equity Investments

We adjust for the effect of earnings and losses from our equity method investments over which we do not exercise control over the operations or the resulting earnings or losses. We believe that this adjustment provides our investors with additional insight into our operational performance. However, it should be noted that earnings and losses from our equity method investments will recur in future periods while we maintain such investments.

In addition, we adjust for remeasurement gains and losses, including impairment loss, on equity investments. We believe such adjustments facilitate comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

Loss from Divestiture

In June 2024, we divested and transferred ownership of Invetech, excluding the Motion Solution Business, to its management team (the “Invetech Divestiture”). We adjust for the loss from the Invetech Divestiture because we believe the adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

Gain on Sale of Property and Charitable Contribution Expense

On March 14, 2024, we completed a transaction to sell land and certain office buildings in our Precision Technologies segment for $90 million, for which we received $20 million cash proceeds and a $70 million promissory note secured by a letter of credit. We received $10 million of principal in August and the remaining in November 2024. During the year ended December 31, 2024, we recorded a gain on sale of property of $63.1 million in the Consolidated Statements of Earnings.

Concurrently, during the first quarter of 2024, we pledged to make a charitable donation of $20 million to the Fortive Foundation (“the Foundation”), a related party, without any donor imposed conditions or restrictions. In the third quarter of 2024, $20 million of the promissory note due in November 2024 was reassigned to the Foundation. We recorded a charitable contribution expense of $20 million within the “Other non-operating expense, net” line in the Consolidated Statements of Earnings.

We adjust for the gain on sale of property and charitable donation expense because we believe the adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

Russia Ukraine Conflict

In connection with the invasion of Ukraine by Russian forces, the Company exited business operations in Russia in the second quarter of 2022, other than for ASP’s sterilization products, which are exempt from international sanctions as humanitarian products. Our business in Russia and Ukraine accounted for less than 1.0% of total revenue and less than 0.2% of total assets for the fiscal year ended December 31, 2021.

FORTIVE CORPORATION 2025 PROXY STATEMENT A-3

As a result of the exit of our business operations in Russia, the Company recorded a pre-tax charge totaling $17.9 million during the twelve month periods ended December 31, 2022 to reflect the write-off of net assets, the write-off of the cumulative translation adjustment in earnings for legal entities deemed substantially liquidated, and to record provisions for employee severance and legal contingencies. These costs are identified as the “Russia exit and wind down costs” in the Consolidated Statements of Earnings. We adjust for the non-recurring Russia exit and wind down costs because we believe that this adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

Gain and Loss on Sale of Business

On September 30, 2022, we completed the sale of our Therapy Physics product line, which was reported in our Advanced Healthcare Solutions segment, to an unrelated third party for total consideration of $9.6 million. As a result of the sale, during the three and twelve month periods ended December 31, 2022, we recorded a net realized pre-tax loss totaling $1.8 million and a net realized pre-tax gain totaling $0.5 million, respectively, net of transaction costs, which is recorded as “Other non-operating expense, net” in the Consolidated Condensed Statements of Earnings. We adjust for gain on the sale of our Therapy Physics product line because we believe that this adjustment facilitates comparison of our operational performance with prior and future periods.

Adjustments on Litigation Resolution

In the event that a potential liability related to a legal contingency for an acquired entity existing at the time of the acquisition is allocated to the corresponding purchase price, we will adjust for the subsequent non-recurring effect of the gain or loss recognized upon resolution because we believe that this adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

Convertible Notes

On February 22, 2019, we issued $1.4 billion in aggregate principal amount of our 0.875% Convertible Senior Notes due 2022 (the “Convertible Notes”). The Notes matured on February 15, 2022 and were settled in cash.

On January 1, 2022, we adopted ASU 2020-06, which amends the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Although the Convertible Notes were, pursuant to the terms of the corresponding indenture, repaid in cash only and retired without issuance of additional shares of common stock, we assumed share settlement of our outstanding Convertible Notes under the if-converted method when calculating GAAP diluted net earnings per share. Since we settled the Convertible Notes in cash on February 15, 2022 and no common share conversion occurred, we have reversed the share impacts of applying the if-converted method for purposes of calculating Adjusted average common stock and common equivalent shares outstanding. In addition, although the Company paid interest accrued on the Convertible Notes in cash, the interest expense is not included in the GAAP diluted net earnings and from GAAP diluted net earnings per share under the if-converted methodology. Because we paid the interest expense in cash and because the interest expense was included in the prior year’s results, we have added the cash interest expense on the Convertible Notes during the three months ended April 1, 2022 in calculating the adjusted net earnings for the same period.

Gain on Retained Investment in Vontier and Loss on Extinguishment of Debt

On October 9, 2020, we completed the Vontier Separation and retained 19.9% of the shares of Vontier common stock immediately following the Separation (“Retained Vontier Shares”). We did not retain a controlling interest in Vontier and therefore the fair value of our Retained Vontier Shares was included in our assets of continuing operations as of December 31, 2020, and subsequent fair value changes are included in our results from continuing operations for the twelve month period ended December 31, 2021.

On January 19, 2021, we completed the Debt-for-Equity Exchange of 33.5 million shares of common stock of Vontier, representing all of the Retained Vontier Shares, for $1.1 billion in aggregate principal amount of indebtedness of the Company held by Goldman Sachs & Co., including (i) all $400.0 million of the 364-day delayed-draw term loan due March 22, 2021 and (ii) $683.2 million of the delayed-draw term loan due May 30, 2021. The change in fair value of the Retained Vontier Shares and the resulting gain of $57.0 million was recorded in the twelve month period ended December 31, 2021. We recorded a loss on extinguishment of the debt included in the Debt-for-Equity Exchange of $94.4 million in the twelve month period ended December 31, 2021.

A-4 FORTIVE CORPORATION 2025 PROXY STATEMENT

Additionally, on February 9, 2021 we repurchased $281 million of the Convertible Notes at fair value using the remaining cash proceeds received from Vontier in the Separation and other cash on hand. In connection with the repurchase, we recorded a loss on debt extinguishment during the twelve month period ended December 31, 2021 of $10.5 million.

We adjust for the non-recurring effect of the gain on our investment in the Retained Vontier Shares and the corresponding loss on debt extinguishment because we believe that this adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance .

Discrete non-cash tax benefit

We adjust for discrete tax expense items that resulted from the Separation of NewCo. These discrete items are non-recurring expenses that resulted from the US GAAP calculation of income taxes from continuing operations and do not reflect our current or future cash tax obligations.

As a result of revaluation of deferred tax assets required due to changes in tax rates in Switzerland, we recognized a non-cash tax benefit during the twelve month period ended December 31, 2023. We adjust for this non-cash tax benefit because we believe such benefit occurs with inconsistent frequency and for reasons that are unrelated to our commercial performance. We believe such adjustment facilitates comparison with prior and future periods and provides our investors with additional insight into our ongoing tax expenses.

We adjust for non-cash discrete tax expense items that resulted from the Separation of Vontier. These discrete items are non-recurring, non-cash expenses that resulted from the US GAAP calculation of income taxes from continuing operations and do not reflect our current or future cash tax obligations .

Free Cash Flow

We use the term “free cash flow” when referring to net cash provided by operating activities calculated according to GAAP less payments for capital expenditures.

Management believes that such non-GAAP measure provides useful information to investors in assessing our ability to generate cash without external financing, fund acquisitions and other investments and, in the absence of refinancing, repay our debt obligations. However, it should be noted that free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that we have committed to, such as debt service requirements and other non-discretionary expenditures. Such non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Core Revenue Growth

COMPONENTS OF REVENUE GROWTH	% CHANGE TWELVE MONTHS ENDED DECEMBER 31, 2020 VS COMPARABLE 2019 PERIOD	% CHANGE TWELVE MONTHS ENDED DECEMBER 31, 2021 VS COMPARABLE 2020 PERIOD	% CHANGE TWELVE MONTHS ENDED DECEMBER 31, 2022 VS COMPARABLE 2021 PERIOD	% CHANGE TWELVE MONTHS ENDED DECEMBER 31, 2023 VS COMPARABLE 2022 PERIOD	% CHANGE TWELVE MONTHS ENDED DECEMBER 31, 2024 VS COMPARABLE 2023 PERIOD

Total revenue growth (GAAP)	1.5%	13.4%	10.9%	4.1%	2.7%

Excluding impact of:

Acquisition and divestiture (Non-GAAP)	-7.3%	-2.4%	-3.9%	0.1%	-2.0%

Currency exchange rates	-0.1%	-1.5%	3.1%	0.6%	0.6%

Core revenue growth (Non-GAAP)	-5.9%	9.5%	10.1%	4.8%	1.3%

FORTIVE CORPORATION 2025 PROXY STATEMENT A-5

Adjusted Net Earnings

	Year Ended December 31,

$ IN MILLIONS	2024	2023	2022	2021	2020	2019

Net Earnings Attributable to Common Stockholders from Continuing Operations(GAAP) (a)	$832.9	$865.8	$755.2	$579.7	$1,452.2	$199.1

Dividends on the mandatory convertible preferred stock to apply if-converted method (a)	—	—	—	34.5	—	69.0

Net Earnings from Continuing Operations (GAAP)	832.9	865.8	755.2	614.2	1,452.2	268.1

Interest on the Convertible Notes to apply if-converted method (b)	—	—	2.1	—	—	—

Tax effect of the Convertible Notes to apply if-converted method	—	—	(0.3)	—	—	—

Diluted Net Earnings from Continuing Operations (GAAP)	832.9	865.8	757.0	614.2	1,452.2	268.1

Pretax amortization of acquisition related intangible assets and non-cash impairments	453.3	375.6	382.2	320.8	309.9	261.0

Pretax acquisition, divestiture, and separation related items (c)	59.6	4.4	27.1	66.8	98.9	231.5

Pretax losses from equity investments (d)	39.4	17.3	17.3	11.6	4.3	3.9

Loss from divestiture	25.6	—	—	—	—	—

Pretax gain on sale of property and charitable contribution expense	(43.1)	—	—	—	—	—

Pretax discrete restructuring charges	19.7	58.6	—	12.2	27.6	32.4

Pretax Russia exit and wind down costs	—	—	17.9	—	—	—

Pretax (gain) loss on sale of business	—	—	(0.5)	—	—	—

Pretax gain on litigation resolution	—	—	—	(29.9)	—	—

Pretax gain on disposition of assets	—	—	—	—	(5.3)	—

Pretax non-cash interest expense associated with our 0.875% Convertible Notes	—	—	—	29.1	34.1	28.1

Pretax interest expense on Convertible Notes to reverse the if-converted method (b)	—	—	(2.1)	—	—	—

Pretax loss on debt extinguishment, net of gain on Vontier common stock	—	—	—	47.9	(1,119.2)	—

Pretax gain on the disposition of the Tektronix Video Business	—	—	—	—	—	(40.8)

Tax effect of the adjustments reflected above (e)	(80.7)	(76.1)	(65.9)	(76.3)	(70.8)	(82.2)

Discrete tax expense (benefits) (f)	65.6	(25.5)	—	—	20.2	27.0

Adjusted Net Earnings from Continuing Operations (Non-GAAP)	$1,372.3	$1,220.1	$1,133.0	$996.4	$751.9	$729.0

(a)
On July 1, 2021, all outstanding shares of our mandatory convertible preferred stock (MCPS) converted at a rate of 14.0978 common shares per share of preferred stock into an aggregate of approximately 19.4 million shares (net of fractional shares) of the Company’s common stock. Prior to their conversion, the MCPS were anti-dilutive for the year ended December 31, 2021 and 2019, and as such, GAAP net earnings per share was calculated using net earnings from continuing operations attributable to common stockholders. The MCPS were dilutive for the year ended December 31, 2020 and the “if-converted” method was applied in calculating earnings per share. As such, no additional shares were assumed to be converted and net earnings per share for the period was calculated using net earnings from continuing operations.
(b)
Beginning with our adoption of ASU 2020-06 on January 1, 2022 we assumed share settlement of our outstanding Convertible Notes under the if converted method when calculating GAAP diluted net earnings per share. Since we settled the Convertible Notes in cash on February 15, 2022 and no common share conversion occurred, we have reversed the impacts of applying the if-converted method and included the actual cash interest expense in calculating the adjusted net earnings per share, as well as excluded the assumed share settlement.
(c)
Includes pretax transaction costs, acquisition related fair value adjustments to inventory and deferred revenue, integration costs, acquisition-related restructuring charges, and costs related to the planned separation of Ralliant.
(d)
Includes pretax losses from equity method investments. The year ended December 31, 2022 also includes an $8.1 million pretax impairment loss on an equity investment.
(e)
The dividend on the MCPS is not tax deductible. The gain on the fair value change in Vontier common stock and the loss from divestiture had no tax effect. The tax effect of the adjustments includes all other line items.
(f)
The 2024 amount was related to discrete tax expense items that resulted from the planned separation of Ralliant. The 2023 amount related to the revaluation of deferred tax assets resulting from changes in tax rates in Switzerland. The 2020 and 2019 amounts were related to noncash discrete tax expense adjustments resulting from the separation of Vontier.

The sum of the components of adjusted diluted net earnings per share may not equal due to rounding.

A-6 FORTIVE CORPORATION 2025 PROXY STATEMENT

Adjusted EPS

	Year Ended December 31,

	2024	2023	2022	2021 (a)	2020 (a)	2019 (a)

Net Earnings Per Share Attributable to Common Stockholders from Continuing Operations (GAAP) (b)	$2.36	$2.43	$2.10	$1.65	$4.05	$0.59

Dividends on the mandatory convertible preferred stock to apply if-converted method (b)	—	—	—	0.10	—	0.20

Assumed dilutive impact on the Diluted Net Earnings Per Share Attributable to Common Stockholders if the MCPS Converted Shares had been outstanding (b)	—	—	—	(0.05)	—	(0.04)

Net Earnings Per Share from Continuing Operations (GAAP)	2.36	2.43	2.10	1.70	4.05	0.75

Interest on the Convertible Notes to apply if-converted method (c)	—	—	—	—	—	—

Tax effect of the Convertible Notes to apply if-converted method	—	—	—	—	—	—

Diluted Net Earnings Per Share from Continuing Operations (GAAP)	2.36	2.43	2.10	1.70	4.05	0.75

Pretax amortization of acquisition related intangible assets and non-cash impairments	1.28	1.06	1.06	0.89	0.86	0.73

Pretax acquisition, divestiture, and separation related items (d)	0.17	0.01	0.08	0.19	0.28	0.65

Pretax losses from equity investments (e)	0.11	0.05	0.05	0.03	0.01	0.01

Loss from divestiture	0.07	—	—	—	—	—

Pretax gain on sale of property and charitable contribution expense	(0.12)	—	—	—	—	—

Pretax discrete restructuring charges	0.06	0.16	—	0.03	0.08	0.09

Pretax Russia exit and wind down costs	—	—	0.05	—	—	—

Pretax (gain) loss on sale of business	—	—	—	—	—	—

Pretax gain on litigation resolution	—	—	—	(0.08)	—	—

Pretax gain on disposition of assets	—	—	—	—	(0.01)	—

Pretax non-cash interest expense associated with our 0.875% Convertible Notes	—	—	—	0.08	0.09	0.08

Pretax interest expense on Convertible Notes to reverse the if-converted method (c)	—	—	—	—	—	—

Pretax loss on debt extinguishment, net of gain on Vontier common stock	—	—	—	0.13	(3.12)	—

Pretax gain on the disposition of the Tektronix Video Business	—	—	—	—	—	(0.11)

Tax effect of the adjustments reflected above (f)	(0.23)	(0.21)	(0.19)	(0.21)	(0.20)	(0.23)

Discrete tax expense (benefits) (g)	0.19	(0.07)	—	—	0.06	0.08

Adjusted Diluted Net Earnings Per Share from Continuing Operations (Non-GAAP)	$3.89	$3.43	$3.15	$2.75	$2.09	$2.03

Diluted Shares

(shares in millions)

Average common diluted stock outstanding (GAAP)	352.8	355.6	360.8	352.3	359.0	340.0

MCPS Converted Shares (b)	—	—	—	9.9	—	18.3

Convertible Notes - if converted shares (c)	—	—	(1.6)	—	—	—

Adjusted average common diluted stock and common equivalent shares outstanding (Non-GAAP)	352.8	355.6	359.2	362.2	359.0	358.3

(a)
The mandatory convertible preferred stock (MCPS) converted shares were converted on July 1, 2021. The per share adjustment for 2021 was calculated assuming the MCPS converted shares had converted at the beginning of the period prior to their conversion on July 1, 2021. The per share adjustments for 2020 and 2019 were calculated assuming the MCPS converted shares had been outstanding.
(b)
On July 1, 2021, all outstanding shares of our MCPS converted at a rate of 14.0978 common shares per share of preferred stock into an aggregate of approximately 19.4 million shares (net of fractional shares). Prior to their conversion on July 1, 2021, the MCPS were anti-dilutive for the years ended December 31, 2021 and 2019, and as such, GAAP net earnings per share was calculated using net earnings from continuing operations attributable to common stockholders, and the number of MCPS Converted Shares assumes the conversion of all 1.38 million shares applying the “if-converted” method. The MCPS were dilutive for the year ended December 31, 2020 and the “if-converted” method was applied in calculating earnings per share, and as such, no additional shares were assumed to be converted and net earnings per share was calculated using net earnings from continuing operations.
(c)
Beginning with our adoption of ASU 2020-06 on January 1, 2022 we assumed share settlement of our outstanding Convertible Notes under the if-converted method when calculating GAAP diluted net earnings per share. Since we settled the Convertible Notes in cash on February 15, 2022 and no common share conversion occurred, we have reversed the impacts of applying the if-converted method and included the actual cash interest expense in calculating the adjusted net earnings per share, as well as excluded the assumed share settlement.
(d)
Includes pretax transaction costs, acquisition related fair value adjustments to inventory and deferred revenue, integration costs, acquisition-related restructuring charges, and costs related to the planned separation of Ralliant.
(e)
Includes pretax losses from equity method investments. The year ended December 31, 2022 also includes an $8.1 million pretax impairment loss on an equity investment.

FORTIVE CORPORATION 2025 PROXY STATEMENT A-7

(f)
The dividend on the MCPS is not tax deductible. The gain on the fair value change in Vontier common stock and the loss from divestiture had no tax effect. The tax effect of the adjustments includes all other line items.
(g)
The 2024 amount was related to discrete tax expense items that resulted from the planned separation of Ralliant. The 2023 amount related to the revaluation of deferred tax assets resulting from changes in tax rates in Switzerland. The 2020 and 2019 amounts were related to noncash discrete tax expense adjustments resulting from the separation of Vontier.

The sum of the components of adjusted diluted net earnings per share may not equal due to rounding.

Adjusted EBITDA

TWELVE MONTHS ENDED

$ IN MILLIONS	DECEMBER 31, 2024

Net Earnings (GAAP)	$6,231.8

Net Earnings (GAAP)	$832.9

Interest expense, net	152.8

Income taxes	136.7

Depreciation	90.6

Amortization	453.3

Earnings before interest, taxes, depreciation and amortization (EBITDA) (Non-GAAP)	1,666.3

Pretax acquisition, divestiture, and separation related items (a)	59.6

Pretax losses from equity investments	39.4

Loss from divestiture	25.6

Pretax gain on sale of property and charitable contribution expense	(43.1)

Pretax discrete restructuring charges	19.7

Adjusted EBITDA (Non-GAAP)	$1,767.5

NET Earnings Margin (Non-GAAP)	13.4%

Adjusted EBITDA Margin (Non-GAAP)	28.4%

(a)
Includes pretax transaction costs, acquisition related fair value adjustments to inventory, integration costs, acquisition-related restructuring charges, and costs related to the planned separation of Ralliant.

Adjusted Gross Profit and Adjusted Gross Profit Margin

	TWELVE MONTHS ENDED

$ IN MILLIONS	DECEMBER 31, 2024	DECEMBER 31, 2019

Revenue (GAAP)	$6,231.8	$4,563.9

Acquisition-Related Fair Value Adjustments to deferred revenue	—	54.5

Adjusted Revenue (Non-GAAP)	$6,231.8	$4,618.4

Gross Profit (GAAP)	$3,731.0	$2,483.2

Acquisition-Related Fair Value Adjustments to Inventory and deferred revenue	2.3	121.0

Discrete Restructuring Charges	4.9	7.6

Adjusted Gross Profit (Non-GAAP)	$3,738.2	$2,611.8

Gross Profit (GAAP) Margin	59.9%	54.4%

Adjusted Gross Profit Margin (Non-GAAP)	60.0%	56.6%

A-8 FORTIVE CORPORATION 2025 PROXY STATEMENT

Adjusted Operating Profit and Adjusted Operating Profit Margin

	TWELVE MONTHS ENDED

$ IN MILLIONS	DECEMBER 31, 2024	DECEMBER 31, 2023	DECEMBER 31, 2019

Revenue (GAAP)	$6,231.8	$6,065.3	$4,563.9

Acquisition-related fair value adjustments to deferred revenue	—	—	54.5

Adjusted Revenue (Non-GAAP)	$6,231.8	$6,065.3	$4,618.4

Operating Profit (GAAP)	$1,206.6	$1,133.7	$443.9

Amortization of acquisition-related intangible assets and non-cash impairments	453.3	375.6	261.0

Acquisition, divestiture, and separation related items (a)	59.6	4.4	231.5

Gain on sale of property	(63.1)	—	—

Discrete restructuring charges	19.7	58.6	32.4

Adjusted Operating Profit (Non-GAAP)	$1,676.1	$1,572.3	$968.8

Operating Profit Margin (GAAP)	19.4%	18.7%	9.7%

Adjusted Operating Profit Margin (Non-GAAP)	26.9%	25.9%	21.0%

(a)
Includes pretax transaction costs, acquisition related fair value adjustments to inventory and deferred revenue, integration costs, acquisition-related restructuring charges, and costs related to the planned separation of Ralliant.

The sum of the components of adjusted operating profit may not equal due to rounding.

Free Cash Flow

	TWELVE MONTHS ENDED

$ IN MILLIONS	DECEMBER 31, 2024	DECEMBER 31, 2023	DECEMBER 31, 2019

Operating Cash Flows (GAAP):	$1,526.8	$1,353.6	$702.0

Less: Purchases of property, plant & equipment (capital expenditure) (GAAP)	(120.4)	(107.8)	(74.5)

Free Cash Flow (Non-GAAP):	$1,406.4	$1,245.8	$627.5

FORTIVE CORPORATION 2025 PROXY STATEMENT A-9

Appendix B

Fortive Corporation Amended and Restated 2016 Stock Incentive Plan

1.
Purpose of the Plan; Effective Date.
(a)
Purpose. Fortive Corporation, a Delaware corporation, wishes to recruit and retain key Employees, Directors and Consultants and to motivate them to contribute to the growth and profitability of the Company. To further these objectives, the Company established the Fortive Corporation 2016 Stock Incentive Plan. Under the Plan, the Company may make grants of Options, Stock Appreciation Rights, Restricted Stock Grants, Restricted Stock Units, Other Stock-Based Awards and Conversion Awards. The Company may also make direct grants of Common Stock in the form of Restricted Stock Grants to Participants as a bonus or other incentive or grant such stock in lieu of Company obligations to pay cash under other plans or compensatory arrangements, including any deferred compensation plans.
(b)
Amendment Effective Date. The Amended and Restated 2016 Stock Incentive Plan was approved by the stockholders of the Company effective June 3, 2025 (the “Amendment Effective Date”) to extend the term of the Plan for ten years until February 24, 2035.
2.
Definitions. As used herein, the following definitions shall apply:

“Administrator” means the Compensation Committee of the Board, unless the Board specifies another committee or the Board elects to act in such capacity.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock Grants, Restricted Stock Units, Other Stock-Based Awards or Conversion Awards (each as defined below).

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations issued with respect thereof.

“Committee” means the Compensation Committee of the Board. “Common Stock” means the common stock of the Company. “Company” means Fortive Corporation, a Delaware corporation.

“Consultant” means any person engaged as a consultant or advisor of the Company or an Eligible Subsidiary for whom a Form S-8 Registration Statement is available for the issuance of securities.

“Danaher” shall mean Danaher Corporation, a corporation organized under the laws of the State of Delaware.

“Date of Grant” means the date as of which the Administrator grants an Award to a person.

“Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

“Early Retirement” means an employee voluntarily ceases to be an Employee and the Administrator determines (either initially or subsequent to the grant of the relevant Award) that the cessation constitutes Retirement for purposes of this Plan. In deciding whether a termination of employment is an Early Retirement, the Administrator need not consider the definition under any other Company benefit plan.

“Eligible Director” (or “Director”) means a non-employee director of the Company or one of its Eligible Subsidiaries.

“Eligible Subsidiary” means each of the Company’s Subsidiaries, except as the Administrator otherwise specifies.

“Employee” means any person employed as an employee of the Company or an Eligible Subsidiary.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

FORTIVE CORPORATION 2025 PROXY STATEMENT B-1

“Exercise Price” means, in the case of an Option, the value of the consideration that an Optionee must provide in exchange for one share of Common Stock. In the case of a SAR, “Exercise Price,” means an amount which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

“Fair Market Value” means, as of any date, the fair market value of a share of Common Stock for purposes of the Plan which will be determined as follows:

(i)
If the Common Stock is traded on the New York Stock Exchange or other national securities exchange, the closing sale price on that date or, if the given date is not a trading day, the closing sale price for the immediately preceding trading day; or
(ii)
If the Common Stock is not traded on the New York Stock Exchange or other national securities exchange, the Fair Market Value thereof shall be determined in good faith by the Administrator and in compliance with Code Section 409A.

“Full Value Award” means any Award settled in shares of Common Stock, other than (i) an Option, (ii) a Stock Appreciation Right, (iii) an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value on the date of grant of the shares subject to such Award, or (iv) an Other Stock-Based Award based solely on appreciation in the Fair Market Value of the Common Stock.

“Gross Misconduct” means the Participant has:

(i)
Committed fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any Subsidiary thereof, or any other action in willful disregard of the interests of the Company or any Subsidiary thereof;
(ii)
Been convicted of, or pled guilty or no contest to, (i) a felony, (ii) any misdemeanor (other than a traffic violation) with respect to his/her employment, or (iii) any other crime or activity that would impair his/her ability to perform his/her duties or impair the business reputation of the Company or any Subsidiary;
(iii)
Refused or willfully failed to adequately perform any duties assigned to him/her; or
(iv)
Refused or willfully failed to comply with standards, policies or procedures of the Company or any Subsidiary thereof, including without limitation the Company’s Standards of Conduct as amended from time to time.

“Incentive Stock Option” or “ISO” means a stock option intended to qualify as an incentive stock option within the meaning of Code Section 422.

“Normal Retirement” means an employee voluntarily ceases to be an Employee at or after reaching age sixty-five (65).

“Option” means a stock option granted pursuant to Section 6 of the Plan that is not an ISO, entitling the Optionee to purchase Shares at a specified price.

“Optionee” means an Employee, Consultant, or Director who has been granted an Option under this Plan or, where appropriate, a person authorized to exercise an Option in place of the intended original Optionee.

“Other Stock-Based Awards” are Awards (other than Options, SARs, RSUs and Restricted Stock Grants) granted under Section 10 of the Plan that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock.

“Participant” means Optionees and Recipients, collectively. The term “Participant” also includes, where appropriate, a person authorized to exercise an Option or hold or receive another Award in place of the intended original Optionee or Recipient.

“Performance Objectives” means one or more objective or subjective performance factors as determined by the Administrator with respect to each Performance Period.

“Performance Period” means a period for which Performance Objectives are set and during which performance is to be measured to determine whether a Participant is entitled to payment in respect of an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Unless otherwise designated by the Administrator, the Performance Period will be based on the calendar year.

“Plan” means this 2016 Stock Incentive Plan, as amended from time to time.

B-2 FORTIVE CORPORATION 2025 PROXY STATEMENT

“Recipient” means an Employee, Consultant, or Director who has been granted an Award other than an Option under this Plan or, where appropriate, a person authorized to hold or receive such an Award in place of the intended original Recipient.

“Restricted Stock Grant” means a direct grant of Common Stock, as awarded under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an unfunded right to receive (if conditions are met) one share of Common Stock, as awarded under Section 9 of the Plan.

“Retirement” means both Early Retirement and Normal Retirement, as defined herein.

“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock Appreciation Right” or “SAR” means any right granted under Section 7 of the Plan.

“Subsidiary” means any corporation, limited liability company, partnership or other entity (other than the Company) in an unbroken chain beginning with the Company if, at the time an Award is granted to a Participant under the Plan, each of such entities (other than the last entity in the unbroken chain) owns stock or other equity possessing twenty percent (20%) or more of the total combined voting power of all classes of stock or equity in one of the other entities in such chain.

3.
Eligibility. All Employees, Consultants, and Directors are eligible for Awards under this Plan. Eligible Employees, Consultants, and Directors become Optionees or Recipients when the Administrator grants them, respectively, an Option or one of the other Awards under this Plan.
4.
Administration of the Plan.
(a)
The Administrator. The Administrator of the Plan is the Compensation Committee of the Board, unless the Board specifies another committee or the Board elects to act in such capacity. The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions to Employees (other than the power to grant awards to Eligible Directors or Section 16 Persons), to the extent permitted under applicable Delaware corporate law.
(b)
Rule 16b-3 Compliance. Awards to Section 16 Persons shall be made only by a Committee (or a subcommittee of the Committee) consisting solely of two or more non-employee Directors in accordance with Rule 16b-3.
(c)
Powers of the Administrator. The Administrator’s powers will include, but not be limited to, the power to: construe and interpret the terms of the Plan and Awards granted pursuant to the Plan (including the power to remedy any ambiguity, inconsistency, or omission); amend, waive, or extend any provision or limitation of any Award (except as limited by the terms of the Plan); in order to fulfill the purposes of the Plan and without amending the Plan, vary the terms of or modify Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs; and adopt such procedures as are necessary or appropriate to carry out the foregoing.
(d)
Granting of Awards. Subject to the terms of the Plan, the Administrator will, in its sole discretion, determine the Optionees and the Recipients of other Awards and will determine either initially or subsequent to the grant of the relevant Award:
(i)
the terms of such Awards;
(ii)
the schedule for exercisability and nonforfeitability, including any requirements that the Participant or the Company satisfy performance criteria or Performance Objectives, and the acceleration of the exercisability or nonforfeitability of the Awards (for the avoidance of doubt, the Administrator shall have discretion to accelerate the vesting of all or a portion of any performance-based vesting conditions or Performance Objectives);
(iii)
the time and conditions for expiration of the Awards; and
(iv)
the form of payment due upon exercise or grant of Awards.

FORTIVE CORPORATION 2025 PROXY STATEMENT B-3

Notwithstanding anything to the contrary in this Plan, the Administrator may in its sole discretion reduce or eliminate a Participant’s unvested Award or Awards if he or she changes classification from a full-time Employee to a part-time Employee.

(e)
Substitutions. The Administrator may also grant Awards in conversion or replacement of or substitution for options or other equity awards or interests held by individuals who become Employees of the Company or of an Eligible Subsidiary as a result of the Company’s acquiring or merging with the individual’s employer. If necessary to conform the Awards to the awards or interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires. Notwithstanding anything in the foregoing to the contrary, any Award to any Participant who is a U.S. taxpayer will be adjusted appropriately pursuant to Code Section 409A.
(f)
Effect of Administrator’s Decision. The Administrator’s determinations under the Plan need not be uniform and need not consider whether actual or potential Participants are similarly situated. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.
(g)
Minimum Vesting Schedule. Notwithstanding anything to the contrary in this Plan, each Award granted under this Plan shall be subject to a minimum vesting schedule or performance period, as applicable, of not less than one (1) year; provided, however, that up to five percent (5%) of the shares authorized for grant under this Plan may be issued without regard to the foregoing minimum vesting period and that, for purposes of Awards granted to Directors, “one (1) year” may mean the period of time from one annual stockholders meeting to the next annual stockholders meeting as long as such period of time is not less than fifty (50) weeks, and provided, further, that the Administrator may waive the restrictions set forth in this sentence in its sole discretion (i) in the event of death, Disability, Retirement or a Substantial Corporate Change and (ii) for Awards granted in settlement of an obligation to pay cash under the Company’s compensatory plans and deferred compensation arrangements.
5.
Stock Subject to the Plan.
(a)
Share Limits; Shares Available. Except as adjusted below in the event of a Substantial Corporate Change (as defined in Section 17(a) of the Plan) or as provided under Section 16, the aggregate number of shares of Common Stock that may be issued under the Awards (including Conversion Awards) may not exceed forty three million forty two thousand forty three (43,042,043) shares. The Common Stock may come from treasury shares, authorized but unissued shares, or previously issued shares that the Company reacquires, including shares it purchases on the open market. If any Award (including any Conversion Award) expires, is canceled, or terminates for any other reason, the shares of Common Stock available under that Award will again be available for the granting of new Awards. Any such returning shares of Common Stock shall be credited to the share reserve set forth above on the same basis as the original Award was debited. Any shares of Common Stock surrendered for the payment of the Exercise Price under Options or SARs or for withholding taxes, and shares of Common Stock repurchased in the open market with the proceeds of an Option exercise, may not again be made available for issuance under the Plan. Shares of Common Stock issued to convert, replace or adjust outstanding Options or other equity- compensation awards in connection with a merger or acquisition, as permitted by NYSE Listed Company Manual Section 303A.08 or any successor provision, shall not reduce the number of shares available for issuance under the Plan.
(b)
Director Share Limits. Subject to adjustment as provided in Section 16, the Fair Market Value of the shares of Common Stock subject to any Full Value Award granted to any Director during any one calendar year, together with the value (as determined by the Committee in its sole discretion) of any Awards other than Full Value Awards granted to such Director in such calendar year, shall not exceed five hundred thousand dollars ($500,000) in the aggregate; provided that such limitation shall not apply to any Awards granted at the election of the Director in lieu of cash compensation otherwise payable to the Director for service on the Board or any committee thereof.
(c)
Stockholder Rights; Dividend and Dividend Equivalent. Except for Restricted Stock Grants, the Participant will have no rights of a stockholder with respect to the shares of Common Stock subject to an Award except to the extent that the Company has issued certificates for, or otherwise confirmed ownership of, such shares upon the exercise or, as applicable, the grant or nonforfeitability, of an Award. No adjustment will be made for a dividend or other right for which the record date precedes the date of exercise or nonforfeitability, as applicable. For the sake of clarity, no dividends or “dividend equivalents” corresponding to an Award may be

B-4 FORTIVE CORPORATION 2025 PROXY STATEMENT

delivered prior to the vesting of such Award. Any dividends or “dividend equivalents” that have accrued or are credited shall be delivered if and only to the same extent the Award to which such dividend or “dividend equivalent” relates vests.
(d)
Fractional Shares. The Company will not issue fractional shares of Common Stock pursuant to the exercise or vesting of an Award. Any fractional share will be rounded up and issued to the Participant in a whole share, except to the extent that such rounding would result in the imposition of any individual tax and penalty interest charges imposed under Code Section 409A, in which case fractional shares will be rounded down.
6.
Terms and Conditions of Options.
(a)
General. Options granted to Employees, Consultants, and Directors are not intended to qualify as Incentive Stock Options. Other than as provided under Section 16 below and except in connection with a merger, acquisition, spinoff, or other similar corporate transaction, the Administrator may not (1) reduce the Exercise Price of any outstanding Option, (2) cancel and re-grant any outstanding Option under the Plan with a lower exercise price, or (3) cancel underwater options for cash, unless in each case the Company’s stockholders have approved such action. Subject to the foregoing, the Administrator may set whatever conditions it considers appropriate for the Options, including time-based and/or performance-based vesting conditions.
(b)
Exercise Price. The Administrator will determine the Exercise Price under each Option and may set the Exercise Price without regard to the Exercise Price of any other Options granted at the same or any other time. The Exercise Price per share for the Options may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, except in the event of an Option substitution as contemplated by Section 4(e) above, as provided under Section 16 below or in connection with the issuance of Conversion Awards. The Company may use the consideration it receives from the Optionee for general corporate purposes.
(c)
Exercisability. The Administrator will determine the times and conditions for exercise of each Option but may not extend the period for exercise of an Option beyond the tenth anniversary of its Date of Grant. Options will become exercisable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Optionee may exercise any portion of an Option. If the Administrator does not specify otherwise at the Date of Grant, Options for Employees will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant, and Options for Eligible Directors will be exercisable in full as of the Date of Grant.
(d)
Method of Exercise. To exercise any exercisable portion of an Option, the Optionee must:
(i)
Deliver a written notice of exercise to the Secretary of the Company (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue and specifying the number of shares of Common Stock underlying the portion of the Option the Optionee is exercising;
(ii)
Pay the full Exercise Price by cashier’s or certified check or wire transfer of immediately available funds for the shares of Common Stock with respect to which the Option is being exercised, unless the Administrator consents to another form of payment (which could include the use of Common Stock); and
(iii)
Deliver to the Secretary of the Company (or to whomever the Administrator designates) such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

Payment in full of the Exercise Price need not accompany the written notice of exercise provided the notice directs that the shares of Common Stock issued upon the exercise be delivered, either in certificate form or in book entry form, to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the shares are delivered to the broker, either in certificate form or in book entry form, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price.

FORTIVE CORPORATION 2025 PROXY STATEMENT B-5

The Administrator may agree to payment through the tender to the Company of shares of Common Stock. Shares of Common Stock offered as payment will be valued, for purposes of determining the extent to which the Optionee has paid the Exercise Price, at their Fair Market Value on the date of exercise.

(e)
Term. No one may exercise an Option more than ten years after its Date of Grant.
(f)
Automatic Exercise of Certain Expiring Options. Notwithstanding any other provision of this Plan or any Award agreement (other than this Section), on the last trading day on which all or a portion of an outstanding Option may be exercised, if as of the close of trading on such day the then Fair Market Value of a share of Common Stock exceeds the per share Exercise Price of the Option by at least $.01 (such expiring portion of an Option that is so in-the-money, an “Auto- Exercise Eligible Option”), the Optionee shall be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised or forfeited) as of the close of trading in accordance with the provisions of this Section. In the event of an automatic exercise pursuant to this Section, the Company shall reduce the number of shares of Common Stock issued to the Optionee upon such Optionee’s automatic exercise of the Auto-Exercise Eligible Option in an amount necessary to satisfy (1) the Optionee’s Exercise Price obligation for the Auto-Exercise Eligible Option, and (2) the minimum applicable Federal, state, local and, if applicable, foreign income and employment tax and social insurance withholding requirements arising upon the automatic exercise (unless the Administrator deems that a different method of satisfying such withholding obligations is practicable and advisable), in each case based on the Fair Market Value of the Common Stock as of the close of trading on the date of exercise. In accordance with procedures established by the Administrator, an Optionee may notify the Company’s record-keeper in writing in advance that he or she does not wish for the Auto-Exercise Eligible Option to be exercised. This Section shall not apply to any Option to the extent that the Administrator determines that this Section causes the Option to fail to qualify for favorable tax treatment under applicable law. In its discretion, the Company may determine to cease automatically exercising Options at any time.
7.
Terms and Conditions of Stock Appreciation Rights.
(a)
General. A SAR represents the right to receive a payment, in cash, shares of Common Stock or both (as determined by the Administrator), equal to the excess of the Fair Market Value on the date the SAR is exercised over the SAR’s Exercise Price. The Administrator shall be subject to the same limitations on the reduction of an SAR Exercise Price as is applicable to the reduction of the Exercise Price of an Option under Section 6(a).
(b)
Exercise Price. The Administrator will establish in its sole discretion the Exercise Price of a SAR and all other applicable terms and conditions, including time-based and/or performance-based vesting conditions. The Exercise Price for the SAR may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, except in the event of an SAR substitution as contemplated by Section 4(e) above, as provided under Section 16 below or in connection with the issuance of any SAR that is granted in tandem with an Option.
(c)
Exercisability. The Administrator will determine the times and conditions for exercise of each SAR but may not extend the period for exercise of a SAR beyond the tenth anniversary of its Date of Grant. SARs will become exercisable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Participant may exercise any portion of a SAR. If the Administrator does not specify otherwise, SARs will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant.
(d)
Term. No one may exercise a SAR more than ten years after its Date of Grant.
8.
Terms and Conditions of Restricted Stock Grants.
(a)
General. A Restricted Stock Grant is a direct grant of Common Stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator. The Company shall issue the shares to each Recipient of a Restricted Stock Grant either (i) in certificate form or (ii) in book entry form, registered in the name of the Recipient, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to the Award; provided that the Company may require that any stock certificates evidencing Restricted Stock Grants be held in the custody of the Company or its agent until the

B-6 FORTIVE CORPORATION 2025 PROXY STATEMENT

restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Grant, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award.
(b)
Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for Restricted Stock Grants by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the Restricted Stock Grant.
(c)
Lapse of Restrictions. The shares of Common Stock underlying such Restricted Stock Grants will become nonforfeitable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such Restricted Stock Grants will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on Restricted Stock Grants will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. Unless otherwise specified by the Administrator, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant.
(d)
Rights as a Stockholder. A Recipient who is awarded a Restricted Stock Grant under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, provided, however, that any dividends paid on the shares of Common Stock underlying such Restricted Stock Grant will be accumulated and delivered if and only to the same extent as the Restricted Stock Grant vests. After the lapse of the restrictions without forfeiture in respect of the Restricted Stock Grant, the Company shall remove any legends or notations referring to the terms, conditions and restrictions on such shares of Common Stock and, if certificated, deliver to the Participant the certificate or certificates evidencing the number of such shares of Common Stock.
9.
Terms and Conditions of Restricted Stock Units.
(a)
General. RSUs shall be credited as a bookkeeping entry in the name of the Recipient in an account maintained by the Company. No shares of Common Stock are actually issued to the Recipient in respect of RSUs on the Date of Grant. Shares of Common Stock shall be issuable to the Recipient only upon the lapse of such restrictions and satisfaction of such vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator.
(b)
Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for RSUs by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the RSUs.
(c)
Lapse of Restrictions. RSUs will vest and the underlying shares of Common Stock will become nonforfeitable at such times and in such manner as the Administrator determines (either initially or subsequent to the grant of the relevant Award); provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such RSUs will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on RSUs will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. Unless otherwise specified by the Administrator, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant.
(d)
Rights as a Stockholder. A Recipient who is awarded RSUs under the Plan shall possess no incidents of ownership with respect to the underlying shares of Common Stock.
10.
Terms and Conditions of Other Stock-Based Awards. The Administrator may grant Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The purchase, exercise, exchange or conversion of Other Stock-Based Awards and all other terms and conditions applicable to such Awards will be determined by the Administrator in its sole discretion.
11.
Converted Danaher Awards. The Company is authorized to issue Awards (“Conversion Awards”) in connection with the equitable adjustment of certain equity-based awards granted by Danaher prior to the separation of the Company from

FORTIVE CORPORATION 2025 PROXY STATEMENT B-7

Danaher (the “Separation”) (collectively, the “Danaher Awards”). Notwithstanding any other provision of the Plan to the contrary, in accordance with a formula for conversion of the Danaher Awards as determined by the Company in a manner consistent with the Separation, the number of shares of Common Stock subject to a Conversion Award and the exercise price of any Conversion Awards that is an Option shall be determined by the Administrator.
12.
Termination of Employment. Unless the Administrator determines otherwise (either initially or subsequent to the grant of the relevant Award), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s employment, where termination of employment means the time when the active employer-employee or other active service- providing relationship between the Participant and the Company or an Eligible Subsidiary ends for any reason, including Retirement. For purposes of Awards granted under this Plan, the Administrator shall have sole discretion to determine whether a Participant has ceased to be actively employed by (or, in the case of a Consultant or Director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. For the avoidance of doubt, a Participant’s active employer- employee or other active service-providing relationship shall not be extended by any notice period mandated under local law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to local law), and in the event of a Participant’s termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise any Option or SAR after termination of employment, if any, shall be measured by the date of termination of active employment or service and shall not be extended by any notice period mandated under local law. Unless the Administrator provides otherwise (either initially or subsequent to the grant of the relevant Award) (1) termination of employment will include instances in which a common law employee is terminated and immediately rehired as an independent contractor, and (2) the spin‑off, sale, or disposition of a Participant’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Participant’s employer no longer constitutes an Eligible Subsidiary shall constitute a termination of employment or service.
(a)
General. Upon termination of employment for any reason other than death, Early Retirement or (with respect to Options and SARs) Normal Retirement, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any outstanding RSUs or Other Stock-Based Awards shall be settled upon termination and, except as set forth in subsections (b) – (h) of this Section 12, the Participant shall have a period of ninety (90) days, commencing with the first date the Participant is no longer actively employed, to exercise the vested portion of any outstanding Options or SARs, subject to the term of the Option or SAR; provided, however, that if the exercise of an Option or SAR following termination of employment (to the extent such post-termination exercise is permitted under this Section 12(a)) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option or SAR shall terminate upon the later of (i) thirty (30) days after such exercise becomes covered by an effective registration statement, or (ii) the end of the original post-termination exercise period; provided, however, that in no event may an Option or SAR be exercised after the expiration of the term of the Award.
(b)
Normal Retirement. Upon termination of employment by reason of the Participant’s Normal Retirement, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award (i) subject to the term of the Award any Options or SARs held by the Participant as of the Normal Retirement date will remain outstanding, continue to vest and may be exercised until the fifth anniversary of the Normal Retirement (or if earlier, the termination date of the Award), and (ii) all unvested portions of any other outstanding Awards (including without limitation RSUs and Restricted Stock Grants) shall be immediately forfeited without consideration.
(c)
Early Retirement. Upon termination of employment by reason of the Participant’s Early Retirement, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the relevant Award (i) the time-based vesting of any portion of any RSU or Restricted Stock Grant scheduled to vest during the five-year period immediately following such Early Retirement shall be accelerated (provided that if any performance-based vesting conditions or Performance Objectives remain unsatisfied as of the Early Retirement date (and the relevant Performance Period has not expired), the Award shall remain outstanding for up to five years after such date (or, if earlier, up to the termination date of the Award) to determine whether such conditions or objectives become satisfied and the Award shall become fully vested once it has been determined that such conditions or objectives have been satisfied within the applicable period (at which point, the vested shares of Common Stock will be delivered to the Participant)), and any portion of such Award subject to time- based vesting conditions not scheduled to vest until after the fifth anniversary of such Early Retirement shall be forfeited, and (ii) subject to the term of the Award any Options or SARs held by the Participant as of the Early Retirement date will remain outstanding, continue to vest and may be exercised

B-8 FORTIVE CORPORATION 2025 PROXY STATEMENT

until the fifth anniversary of the Early Retirement (or if earlier, the termination date of the Award). Notwithstanding anything to the contrary in this Plan, in connection with any determination to grant Early Retirement to a Participant the Administrator in its sole discretion may determine to grant Early Retirement with respect to a specified portion, but less than all, of the Participant’s outstanding Awards.
(d)
Death. Upon termination of employment by reason of the Participant’s death:
(i)
All unexpired Options and SARs will become fully exercisable and, subject to the term of the Option or SAR, may be exercised for a period of twelve months thereafter by the personal representative of the Participant’s estate or any other person to whom the Option or SAR is transferred under a will or under the applicable laws of descent and distribution.
(ii)
A portion of the outstanding RSUs and Restricted Stock Grants shall become vested which will be determined as follows. With respect to each portion of an Award of RSUs or Restricted Stock Grant that is scheduled to vest on a particular vesting date, upon the Participant’s death, a pro rata amount of the RSUs or the Restricted Stock Grant will vest based on the number of complete twelve-month periods between the Date of Grant and the date of death, (provided that any partial twelve-month period between the Date of Grant and the date of death shall also be considered a complete twelve-month period for purposes of this pro-ration methodology), divided by the total number of twelve-month periods between the Date of Grant and the particular, scheduled vesting date. Any fractional right to a share of Common Stock that results from applying the pro rata methodology described herein shall be rounded up to a right to a whole share.
(iii)
With respect to any Award other than an Option, SAR, RSU or Restricted Stock Grant, all unvested portions of the Award shall be immediately forfeited without consideration, unless otherwise provided by the Administrator.
(e)
Disability. Upon termination of employment by reason of the Participant’s Disability, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any Option or SAR will remain outstanding and, subject to the term of the Option or SAR, may be exercised by the Participant at any time until the first anniversary of the Participant’s termination of employment for Disability. The vested portion of any Award other than an Option or SAR shall be settled upon termination of employment.
(f)
Gross Misconduct. Upon termination of employment by reason of the Participant’s Gross Misconduct, as determined by the Administrator, all unexercised Options and SARs, unvested portions of RSUs, unvested portions of Restricted Stock Grants and unvested portions of any Other Stock-Based Awards granted under the Plan shall terminate and be forfeited immediately without consideration. Without limiting the foregoing provision, a Participant’s termination of employment shall be deemed to be a termination of employment by reason of the Participant’s Gross Misconduct if, after the Participant’s employment has terminated, facts and circumstances are discovered or confirmed that would have justified a termination for Gross Misconduct.
(g)
Post-Termination Covenants. Notwithstanding any other provision in the Plan, to the extent any Award may remain outstanding under the terms of the Plan after termination of the Participant’s employment or service, the Award will nevertheless expire as of the date that the former Employee, Director or Consultant violates any covenant not to compete or any other post-termination covenant (including without limitation any nonsolicitation, nonpiracy of employees, nondisclosure, nondisparagement, works-made-for-hire or similar covenants) in effect between the Company and/or any Subsidiary thereof, on the one hand, and the former Employee, Director or Consultant on the other hand, as determined by the Administrator.
(h)
Leave of Absence. To the extent approved by the Administrator (either specifically or pursuant to rules adopted by the Administrator) or otherwise required by applicable law, the active employer-employee or other active service- providing relationship between the Participant and the Company or an Eligible Subsidiary shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence. For the avoidance of doubt, the Administrator, in its sole discretion, may determine that a Participant’s leave of absence to complete a course of study will not constitute termination of employment for purposes of the Plan. Further, during any approved leave of absence, the Administrator shall have sole discretion to provide (either specifically or pursuant to rules adopted by the Administrator) that the vesting of any Awards held by the Participant shall be frozen as of the first day of the leave (or as of any subsequent day during such leave, as applicable), and shall not resume until and unless the Participant returns to active employment prior to the

FORTIVE CORPORATION 2025 PROXY STATEMENT B-9

expiration of the term (if any) of the Awards, subject to any requirements of applicable laws or contract. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of active employment or service.
13.
Award Agreements. The Administrator will communicate the material terms and conditions of an Award to the Participant in any form it deems appropriate, which may include the use of an Award agreement that the Administrator may require the Participant to sign. To the extent the Award agreement is inconsistent with the Plan, the Plan will govern. The Award agreements may contain special rules, particularly for Participants located outside the United States. To the extent the Administrator determines not to document the terms and conditions of an Award in an Award agreement, the terms and conditions of the Award shall be as set forth in the Plan and in the Administrator’s records.
14.
Award Holder. During the Participant’s lifetime and except as provided under Section 22 below, only the Participant or his/her duly appointed guardian may exercise or hold an Award (other than nonforfeitable shares of Common Stock). After the Participant’s death, the personal representative of his or her estate or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Award or hold any then nonforfeitable portion of any Award. If someone other than the original Participant seeks to exercise or hold any portion of an Award, the Administrator may request such proof as it may consider necessary or appropriate of the person’s right to exercise or hold the Award.
15.
Performance Rules. Subject to the terms of the Plan, the Administrator will have the authority to establish and administer performance-based grant and/or vesting conditions and Performance Objectives with respect to such Awards as it considers appropriate. Notwithstanding satisfaction of applicable Performance Objectives, the number of shares of Common Stock or other benefits received under an Award that are otherwise earned upon satisfaction of such Performance Objectives may be reduced or increased by the Administrator on the basis of such further considerations that the Administrator in its sole discretion shall determine.
16.
Adjustments upon Changes in Capital Stock. Subject to any required action by the Company (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, some other increase or decrease in such Common Stock occurs without the Company’s receiving consideration, the Administrator shall make a proportionate and appropriate adjustment as the Administrator in its sole discretion deems to be appropriate, in any of the following in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (a) the kind and number of shares of Common Stock, other securities or property or the amount of cash subject to each outstanding Award; (b) the Exercise Price or purchase price of any outstanding Award; and (c) the aggregate number of shares of Common Stock which thereafter may be made the subject of Awards, including the limit specified in Section 5(a) regarding the number of shares available for Awards.

In the event of a declaration of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator shall make a proportionate and appropriate adjustment as the Administrator in its sole discretion deems to be appropriate to the items set forth in any of subsections (a) through (d) in the preceding paragraph in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Award or the Exercise Price except as this Section 16 specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

17.
Substantial Corporate Change.
(a)
Definition. A Substantial Corporate Change means the consummation of:
(i)
the dissolution or liquidation of the Company; or
(ii)
the merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities in which the Company is not the surviving entity (other than a merger, consolidation or reorganization which would result in the voting securities of the

B-10 FORTIVE CORPORATION 2025 PROXY STATEMENT

Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger, consolidation or reorganization and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity); or
(iii)
the sale of all or substantially all of the assets of the Company to another person or entity; or
(iv)
any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company.
(b)
Treatment of Awards. Upon a Substantial Corporate Change, the Plan and any forfeitable portions of the Awards will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding Awards, or the substitution for such Awards of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Awards will continue in the manner and under the terms so provided. Unless the Board determines otherwise, if an Award would otherwise terminate pursuant to the preceding sentence, the Administrator will either:
(i)
provide that Optionees or holders of SARs will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of an Option or SAR, whether or not they had previously become exercisable; or
(ii)
for any Awards, cause the Company, or agree to allow the successor, to cancel each Award after payment to the Participant of an amount in cash, cash equivalents, or successor equity interests substantially equal to the value of the Award under the transaction as determined by the Administrator (minus, for Options and SARs, the Exercise Price for the shares covered by the Option or SAR (and for any Awards, where the Board or the Administrator determines it is appropriate, any required tax withholdings)).
18.
Participants Outside the United States. To comply with the laws in other countries in which the Company or any of its Subsidiaries operates or has Employees, Directors or Consultants, the Administrator, in its sole discretion, shall have the power and authority to:
(a)
Determine which Subsidiaries shall be covered by the Plan;
(b)
Determine which Participants outside the United States are eligible to participate in the Plan;
(c)
Either initially or by amendment, modify the terms and conditions of any Award granted to any Participant outside the United States;
(d)
Either initially or by amendment, establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and
(e)
Either initially or by amendment, take any action that it deems advisable to obtain approval or comply with any applicable government regulatory exemptions or approvals.

Although in establishing such sub-plans, terms or procedures, the Company may endeavor to (i) qualify an Award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

19.
Legal compliance. The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements imposed by federal, state, local and foreign securities laws and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. The Company shall have no obligation to issue shares of Common Stock issuable under the Plan or deliver evidence of title for shares of Common Stock issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary, and completion of any registration or other qualification of the shares of Common Stock

FORTIVE CORPORATION 2025 PROXY STATEMENT B-11

under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary. To that end, the Company may require the Participant to take any reasonable action to comply with such requirements before issuing such shares of Common Stock. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by federal, state, local or foreign laws, rules, or regulations, or by any applicable regulatory agencies or stock exchanges.

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and all regulations and rules the U.S. Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan, and Awards may be granted, vested and exercised, only in a way that conforms to such laws, rules, and regulations.

20.
Purchase for Investment and Other Restrictions. Unless a registration statement under the Securities Act covers the shares of Common Stock a Participant receives under an Award, the Administrator may require, at the time of such grant and/or exercise and/or lapse of restrictions, that the Participant agree in writing to acquire such shares for investment and not for public resale or distribution, unless and until the shares subject to the Award are registered under the Securities Act. Unless the shares of Common Stock are registered under the Securities Act, the Participant must acknowledge:
(a)
that the shares of Common Stock received under the Award are not so registered;
(b)
that the Participant may not sell or otherwise transfer the shares of Common Stock unless the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act; and
(c)
such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable federal, state, local and foreign securities laws, rules and regulations.

Additionally, the Common Stock, when issued under an Award, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company’s articles or certificate of incorporation, by-laws, or generally applicable stockholders’ agreements.

The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

21.
Tax Withholding. The Participant must satisfy all applicable Federal, state, local and, if applicable, foreign income and employment tax and social insurance withholding requirements before the Company will deliver stock certificates or otherwise recognize ownership or nonforfeitability under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company does not or cannot withhold from the Participant’s compensation, the Participant must pay the Company, with a cashier’s check or certified check or by wire transfer of immediately available funds, the full amounts required for withholding. Payment of withholding obligations is due at the same time as is payment of the Exercise Price or lapse of restrictions, as applicable. If the Administrator so determines, the Participant may instead satisfy the withholding obligations at the Administrator’s election, including (a) by directing the Company to retain shares of Common Stock from the Option or SAR exercise, RSU vesting or release of the Award, (b) by directing the Company to sell or arrange for the sale of shares of Common Stock that the Participant acquires at the Option or SAR exercise or release of the Award, (c) by tendering previously owned shares of Common Stock, (d) by attesting to his or her ownership of shares of Common Stock (with the distribution of net shares), or (e) by having a broker tender to the Company cash equal to the withholding taxes, subject in each case to a withholding of no more than the minimum applicable tax withholding rate or such other rate that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity.
22.
Transfers, Assignments or Pledges. Unless the Administrator otherwise approves in advance in writing or as set forth below, an Award may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person, except by will or by operation of applicable laws of descent and distribution. If necessary to comply with Rule 16b-3 under the Exchange Act, the Participant may not transfer or pledge shares of Common Stock acquired under an Award until at least six months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing. The Administrator may, in its sole discretion, expressly provide that a Participant may

B-12 FORTIVE CORPORATION 2025 PROXY STATEMENT

transfer his or her Award, without receiving consideration, to (a) members of the Participant’s immediate family, children, grandchildren, or spouse, (b) a trust in which the Participant and/or such family members collectively have more than 50% of the beneficial interest, or (c) any other entity in which the Participant and/or such family members own more than 50% of the voting interests.
23.
Amendment or Termination of Plan and Awards. The Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment may have a material adverse effect on any Participant or beneficiary with respect to any previously declared Award, unless the Participant’s or beneficiary’s consent is obtained. Except as required by law or by Section 16 above in the event of a Substantial Corporate Change, the Administrator may not, without the Participant’s or beneficiary’s consent, modify the terms and conditions of an Award so as to have a material adverse effect on the Participant or beneficiary. Notwithstanding the foregoing to the contrary, the Board reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally modify the Plan and any Awards made thereunder to ensure all Awards and Award agreements provided to Participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A including, but not limited to, the ability to increase the exercise or purchase price of an Award (without the consent of the Participant) to the Fair Market Value on the date the Award was granted; provided, however that the Company makes no representations that the Plan or any Awards will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any Award made thereunder.
24.
Privileges of Stock Ownership. No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued to such Participant.
25.
Effect on Other Plans. Whether receiving or exercising an Award causes the Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.
26.
Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a Director, Employee, or agent of the Company or any of its Subsidiaries shall be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he or she executes in such other capacity. The Company will indemnify and hold harmless each Director, Employee, or agent of the Company or any of its Subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.
27.
No Employment Contract. Nothing contained in this Plan constitutes an employment contract between the Company and any Participant. The Plan does not give any Participant any right to be retained in the Company’s employ or service, nor does it enlarge or diminish the Company’s right to terminate the Participant’s employment or service.
28.
Governing Law. The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation. Any dispute that arises with respect to this Plan or any Award granted under this Plan shall be conducted in the courts of New Castle County in the State of Delaware, or the United States Federal court for the District of Delaware.
29.
Duration of Plan. The Plan shall become effective as of June 3, 2025, and except as otherwise expressly provided by the Administrator, shall govern all Awards previously or subsequently granted hereunder. Unless the Board extends the Plan’s term, the Administrator may not grant Awards under the Plan after February 24, 2035. The Plan will then continue to govern unexercised and unexpired Awards.
30.
Clawback. Each Award granted under the Plan is subject to the terms of the Fortive Corporation Clawback Policy as it exists from time to time (a copy of the Clawback Policy as it exists from time to time is available on the Company’s internal website) if and to the extent such Clawback Policy by its terms applies to such Award, and to the terms required by applicable law.
31.
Section 409A Requirements. The Plan as well as payments and benefits under the Plan are intended to be exempt from or, to the extent subject thereto, to comply with, Code Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A,

FORTIVE CORPORATION 2025 PROXY STATEMENT B-13

the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Code Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Code Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Code Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.
32.
Code Section 162(m) Grandfathered Awards. For Awards that were granted pursuant to a written binding contract on or before November 2, 2017 that are not materially modified thereafter (within the meaning of Code Section 162(m)) and that were intended, at the time of grant, to qualify as “performance-based compensation” under Code Section 162(m) as in effect prior to January 1, 2018 (hereinafter referred to as “Grandfathered Awards”), the following provisions shall apply:
(a)
The Administrator with respect to all Grandfathered Awards shall be a committee composed only of individuals who qualify as “outside directors” within the meaning of Code Section 162(m).
(b)
The Administrator’s discretion to deem some or all of the Performance Objectives under a Grandfathered Award to have been achieved (in whole or in part) upon Retirement or other termination of employment shall be exercised in a manner that is consistent with the requirements of Code Section 162(m).
(c)
The provisions of the Plan that were in effect prior to the Amendment Effective Date shall continue to apply, and are incorporated herein by reference, to the extent needed for Grandfathered Awards to continue to qualify as “performance- based compensation” under Code Section 162(m). In addition, to the extent any changes to the Plan that became effective on the Amendment Effective Date would cause a Grandfathered Award to cease to qualify as such, such change shall not be applicable to such Grandfathered Award.

B-14 FORTIVE CORPORATION 2025 PROXY STATEMENT

FORTIVE

Fortive Corporation
6920 Seaway Boulevard, Everett, WA 98203
425.446.5000 | **www.fortive.com**

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LOGO FORTIVE FORTIVE CORPORATION 6920 SEAWAY BLVD EVERETT, WA 98203 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 2, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 29, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction card. During The Meeting - Go to www.virtualshareholdermeeting.com/FTV2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 2, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 29, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V68340-P25350-Z89328 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FORTIVE CORPORATION The Board of Directors recommends you vote FOR the following: 1. To elect the following nominees to serve as Directors, each for a one-year term expiring at the 2026 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified: Nominees: 1a. Eric Branderiz 1b. Daniel L. Comas 1c. Sharmistha Dubey 1d. Rejji P. Hayes 1e. Wright Lassiter III 1f. James A. Lico 1g. Kate D. Mitchell 1h. Gregory J. Moore 1i. Jeannine P. Sargent For Against Abstain The Board of Directors recommends you vote FOR Proposal 2. 2. To approve on an advisory basis Fortive's named executive officer compensation. The Board of Directors recommends you vote FOR Proposal 3. 3. To approve the amendment and restatement of the 2016 Stock Incentive Plan to extend the term of the plan. The Board of Directors recommends you vote FOR Proposal 4. 4. To ratify the appointment of Ernst & Young LLP as Fortive's independent registered public accounting firm for the year ending December 31, 2025. The Board of Directors recommends you vote AGAINST Proposal 5. 5. To act upon a shareholder proposal to amend Fortive's governing documents to reduce the ownership requirement for shareholders to call a special meeting from 25% of Fortive's common stock to 10%. NOTE: To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain For Against Abstain For Against Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com V68341-P25350-Z89328 FORTIVE CORPORATION Annual Meeting of Shareholders June 3, 2025 This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Peter C. Underwood and Daniel B. Kim, and each of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FORTIVE CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held in virtual only meeting format at 3:00 p.m., PDT on June 3, 2025, via www.virtualshareholdermeeting.com/FTV2025 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted: FOR the election of each of the director nominees listed in Proposal 1, FOR Proposals 2, 3, and 4, and AGAINST Proposal 5. Continued and to be signed on reverse side

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